As filed with the Securities and Exchange Commission on April 23, 2012
Registration No. 333-179941

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
Amendment No. 1
to
Form S-1

 REGISTRATION STATEMENT
 UNDER
 THE SECURITIES ACT OF 1933
Prosper Funding LLC
(Exact name of registrant as specified in its charter)

Delaware	6199	45-4526070
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

111 Sutter Street, 22nd Floor
San Francisco, CA  94104
(415) 593-5400
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sachin Adarkar, Esq.
Secretary
111 Sutter Street, 22nd Floor
San Francisco, CA  94104
(415) 593-5400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Keir D. Gumbs, Esq. Covington & Burling LLP 1201 Pennsylvania Avenue, NW Washington, DC 20004 (202) 662-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Securities Exchange Act of 1934. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-accelerated Filer ☒	Smaller Reporting Company ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 23, 2012

PROSPER FUNDING LLC

$500,000,000 Borrower Payment Dependent Notes

This is a public offering to lender members of Prosper Funding LLC of up to $500,000,000 in principal amount of Borrower Payment Dependent Notes, or “Notes”.

Each series of Notes will be dependent for payment on payments we receive on a specific borrower loan described in a listing posted on our peer-to-peer online credit platform, which we refer to as the “platform.”  All listings on the platform are posted by individual consumer borrower members of Prosper Funding LLC requesting individual consumer loans, which we refer to as “borrower loans.”

Important terms of the Notes include the following, each of which is described in detail in this prospectus:
•

The Notes are special, limited obligations of Prosper Funding LLC only and are not obligations of its parent company, Prosper Marketplace, Inc., or “PMI”, or the borrowers under the corresponding borrower loans.

•

Our obligation to make payments on a Note will be limited to an amount equal to the Note holder’s pro rata share of amounts we receive with respect to the corresponding borrower loan, net of any servicing fees.   Neither we nor PMI guarantees payment of the Notes or the corresponding borrower loans.

•
The Notes will bear interest from the date of issuance, have a fixed rate, be payable monthly and have an initial maturity of one, three or five years from issuance.  We may add additional Note terms from time to time.

•	A Note holder’s recourse will be extremely limited in the event that borrower information is inaccurate for any reason.

We will offer the Notes to our lender members at 100% of their principal amount.  The Notes will be offered only through our website, and there will be no underwriters or underwriting discounts.

The Notes will be issued in electronic form only and will not be listed on any securities exchange.  The Notes will not be transferable except through the Folio Investing Note Trader platform, or the “Note Trader Platform,” operated and maintained by FOLIOfn Investments, Inc., a registered broker-dealer.  There can be no assurance, however, that a market for Notes will develop on the Note Trader platform.  Therefore, note purchasers must be prepared to hold their Notes to maturity.

This offering is highly speculative and the Notes involve a high degree of risk.  Investing in the Notes should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” on page 22.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is _____, 2012

PROSPER FUNDING LLC

i

ABOUT THIS PROSPECTUS

This prospectus describes our offering of Borrower Payment Dependent Notes, or “Notes.”  This prospectus is part of a registration statement filed with the Securities and Exchange Commission, which we refer to as the “SEC.” This prospectus, and the registration statement of which it forms a part, speak only as of the date of this prospectus.   We will supplement this registration statement from time to time as described below.

Unless the context otherwise requires, we use the terms “the Company,” “our company,” “we,” “us” and “our” in this prospectus to refer to Prosper Funding LLC, a Delaware limited liability company.  We are a wholly-owned subsidiary of Prosper Marketplace, Inc., a Delaware corporation, or “PMI”.

The offering described in this prospectus is a continuous offering pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).  We offer Notes continuously, and sales of Notes through the platform occur on a daily basis.  When we post a loan request on our website, that posting constitutes an offer by us to sell the series of Notes corresponding to that request.  We refer to a posted loan request as a “loan listing” or a “listing”.  We prepare regular supplements to this prospectus, which we refer to as “listing reports”.  In each listing report, we provide information about the most recent loan listings posted on our website and the series’ of Notes that correspond to those listings.  We will also regularly file prospectus supplements that we refer to as “sales reports”, describing the bidding history and maturity date for each series of Notes sold through the platform.  These prospectus supplements will provide information about the Notes that will correspond to the information contained in the corresponding borrower listings.  We will also post these listing and sales reports on our website.

We will prepare prospectus supplements to update this prospectus for other purposes, such as to disclose changes to the terms of our offering of the Notes, provide quarterly updates of our financial and other information included in this prospectus and disclose other material developments.  We will file these prospectus supplements with the SEC pursuant to Rule 424(b) and post them on our website.  When required by SEC rules, such as when there is a “fundamental change” in our offering or the information contained in this prospectus, or when an annual update of our financial information is required by the Securities Act or SEC rules, we will file post-effective amendments to the registration statement of which this prospectus forms a part, which will include either a prospectus supplement or an entirely new prospectus to replace this prospectus.  We currently anticipate that post-effective amendments will be required, among other times, when we change material terms of the Notes.

The Notes are not available for offer and sale to residents of every state.  Our website will indicate the states where residents may purchase Notes.  We will post on our website any special suitability standards or other conditions applicable to purchases of Notes in certain states that are not otherwise set forth in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC in connection with this offering.  In addition, we are required to file annual, quarterly and current reports and other information with the SEC.  You may read and copy the registration statement and any other documents we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and the exhibits, schedules and amendments to the registration statement.  Some items are omitted in accordance with the rules and regulations of the SEC.  For further information with respect to us and the Notes, we refer you to the registration statement and to the exhibits and schedules to the registration statement filed as part of the registration statement.  Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  You should read the following summary together with the more detailed information appearing in this prospectus, including our financial statements and related notes, and the risk factors beginning on page 10, before deciding whether to purchase our Notes.

Prosper Funding LLC operates a peer-to-peer online credit platform, which we refer to as the “platform”, that enables its borrower members to borrow money and its lender members to purchase Borrower Payment Dependent Notes, or Notes, issued by Prosper Funding LLC, the proceeds of which facilitate the funding of the loans made to borrower members.  Prosper Funding LLC is a wholly-owned subsidiary of Prosper Marketplace, Inc.  We use the terms “we”, “us” and “our” to refer to Prosper Funding LLC, and we use the term “PMI” to refer to Prosper Marketplace, Inc.

About the Platform

PMI developed the platform and owns the proprietary technology that makes operation of the platform possible.   We have entered into a Servicing Agreement with PMI pursuant to which PMI has licensed to us the right to operate the platform, and we have appointed PMI to provide certain administrative services relating to the platform (the “Servicing Agreement”).     Prior to the commencement of this offering, PMI operated the platform directly, facilitated the origination of loans by WebBank through the platform and issued and sold notes corresponding to those loans.  We refer to borrower loans originated and notes issued and sold through the platform prior to the commencement of this offering as “PMI Borrower Loans” and “PMI Notes”, respectively.

Loan Listings.    A loan listing, or a listing, is a request by a borrower member for a borrower loan in a specified amount that is posted on the platform by the borrower member.    We refer to a borrower member who posts a loan listing as an “applicant” and an applicant who obtains a loan through the platform as a “borrower”.  Each listing sets forth the desired loan amount, interest rate and corresponding yield percentage, the minimum amount of total bids required for the loan to fund, the Prosper Rating and estimated loss rate for the listing, the applicant’s debt-to-income ratio, certain credit information from the applicant’s credit report, the applicant’s numerical credit score range, and the applicant’s self-reported annual income range, occupation and employment status.

The Prosper Rating  is  a proprietary credit rating that we assign to each listing.  The Prosper Rating is a letter that indicates the level of risk associated with a listing and corresponds to an estimated average annualized loss rate range for the listing.  There are currently seven Prosper Ratings, represented by seven letter scores, but this, as well as the loss ranges associated with each, may change over time as the marketplace dictates.  The estimated loss rate for each listing is based on two scores: a consumer reporting agency score and an in-house custom score calculated using the historical performance of previous borrower loans with similar characteristics.  We will use these two scores to determine an estimated loss rate for each listing, which correlates to a Prosper Rating.  This rating system allows us to maintain consistency when assigning a rating to a listing.  See “About the Platform – Risk Management.” for more information.

Bidding on Listings.    A bid on a listing is a lender member’s commitment to purchase a Note in the principal amount of the lender member’s bid that will be dependent for payment on the payments we receive on the borrower loan described in the listing.  After a listing is posted, lender members can place bids on that listing until the listing has received bids totaling the requested loan amount.    Currently, a bid may be between $25 and the full amount of the requested loan amount.  A lender member who wishes to bid on a listing must have funds in the amount of the bid in his lender member account at the time the bid is made. See “About the Platform - Structure of Lender Member Accounts and Treatment of Lender Member Balances” for more information.  Once a bid is placed, it is irrevocable, and the amount of the bid may not be withdrawn from the lender member’s account, unless the bidding period expires without the listing having received enough bids to be funded. Once the listing has received bids totaling the requested loan amount, no further bids can be placed.    The maximum length of the bidding period is 14 days.    If the listing does not receive bids equal to or exceeding the minimum amount required for the listing to fund by the close of the fourteenth day after the listing is posted, the listing will terminate and will not be funded.

Borrower Loans.    If at the end of the bidding period the listing has received bids equal to or exceeding the minimum amount required to fund, a loan will be made to the applicant in an amount equal to the total amount of all winning bids.  All borrower loans are unsecured obligations of individual borrower members with a fixed interest rate set by us and a loan term currently set at one, three or five years, although we may expand the range of available loan terms in the future to between three months and seven years.  The minimum and maximum principal amounts for borrower loans are currently $2,000 and $25,000, respectively.  All borrower loans are funded by WebBank, a Federal Deposit Insurance Corporation (“FDIC”) insured, Utah-chartered industrial bank.    After funding a loan, WebBank sells and assigns the loan to us, without recourse to WebBank, in exchange for the principal amount of the borrower loan.    WebBank has no obligation to Note holders.

For all borrower loans, we verify the applicant’s identity against data from consumer reporting agencies and other identity and anti-fraud verification databases.  Loan listings can be posted without our obtaining any documentation of the applicant’s ability to afford the loan.    In some instances, we verify the income or employment information provided by applicants in listings.    This verification is normally done after the listing has been created but before the loan is funded, and therefore the results of the verification process are not reflected in the loan listings.    See “About the Platform – Borrower Identity and Financial Information Verification.”

The Notes. We issue and sell a series of Notes for each borrower loan that is funded on the platform.  The Notes are sold to the lender members who successfully bid on the corresponding loan listing in the principal amounts of their respective bids.  Each series of Notes is dependent for payment on payments we receive on the corresponding borrower loan.  We use the proceeds of each series of Notes to purchase that loan from Web Bank.

We will pay each Note holder principal and interest on the Note in an amount equal to each such Note’s pro rata portion of the principal and interest payments, if any, we receive on the corresponding borrower loan, net of our servicing fee, which is currently set at 1%, but which we may increase in the future to an amount that is greater than 1% but less than or equal to 3%.  We will pay Note holders any other amounts we receive on the corresponding borrower loans, including late fees and prepayments, subject to our servicing fee, except that we will not pay to Note holders any non-sufficient funds fees for failed borrower payments that we receive.  In addition, the funds available for payment on the Notes will be reduced by the amount of any collection fees a third-party collection agency charges for services rendered in connection with the corresponding borrower loan.  Notwithstanding the foregoing, no payments will be made on any Note after its final maturity date.  See “The Offering - Final maturity date/Extension of maturity date.”

Under our lender member registration agreement, in the event of a material default under a series of Notes due to verifiable identity theft of the named borrower’s identity, we will repurchase such Notes from the relevant lender members.  In the event we breach any of our other representations and warranties in the lender registration agreement pertaining to the Notes, and such breach materially and adversely affects a series of Notes, we will either indemnify the lender members, repurchase that series of Notes or cure the breach.  See “About the Platform—Our Note Repurchase and Indemnification Obligations.”

Servicing.    We are responsible for servicing the borrower loans and Notes.  Following our purchase of borrower loans and our sale of Notes corresponding to the borrower loans, we begin servicing the borrower loans and Notes.  We have entered into a servicing agreement with PMI, pursuant to which we have engaged PMI to assist us in performing these duties.  Borrower loans that become more than 30 days past-due are referred to a third party collection agency for collection. See “About the Platform – Loan Servicing and Collection.”

Quick Invest.  The platform includes a loan search tool, Quick Invest, that makes it easier for lender members to identify Notes that meet their investment criteria.  A lender member using Quick Invest is asked to indicate (i) the Prosper Rating or Ratings she wishes to use as search criteria, (ii) the total amount she wishes to invest and (iii) the amount she wishes to invest per Note. Quick Invest then compiles a basket of Notes for her consideration that meet her search criteria.  If the pool of Notes that meet her criteria exceeds the total amount she wishes to invest, Quick Invest selects Notes from the pool based on how far the listings corresponding to the Notes have progressed through the loan verification process, i.e.,  Notes from the pool that correspond to listings for which we have completed the verification process will be selected first.  If the pool of Notes that meet the lender member’s criteria and for which we have completed verification still exceeds the amount she wishes to invest, Quick Invest selects Notes from that pool based on the principle of first in, first out, i.e.,  the Notes from the pool with the corresponding listings that were posted earliest will be selected first.  If the lender member’s search criteria include multiple Prosper Ratings, Quick Invest divides the lender’s basket into equal portions, one portion representing each Prosper Rating selected. To the extent available Notes with these Prosper Ratings are insufficient to fill the lender member’s order, the lender member is advised of this shortfall and given an opportunity either to reduce the size of her order or to modify her search criteria to make her search more expansive.  The Auto Quick Invest feature allows lender members (i) to have Quick Invest searches run on their designated criteria automatically each time new listings are posted on the platform, and (ii) to have bids placed automatically on any Notes identified by each such search.  See “About the Platform—How to Bid to Purchase Notes—Quick Invest.”

Corporate Information

PMI was incorporated in the State of Delaware in March 2005, and formed Prosper Funding LLC in the State of Delaware in February 2012.  Our principal executive offices are located at 111 Sutter Street, 22nd Floor, San Francisco, California 94104.  Our telephone number at this location is (415) 593-5400.  Our website address is www.prosper.com.  The information contained on our website is not incorporated by reference into this prospectus.

We have been organized and will be operated in a manner that is intended (i) to minimize the likelihood that we will become subject to bankruptcy proceedings, and (ii) to minimize the likelihood that we would be substantively consolidated with PMI, and thus having our assets subject to claims by PMI’s creditors, if PMI files for bankruptcy.  This is achieved by placing certain restrictions on our activities and implementing certain formalities designed to expressly reinforce our status as a distinct corporate entity from PMI. See “Information About Prosper Funding LLC.”

THE OFFERING

Issuer	Prosper Funding LLC

Securities offered	Borrower Payment Dependent Notes, or “Notes,” issued in series, with each series dependent for payment on payments we receive on a specific borrower loan.

Offering price	100% of the principal amount of each Note.

Initial maturity date
Maturities are for one, three or five years and match the maturity date of the corresponding borrower loan. We may in the future extend the range of available loan terms to between three months and seven years, at which time the Notes will have terms between three months and seven years.

Final maturity date/Extension of maturity date
The final maturity date of each Note is the date that is one year after the initial maturity date. Each Note will mature on the initial maturity date, unless any principal or interest payments in respect of the corresponding borrower loan remain due and payable to us upon the initial maturity date, in which case the maturity of the Note will be automatically extended to the final maturity date. If there are any amounts under the corresponding borrower loan still due and owing to us after the final maturity date, we will have no further obligation to make payments on the Notes even if we receive payments on the corresponding borrower loan after the final maturity date. However, because we may, in our sole discretion and subject to our servicing standard, amend, modify, sell to a third-party debt purchaser or charge-off the borrower loan at any time after the 31st day of its delinquency, and because we generally charge-off a loan after it becomes more than 120 days past due, a borrower loan may never reach its final maturity date.

Interest rate	Each series of Notes will have a stated, fixed interest rate equal to its yield percentage determined by us, which is the interest rate for the corresponding borrower loan, net of servicing fees.

Setting interest rate for Notes
Interest rates vary among the Notes, but each series of Notes that corresponds to a single borrower loan will have the same interest rate. We set the interest rates for borrower loans based on their Prosper Ratings, as well as additional factors such as loan terms, group affiliations, the economic environment and competitive conditions.  The interest rate on each Note is equal to the interest rate on the corresponding borrower loan, net of servicing fees. See “About the Platform—Setting Interest Rates.”

Payments on the Notes
We will pay principal and interest on any Note a lender member purchases in an amount equal to the lender member’s pro rata portion of the principal and interest payments, if any, we receive on the corresponding borrower loan, net of servicing fees and other charges.
See “—Servicing Fees and Other Charges.” Each Note will provide for monthly payments over a term equal to the corresponding borrower loan. The payment dates for the Notes will fall on the sixth business day after the due date for each installment of principal and interest on the corresponding borrower loan. See “Summary of Material Agreements—Indenture as Form of Notes” for more information.

Borrower loans
Lender members will designate us to apply the proceeds from the sale of each series of Notes to our purchase of the corresponding borrower loan from WebBank. Each borrower loan is a fully amortizing consumer loan made by WebBank to an individual borrower member. Borrower loans currently have a term of one, three or five years, but we may in the future extend the range of available loan terms to between three months and seven years. Borrower members may request loans within specified minimum and maximum principal amounts (currently between $2,000 and $25,000), which are subject to change from time to time. WebBank subsequently sells and assigns the borrower loans to us without recourse in exchange for the principal amount of the borrower loan. Borrower loans are repayable in monthly installments and are unsecured and unsubordinated. Borrower loans may be repaid at any time by the borrowers without prepayment penalty. We verify each applicant’s identity against data from consumer reporting agencies and other identity and anti-fraud verification databases.  Loan listings can be posted without our obtaining any documentation of the applicant’s ability to afford the loan. We sometimes verify the income or employment information provided by applicants. This verification is normally done after the listing has been created but before the loan has funded, and therefore the results of the verification are not reflected in the listings. See “About the Platform – Borrower Identity and Financial Information Verification” for more information.

Security Interest—Ranking
The Notes will not be contractually senior or contractually subordinated to other indebtedness, if any, that we incur. All Notes will be special, limited obligations of Prosper Funding LLC. We were formed by PMI so that, in the event of PMI’s bankruptcy, the borrower loans we own should be shielded from claims by PMI’s creditors, thereby protecting the interests of Note holders in those borrower loans.  This is achieved by placing certain restrictions on our activities, including restrictions in our organizational documents on our ability to incur additional indebtedness, and implementing certain formalities designed to expressly reinforce our status as a distinct corporate entity from PMI. Nevertheless, the Notes themselves do not restrict our incurrence of other indebtedness or the grant or imposition of liens or security interests on our assets, and holders of the Notes do not themselves have a security interest in the corresponding borrower loan or the proceeds of that loan.  Accordingly, in the event of a bankruptcy or similar proceeding of Prosper Funding LLC, the relative rights of a holder of a Note may be uncertain. To further limit the risk of our insolvency, we have therefore granted the indenture trustee, for the benefit of the Note holders, a security interest in all of the borrower loans, all payments and proceeds we receive on the borrower loans and in the bank account in which the borrower loan payments are deposited. The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the indenture, which would include our becoming subject to a bankruptcy or similar proceeding. Only the indenture trustee, not the holders of the Notes, has a security interest in the above collateral. If the indenture trustee were to exercise its legal rights to the collateral, the indenture provides that amounts collected on a borrower loan (minus allowable fees and expenses) are to be applied to amounts due and owing on the corresponding Note.  There can be no assurance, however, that the indenture trustee, or ultimately the Note holders, would realize any amounts from the collateral.  See “Risk Factors—Risks Related to Prosper Funding LLC, the Platform and Our Ability to Service the Notes” for more information.

Servicing fees and Other Charges
We subtract a servicing fee from every loan payment we receive. The amount of the servicing fee with respect to a particular payment is calculated by (a) multiplying the applicable annual servicing fee rate by a fraction, the numerator of which is equal to the number of days since the borrower’s last payment and the denominator of which is 365, and (b) multiplying the product obtained by the outstanding principal balance of the loan prior to applying the current payment.  The annual servicing fee rate is currently set at 1%, but we may increase that in the future to a rate greater than 1% but less than or equal to 3%. Listings set forth the applicable servicing fee.  Because servicing fees reduce the effective yield to lenders, the yield percentage displayed in each listing is net of servicing fees.

Any non-sufficient funds fees charged to a borrower’s account will be retained by us as additional servicing compensation. If a borrower loan enters collection, the collection agency will charge a collection fee of between 17% and 30% of any amounts that are obtained, in addition to any legal fees incurred in the collection effort. The collection fee will vary depending on the collection agency used. The collection fees charged by the various collection agencies can be accessed through hyperlinks from the bidding page on the platform. These fees will correspondingly reduce the amounts of any payments lender members receive on the corresponding Notes and are not reflected in the yield percentage displayed in listings.

We will pay lender members any late fees we receive on borrower loans.

Use of proceeds	We will use the proceeds of each series of Notes to purchase the corresponding borrower loan.

Electronic form and transferability
The Notes will be issued in electronic form only and will not be listed on any securities exchange. The Notes will not be transferable except through the Folio Investing Note Trader platform operated and maintained by FOLIOfn Investments, Inc., a registered broker-dealer. There can be no assurance that a market for the Notes will develop on the Note Trader platform and, therefore, lender members must be prepared to hold their Notes to maturity. See “About the Platform—Note Trader Platform” for more information.

U.S. federal income tax consequences	Although the matter is not free from doubt, we intend to treat the Notes as our debt instruments that have original issue discount (“OID”) for U.S. federal income tax purposes. Accordingly, if you hold a Note, you will be required to include OID currently as ordinary interest income for U.S. federal income tax purposes (which may be in advance of interest payments on the Note) if the Note has a maturity date of more than one year, regardless of your regular method of tax accounting. If the Note has a maturity of one year or less, (1) if you are a cash-method taxpayer, in general, you will not have to include OID currently in income on your Note unless you elect to do so, and (2) if you are an accrual-method taxpayer, in general, you will have to include OID currently in income on your Note. You should consult your own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes). See “Material U.S. Federal Income Tax Considerations” for more information.

Financial suitability
To purchase Notes, lender members located in Idaho or Missouri must meet one or more of the following suitability requirements:

a. (i) You must have an annual gross income of at least $70,000; (ii) your net worth must be at least $70,000; and (iii) the total amount of Notes you purchase cannot exceed 10% of your net worth; or

b. (i) Your net worth must be at least $250,000; and (ii) the total amount of Notes you purchase cannot exceed 10% or your net worth.

For purposes of these suitability requirements, you and your spouse are considered to be a single person. In addition, the following definitions apply:

"annual gross income" means the total amount of money you earn each year, before deducting any amounts for taxes, insurance, retirement contributions or any other payments or expenses;

"net worth" means the total value of all your assets, minus the total value of all your liabilities. The value of an asset is equal to the price at which you could reasonably expect to sell it. In calculating your net worth, you should only include assets that are liquid, meaning assets that consist of cash or something that could be quickly and easily converted into cash, such as a publicly-traded stock. You shouldn't include any illiquid assets, such as homes, home furnishings or cars;

"net investment" means the principal amount of Notes purchased, minus principal payments received on the Notes.

Lender members should be aware that we may apply more restrictive financial suitability standards or maximum investment limits to residents of certain states. If established, before making commitments to purchase Notes, each lender member will be required to represent and warrant that he or she meets these minimum financial suitability standards and maximum investment limits. See “Financial Suitability Requirements” for more information.

The following diagram illustrates the basic structure of the platform for a single series of Notes.  This graphic does not demonstrate many details of the platform, including the effect of prepayments, late payments, late fees or collection fees.    See “About the Platform” for more information.

 FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “intend,” “anticipate,” “plan,” “continue” or similar expressions. In particular, information appearing under “About the Platform,” “Risk Factors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus includes forward-looking statements. Forward-looking statements inherently involve many risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management and is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

•	the performance of our Borrower Payment Dependent Notes or “Notes”, which, in addition to being speculative investments, are special, limited obligations that are not guaranteed or insured;

•	our ability to make payments on the Notes, including in the event that borrowers fail to make payments on the corresponding loans;

•	the reliability of the information about borrowers that is supplied by borrowers;

•	our ability to service the loans, and our ability or the ability of a third party debt collector to pursue collection against any borrower, including in the event of fraud or identity theft;

•	credit risks posed by the creditworthiness of borrowers, the lack of a maximum debt-to-income ratio for borrowers, and the effectiveness of our credit rating systems;

•	actions by some borrowers to defraud lender members and risks associated with identity theft;

•	our limited operational history and lack of significant historical performance data about borrower performance;

•	the impact of current economic conditions on the performance of the Notes and loss rates of the Notes;

•	payments by borrowers on the loans in light of the facts that the loans do not impose restrictions on additional borrower debt and do not include cross-default provisions;

•	our compliance with applicable local, state and federal law, including the Investment Advisers Act of 1940, the Investment Company Act of 1940 and other laws;

•	potential efforts by state regulators or litigants to characterize us or PMI, rather than WebBank, as the lender of the borrower loans;

•	the application of federal and state bankruptcy and insolvency laws to borrowers, us and PMI;

•	the impact of borrower defaults and prepayments on the returns on the Notes;

•	the lack of a public trading market for the Notes and any inability to resell the Notes on the Note Trader platform;

•	the federal income tax treatment of an investment in the Notes;

•
our ability to prevent security breaches, disruptions in service, and comparable events that could compromise the personal and confidential information held on our data systems, reduce the attractiveness of the platform or adversely impact our ability to service loans;

•	the resolution of pending litigation involving PMI, including any state or federal securities litigation; and

•	our ability to compete successfully in the peer-to-peer and consumer lending industry.

       There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does occur, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus for a description of certain risks that could, among other things, because our actual results to differ from these forward-looking statements.

     All forward-looking statements speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

RISK FACTORS

Our Notes involve a high degree of risk.  You should carefully consider the risks described below before making a decision to invest in the Notes.  If any of the following risks actually occurs, you might lose all or part of your investment in the Notes.

Risks Related to Borrower Default

The Notes are risky and speculative investments for suitable investors only.

You should be aware that the Notes offered through the platform are risky and speculative investments.  The Notes are special, limited obligations of ours and depend entirely on payments to us of obligations of borrower members under the corresponding borrower loans.  Notes are suitable only for lender members of adequate financial means.  If you cannot afford to lose the entire amount of your investment in the Notes you purchase, you should not invest in the Notes.

Payments on the Notes depend entirely on payments we receive on corresponding borrower loans.  If a borrower fails to make any payments on the corresponding borrower loan related to your Note, you will not receive any payments on your Note.

We will only make payments pro rata on a series of Notes after we receive a borrower’s payment on the corresponding borrower loan, net of our servicing fees.  We will not pay lender members any non-sufficient funds fees we receive, and the funds available for payment on the Notes will be reduced by the amount of any collection fees a third-party collection agency charges.  Under the terms of the Notes, if we do not receive payments on the corresponding borrower loan, you will not receive any payments on your Note.

Information supplied by applicants may be inaccurate or intentionally false. Information regarding income and employment is not verified in many cases.

Applicants supply a variety of information regarding the purpose of the loan, income, occupation, and employment status that is included in borrower listings.  We do not verify the majority of this information, which may be inaccurate or intentionally false.  Applicants may misrepresent their intentions for the use of borrower loan proceeds.  Neither we nor WebBank verifies any statements by applicants as to how loan proceeds are to be used and do not confirm after loan funding how loan proceeds were used.  All listings are posted on the platform without our verifying the information provided by the applicant, including the borrower’s stated income, employment status or occupation.  Lender members should not rely on an applicant’s self-reported information such as income, employment status, or occupation in making investment decisions.  In the cases in which we select applicants for income and employment verification, the verification is normally done after the listing has been created but prior to the time the borrower loan is funded.  From the period from July 14, 2009 to December 31, 2011 PMI verified employment and/or income on approximately 47% of the PMI Borrower Loans originated through the platform on a unit basis (8,904 out of 19,059) and approximately 67% of originations on a dollar basis ($75,308,364 out of $113,074,405).  PMI selected these listings based on the same combination of factors we use in selecting listings for additional verification, including amount of loan requested, Prosper Rating, debt-to-income ratio and stated income.  Listings do not disclose the identity of applicants, and lender members have no ability to obtain or verify applicant information either before or after they purchase a Note.   If you rely on false, misleading or unverified information supplied by applicants in deciding to purchase Notes, you may lose part or all of the purchase price you pay for a Note. See “About the Platform—Borrower Identity and Financial Information Verification” for more information.

The Notes are special, limited obligations of Prosper Funding LLC only and are not directly secured by any collateral or guaranteed or insured by any third party.

The Notes will not represent an obligation of borrowers, PMI or any other party except Prosper Funding LLC, and are special, limited obligations of Prosper Funding LLC.  The Notes are not directly secured by any collateral and are not guaranteed or insured by any governmental agency or instrumentality or any third party.  Although we have granted the indenture trustee, for the benefit of the Note holders, a security interest in all of the borrower loans, all payments and proceeds received by us on the borrower loans and in the bank account in which the borrower loan payments are deposited, the Note holders do not themselves have a security interest in the borrower loans or the right to payment thereunder.  If an event of default under the indenture were to occur, the Note holders would be dependent on the indenture trustee’s ability to realize on the collateral and make payments on the Notes in the manner contemplated by the indenture.

The borrower loans are not secured by any collateral or guaranteed or insured by any third party, and you must rely on us or a third-party collection agency to pursue collection against any borrower.

Borrower loans are unsecured obligations of borrower members.  They are not secured by any collateral, and they are not guaranteed or insured by any third party or backed by any governmental authority in any way.  We and our designated third-party collection agencies will, therefore, be limited in our ability to collect on borrower loans.  Moreover, borrower loans are obligations of borrowers to Prosper Funding LLC as successor to WebBank, not obligations to the holders of Notes.  Holders of the Notes will have no recourse to the borrowers and no ability to pursue borrowers to collect payments under borrower loans.  Holders of the Notes may look only to Prosper Funding LLC for payment of the Notes.  Furthermore, if a borrower fails to make any payments on the borrower loan, the holders of the Notes corresponding to that borrower loan will not receive any payments on their Notes.  The holders of such Notes will not be able to pursue collection against the borrower and will not be able to obtain the identity of the borrower in order to contact the borrower about the defaulted borrower loan.

Some of the borrowers on the platform have “subprime” credit ratings, are considered higher than average credit risks, and may present a high risk of loan delinquency or default.

A “subprime” credit rating is traditionally defined as a FICO score below 640.  Although we use Experian’s Scorex PLUS credit score, not FICO, and thus cannot precisely identify which of the borrowers on the platform meet the traditional definition of “subprime”, we may have borrowers on the platform who have “subprime” credit ratings.  Most of these borrowers are people who have had difficulty obtaining loans from other sources, including banks and other financial institutions, on favorable terms, or on any terms at all, due to credit problems, limited credit histories, adverse financial circumstances, or high debt-to-income ratios, but who have successfully borrowed through the platform on at least one prior occasion.   Acquiring Notes that are dependent on payments we receive on the corresponding borrower loans of such borrowers may present a high risk of loan delinquency or default.  See “Risk Management” for more information.

Prior to the commencement of this offering, PMI operated the platform directly, facilitated the origination of loans by WebBank through the platform and issued and sold notes corresponding to those loans.  We refer to borrower loans originated and notes issued and sold by PMI as “PMI Borrower Loans” and “PMI Notes”, respectively.  From July 13, 2009 to December 31, 2011, PMI facilitated 18,913 PMI Borrower loans with an average original principal amount of $5,867 and an aggregate original principal amount of $110,962,794 on the platform.   As of December 31, 2011, of these 18,913 PMI Borrower Loans, 75.6% were current or had not reached their first billing cycle, 15.9% were paid in full, 1.9% were 1- 30 days past due, 2.3% were more than 30 days past due, and 4.3% had defaulted (a PMI Borrower Loan is considered to have defaulted when it is more than 120 days past due or has been discharged in bankruptcy).  In addition, of these 18,913 PMI Borrower Loans:

•	1,811, or 10%, have been more than 15 days past due on at least one occasion;

•	1,356, or 7%, have been more than 30 days past due on at least one occasion;

•	1,147, or 6%, have been more than 60 days past due on at least one occasion;

There can be no assurance that historical loss rates for PMI Borrower Loans will be indicative of future loss rates or the likelihood of the delinquency or default on our borrower loans. See “About the Platform—Historical Performance of PMI Borrower Loans” and “Risk Factors—Risks Relating to Prosper Funding LLC, the Platform and Our Ability to Service the Notes” for more information.

There is no maximum debt-to-income ratio for applicants.

There is no maximum debt-to-income ratio (or “DTI”) for applicants who post listings on the platform.  DTI is a measurement of a borrower’s ability to take on additional debt.  Because there is no maximum DTI for applicants, borrower loans may have a higher risk of default than would otherwise be the case if there were a maximum DTI.

The credit information of an applicant may be inaccurate or may not accurately reflect the applicant’s creditworthiness, which may cause you to lose all or part of the price you paid for a Note.

We obtain applicant credit information from consumer reporting agencies, and assign Prosper Ratings to listings based in part on the applicant’s credit score.  A credit score that forms a part of the Prosper Rating assigned to a listing may not reflect the applicant’s actual creditworthiness because the credit score may be based on outdated, incomplete or inaccurate consumer reporting data. Similarly, the credit data taken from the applicant’s credit report and displayed in listings may also be based on outdated, incomplete or inaccurate consumer reporting data.   We do not verify the information obtained from the applicant’s credit report.   Moreover, lender members do not, and will not, have access to financial statements of applicants or to other detailed financial information about applicants.

The Prosper Rating may not accurately set forth the risks of investing in the Notes and no assurances can be provided that actual loss rates for the Notes will come within the expected loss rates indicated by the Prosper Rating.

We will indemnify a Note holder or repurchase a Note if we include the wrong Prosper Score in a listing or calculate the Prosper Score for a listing incorrectly.  We will not, however, have any indemnity or repurchase obligation as a result of any other inaccuracy with respect to a listing’s Prosper Score or Prosper Rating.  For example, the Prosper Rating for a listing could be inaccurate because the applicant’s credit report contained incorrect information.  A Prosper Rating is not a recommendation by us to buy, sell or hold a Note.  In addition, no assurances can be provided that actual loss rates for the Notes will fall within the expected loss rates indicated by the Prosper Rating. See “About the Platform—Our Note Repurchase and Indemnification Obligations” for more information.

Some borrowers may use the platform to defraud lender members, which could adversely affect your ability to recoup your investment.

We use identity and fraud checks with external databases to authenticate each borrower’s identity.  Although we use diligent efforts in this regard, there is a risk that our fraud checks could fail and fraud may occur.  In addition, applicants may misrepresent their intentions regarding loan purpose or other information contained in listings, and we do not verify the majority of this information.  While we will repurchase Notes in limited circumstances (including, e.g., a material default on the borrower loan resulting from verifiable identity theft), we are not obligated to repurchase a Note from you if your investment is not realized in whole or in part due to fraud (other than verifiable identity theft) in connection with a loan listing, or due to false or inaccurate statements or omissions of fact in a listing, whether in credit data, a borrower member’s representations, user recommendations, group affiliations or similar indicia of borrower intent and ability to repay the borrower loan.  If we repurchase a Note, the repurchase price will be equal to the Note’s outstanding principal balance and will not include accrued interest.  See “About the Platform—Our Note Repurchase and Indemnification Obligations” for more information.

The fact that we have the exclusive right and ability to investigate claims of identity theft in the origination of loans creates a significant conflict of interest between us and the lender members.

We have the exclusive right to investigate claims of identity theft and determine, in our sole discretion, whether verifiable identity theft has occurred. Verifiable identity theft triggers an obligation by us to repurchase a Note.  As we are the sole entity with the ability to investigate and determine verifiable identity theft, which triggers our repurchase obligation, a conflict of interest exists. Lender members rely solely on us to investigate incidents that might require us to repurchase a loan. The denial of a claim under our identity theft guarantee would save us from our repurchase obligation. See “About the Platform—Our Note Repurchase and Indemnification Obligations” for more information.

We do not have significant historical performance data about performance on the borrower loans.  Loss rates on the borrower loans may increase and prior to investing you should consider the risk of non-payment and default.

We are in the early stages of our development and have a limited operating history.  We did not offer borrower loans through the platform prior to this offering.  PMI began offering PMI Borrower Loans through the platform in February of 2006, but the performance of PMI Borrower Loans may not be indicative of the future performance of our borrower loans.  Due to our limited operational history, we do not have significant historical data regarding the performance of the borrower loans, and we do not yet know what the long-term loan loss experience will be.  The estimated loss rates we display on our website and use to determine the Prosper Rating have been developed from PMI’s loss histories of PMI Borrower Loans.   Accordingly, borrower loans originated on the platform may default more often than similar PMI Borrower Loans have defaulted in the past, which increases the risk of investing in the Notes.

If payments on the corresponding borrower loans relating to your Notes become more than 30 days overdue, it is likely you will not receive the full principal and interest payments that you expect to receive on your Notes, and you may not recover any of your original purchase price.

If a borrower fails to make a required payment on a borrower loan within 30 days of the due date, we will pursue reasonable collection efforts in respect of the borrower loan.  Referral of a delinquent borrower loan to a collection agency within five (5) business days after it becomes thirty days past due will be considered reasonable collection efforts.

If we refer a borrower loan to a collection agency, we will not have any other obligation to attempt to collect that borrower loan.  We also may handle collection efforts in respect of a delinquent borrower loan directly.  If payment amounts on a delinquent borrower loan are received from a borrower more than 30 days after their due date, and the loan has been referred to an outside collection agency, that collection agency will retain a percentage of that payment as a fee before any principal or interest becomes payable to you.  Collection fees range from 17% to 30% of recovered amounts.

For some non-performing borrower loans, we will not be able to recover some or all of the unpaid loan balance and, as a result, a lender member who has purchased a corresponding Note will receive little, if any, of the unpaid principal and interest payable under the Note.  You must rely on the collection efforts of us, PMI or the applicable collection agency to which such borrower loans are referred.  You are not permitted to attempt to collect payments on the borrower loans in any manner.

Loss rates on the borrower loans may increase as a result of economic conditions beyond our control and beyond the control of the borrower member.

Borrower loan loss rates may be significantly affected by economic downturns or general economic conditions beyond our control and beyond the control of individual borrowers.  In particular, loss rates on borrower loans may increase due to factors such as prevailing interest rates, the rate of unemployment, the level of consumer confidence, residential real estate values, the value of the U.S. dollar, energy prices, changes in consumer spending, the number of personal bankruptcies, disruptions in the credit markets and other factors.

In the unlikely event that we receive payments on the borrower loans relating to your Notes after the final maturity date, you will not receive payments on your Notes after maturity.

Each Note will mature on the initial maturity date, unless any principal or interest payments in respect of the corresponding borrower loan remain due and payable to us upon the initial maturity date, in which case the maturity of the Note will be automatically extended to the final maturity date.  If there are any amounts under the corresponding borrower loan still due and owing to us after the final maturity date, we will have no further obligation to make payments on the related Notes, even if we receive payments on the corresponding borrower loan after final maturity.

The borrower loans do not restrict borrowers from incurring additional unsecured or secured debt, nor do they impose any financial restrictions on borrowers during the term of the borrower loan, which may impair your ability to receive the full principal and interest payments that you expect to receive on a Note.

If a borrower incurs additional debt after the date of the borrower loan, the additional debt may impair the ability of that borrower to make payments on his or her borrower loan and your ability to receive the principal and interest payments that you expect to receive on a corresponding Note.  In addition, the additional debt may adversely affect the borrower’s creditworthiness generally, and could result in the financial distress, insolvency, or bankruptcy of the borrower.  To the extent that the borrower has or incurs other indebtedness and cannot pay all of his or her indebtedness, the borrower may choose to make payments to other creditors, rather than us.

To the extent borrowers incur other indebtedness that is secured, such as a mortgage, a home equity line or an auto loan, the ability of the secured creditors to exercise remedies against the assets of the borrower may impair the borrower’s ability to repay the borrower loan on which your Note is dependent for payment.  Borrowers may also choose to repay obligations under secured indebtedness before repaying borrower loans because there is no collateral securing the borrower loans.  A lender member will not be notified if a borrower incurs additional debt after the date a loan listing is posted.

A borrower may request that his or her bank “chargeback” a payment on a borrower loan upon which a Note is dependent for payment and request a refund on that payment, resulting in a delinquency on the payment and a possible negative cash balance in your lender member account.

A borrower chargeback is a process by which a borrower who has made a payment on a borrower loan has his or her bank cancel the payment or request a refund of that payment.  We withhold payments to lender members up to six business days after a related borrower payment is initiated.  If the chargeback occurs between six and 60 days after the initiation of payment, you must rely on us to contest the chargeback if we deem it appropriate.  If a borrower successfully processes a chargeback between six and 60 days after initiation of payment, such payment will be deducted from your lender member account, and if you have withdrawn funds in the interim, a negative cash balance may result. Amounts received on borrower loans corresponding to your Notes payments and deposited into your lender member account are subject to set-off against any negative balance or shortfall in your lender member account. See “About the Platform - Structure of Lender Member Accounts and Treatment of Lender Member Balances” for more information.

Peer-to-peer lending is a new lending method and the platform has a limited operating history.  Borrowers may not view or treat their obligations to us as having the same significance as loans from traditional lending sources, such as bank loans.

The investment return on the Notes depends on borrowers fulfilling their payment obligations in a timely and complete manner under the corresponding borrower loan.  Borrowers may not view peer-to-peer lending obligations originated on the platform as having the same significance as other credit obligations arising under more traditional circumstances, such as loans from banks or other commercial financial institutions.  If a borrower neglects his or her payment obligations on a borrower loan upon which payment of your Note is dependent or chooses not to repay his or her borrower loan entirely, you may not be able to recover any portion of your investment in a Note.

The platform may fail to comply with applicable law, which could limit our ability to collect on borrower loans.

The borrower loans are subject to federal and state consumer protection laws.  The platform may not always be, and the equivalent platform previously operated by PMI may not always have been, in compliance with these laws.  Failure to comply with the laws and regulatory requirements applicable to the platform may, among other things, limit our, PMI’s or a collection agency’s ability to collect all or part of the principal of or interest on borrower loans.  See “Government Regulation—Regulation and Consumer Protection Laws” for more information.

We regularly review the requirements of these laws and take measures aimed at ensuring that the borrower loans originated on the platform meet the requirements of all applicable laws.  However, determining compliance with all applicable laws is a complex matter and it is possible that our determination may be inaccurate or incorrect.  Also, changes in law, either due to court decisions, regulatory interpretations or rulings, or new legislation, may adversely affect the collectability of a borrower loan.

In general, the borrower loans do not contain any cross-default or similar provisions.  If a borrower defaults on any of his or her other debt obligations, our ability to collect on the borrower loan on which your Notes are dependent for payment may be substantially impaired.

The borrower loans do not contain cross-default provisions.  A cross-default provision makes a default under certain debt of a borrower an automatic default on other debt of that borrower.  Because the borrower loans do not contain cross-default provisions, a borrower’s loan will not be placed automatically in default upon that borrower’s default on any of the borrower’s other debt obligations.   If a borrower defaults on debt obligations owed to a third party and continues to satisfy the payment obligations under the borrower loan, the third party may seize the borrower’s assets or pursue other legal action against the borrower before the borrower defaults on the borrower loan.

Borrowers may seek the protection of debtor relief under federal bankruptcy or state insolvency laws, which may result in the nonpayment of your Notes.

Borrowers may seek protection under federal bankruptcy law or similar laws.  If a borrower files for bankruptcy (or becomes the subject of an involuntary petition), a stay will go into effect that will automatically put any pending collection actions on the borrower loan on hold and prevent further collection action absent bankruptcy court approval.  If we receive notice that a borrower has filed for protection under the federal bankruptcy laws, or has become the subject of an involuntary bankruptcy petition, we will put the borrower’s loan account into “bankruptcy status.” When this occurs, we terminate automatic monthly ACH debits on borrower loans and we will not undertake collection activity without bankruptcy court approval.  Whether any payment will ultimately be made or received on a borrower loan after a bankruptcy status is declared depends on the borrower’s particular financial situation.   In most cases, however, unsecured creditors such as us receive nothing, or only a fraction of their outstanding debt.  See “About the Platform—Loan Servicing and Collection” for more information.

Federal law entitles borrowers who enter active military service to an interest rate cap and certain other rights that may inhibit the ability to collect on loans and reduce the amount of interest paid on the corresponding Notes.

Federal law provides borrowers on active military service with rights that may delay or impair our ability to collect on a borrower loan corresponding to your Note.  The Servicemembers Civil Relief Act, or “SCRA,” requires that the interest rate on preexisting debts, such as borrower loans, be set at no more than 6% while the qualified service member or reservist is on active duty.  A holder of a Note that is dependent on such a borrower loan for payment will not receive the difference between 6% and the original stated interest rate for the borrower loan during any such period.  The SCRA law also permits courts to stay proceedings and execution of judgments against service members and reservists on active duty, which may delay recovery on any borrower loans in default, and, accordingly, payments on the corresponding Notes.  If there are any amounts under such a borrower loan still due and owing to us after the final maturity of the corresponding Notes, we will have no further obligation to make payments on the Notes, even if we receive payments on the borrower loan after the final maturity of the Notes.  We do not take military service into account in assigning a Prosper Rating to loan listings.  In addition, as part of the borrower registration process, we do not request borrower members to confirm if they are qualified service members or reservists within the meaning of the SCRA.  See “Government Regulation—Regulation and Consumer Protection Laws—Servicemembers Civil Relief Act” for more information.

The death of a borrower may substantially impair your ability to recoup the full purchase price of Notes or to receive the interest payments that you expect to receive on the Notes.

If a borrower dies while his or her loan is still outstanding, generally, we will seek to work with the executor of the borrower’s estate to obtain repayment of the loan.  However, the borrower’s estate may not contain sufficient assets to repay the loan.  In addition, if a borrower dies near the end of the term of his or her loan, it is unlikely that any further payments will be made on the corresponding Notes, because the time required for the probate of the borrower’s estate will probably extend beyond the final maturity date of the Notes.

We are not obligated to repurchase any Notes except in limited circumstances.

We are not obligated to repurchase any Note except in limited circumstances, including (1) a material default occurring on a Note as a result of verifiable identity theft, (2) a borrower loan materially failing to comply with applicable federal and state law at origination, or (3) any other breach of our representations and warranties under our lender registration agreement.  Under this agreement, in the event of a breach of the type described in clause (1), we are required to repurchase the Note, and in the event of any breach described in clause (2) or (3) that materially and adversely affects a lender member’s interest in a Note, we are required to cure the breach, repurchase the Note or indemnify and hold the lender member harmless against losses resulting from the breach.   We are not, however, obligated to repurchase a Note from a lender member if his or her investment is not realized in whole or in part due to fraud other than identity theft, or due to false or inaccurate statements or omissions of fact in a listing, whether in credit data, borrower representations, user recommendations, group affiliations or similar indicia of borrower intent and ability to repay the loan.

        Before we commence this offering, PMI will transfer to us an amount of capital that we believe will be sufficient to meet our reasonably anticipated indemnification and repurchase obligations during the first six months of operations.  After our first six months of operations, we believe our fee income will be sufficient to cover such obligations.  In determining the amount of capital that PMI will contribute to Prosper Funding with respect to repurchase and indemnification obligations, we reviewed the history of repurchase and indemnification obligations incurred by PMI and added an additional amount to cover any shortcomings.  We believe this approach gives us a reasonable basis to conclude that we will be adequately capitalized to meet such obligations. Nonetheless, there can be no assurance that if we are obligated to repurchase a Note, that we will be able to meet our repurchase obligation.  If we are unable to meet our repurchase obligation, you may lose all of your investment in the Note.

 Risks Inherent in Investing in the Notes

If you decide to invest through the platform and concentrate your investment in a single Note, you may increase your risk of borrower defaults.

Your expected return on your investment in the Notes depends on the performance of the borrowers under the corresponding borrower loans.  There are a wide range of Prosper Ratings and listings on the platform and we expect some borrowers to default on their loans.  If you decide to invest through the platform and concentrate your investment in a single Note, your entire return will depend on the performance of a single borrower loan.  For example, if you plan to purchase $200 of Notes, and choose to invest the entire $200 in a single Note instead of in eight $25 Notes corresponding to the borrower loans of eight different borrowers, your entire $200 investment will depend on the performance of a single borrower loan.  It may be desirable to diversify your portfolio in order to reduce the risk that you could lose your entire investment due to a single default, or a small number of defaults.  However, diversification does not eliminate the risk that you may lose some, or all, of your investment in the Notes.

The platform allows a borrower member to prepay a borrower loan at any time without penalty.  Borrower loan prepayments will extinguish or limit your ability to receive additional interest payments on a Note.

Borrower loan prepayment occurs when a borrower decides to pay some or all of the principal amount on a borrower loan earlier than originally scheduled.  Borrowers may decide to prepay all or a portion of the remaining principal amount at any time without penalty.  In the event of a prepayment of the entire remaining unpaid principal amount of a borrower loan on which your Notes are dependent for payment, you will receive your share of such prepayment but further interest will not accrue after the date on which the payment is made.  If the borrower prepays a portion of the remaining unpaid principal balance, the term of the borrower loan will not change, but interest will cease to accrue on the prepaid portion, and you will not receive all of the interest payments that you originally expected to receive on your Notes.  In addition, you may not be able to find a similar rate of return on another investment at the time at which the borrower loan is prepaid.  Prepayments are subject to our servicing fee, even if the prepayment occurs immediately after issuance of your Note.

Prevailing interest rates may change during the term of your Notes.  If this occurs, you may receive less value from your purchase of the Note in comparison to other ways you may invest your money.  Additionally, borrowers may prepay their borrower loans due to changes in interest rates, and you may not be able to redeploy the amounts you receive from prepayments in a way that offers you the return you expected to receive from the Notes.

The borrower loans on which the Notes are dependent for payment bear fixed, not floating, rates of interest.  If prevailing interest rates increase, the interest rates on Notes you purchase might be less than the rate of return you could earn if you invested the purchase price in a different investment.

We may not set appropriate interest rates for borrower loans.

 If we set interest rates for borrower loans too low, lender members may not be compensated appropriately for the level of risk that they are assuming in purchasing a Note, while setting the interest rate too high may increase the risk of non-payment.  In either case, failure to set rates appropriately may adversely impact the ability of lender members to receive returns on their Notes that are commensurate with the risks they have assumed in acquiring such Notes.

The Notes will not be listed on any securities exchange, will not be transferable except through the Note Trader platform, and can be held only by our lender members.  You should be prepared to hold the Notes you purchase until they mature.

The Notes will not be listed on any securities exchange.  All Notes must be held by our lender members.  The Notes will not be transferable except through our Note Trader platform and there can be no assurance that a market for Notes will continue to develop on the Note Trader platform, or that the Note Trader platform will continue in operation.  Therefore, lender members must be prepared to hold their Notes to maturity.  See “About the Platform—Note Trader Platform” for more information. .

If the Note Trader platform fails to develop, or if the Note Trader platform develops but you cannot find a purchaser for the Notes that you wish to sell, you will be forced to hold the Notes for their remaining term.

We cannot guarantee that the Note Trader platform will continue to develop.  A Note offered for sale on the Note Trader platform must be purchased in its entirety by a single lender member, and Notes with a high outstanding principal balance may be more difficult to sell due to the smaller number of lender members with the ability to purchase such Notes.

If you choose to post your Notes for sale on the Note Trader platform, you may not realize the expected return on your investment due to changes in the creditworthiness of the borrower under the corresponding borrower loan.

The ability to sell your Note on the Note Trader platform does not guarantee that you will be able to find a lender member willing to buy the Note at a price acceptable to you, or at all.  If the borrower becomes delinquent in payments under the corresponding borrower loan upon which your Note is dependent for payment, your ability to sell the Note on our Note Trader platform will be substantially impaired.  You may have to offer the Note for sale at a substantial discount, and there is no guarantee that you will receive the expected value of the Note or any value at all.  Additionally, lender members may be less willing to bid for and purchase your Note if prevailing interest rates have changed or other investing activities have proven more attractive while you have held the Note.

You do not earn interest on funds held in your lender member account.

Your lender member account represents an interest in a pooled bank account that does not earn interest.  See “About the Platform—Structure of Lender Member Accounts and Treatment of Lender Member Balances” for more information.

The U.S. federal income tax consequences of an investment in the Notes are uncertain.

There are no statutory provisions, regulations, published rulings or judicial decisions that directly address the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes.  However, although the matter is not free from doubt because payments on the Notes are dependent on payments on the corresponding borrower loan, we intend to treat the Notes as our debt instruments that have original issue discount (“OID”) for U.S. federal income tax purposes.  Where required, we intend to file information returns with the IRS in accordance with such treatment unless there is a change or clarification in the law, by regulation or otherwise, that would require a different characterization of the Notes.  You should be aware, however, that the U.S. Internal Revenue Service (“IRS”) is not bound by our characterization of the Notes and the IRS or a court may take a different position with respect to the Notes’ proper characterization.  For example, the IRS could determine that, in substance, each lender member owns a proportionate interest in the corresponding loan for U.S. federal income tax purposes or, for example, the IRS could instead treat the Notes as a different financial instrument (including an equity interest or a derivative financial instrument).  Any different characterization could significantly affect the amount, timing, and character of income, gain or loss recognized in respect of a Note.  For example, if the Notes are treated as our equity, (1) we would be subject to U.S. federal income tax on income, including interest, accrued on the corresponding loans but would not be entitled to deduct interest or OID on the Notes, and (2) payments on the Notes would be treated by the holder for U.S. federal income tax purposes as dividends (that may be ineligible for reduced rates of U.S. federal income taxation or the dividends-received deduction) to the extent of our earnings and profits as computed for U.S. federal income tax purposes.  A different characterization may significantly reduce the amount available to pay interest on the Notes.  You are strongly advised to consult your own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes).

Our ability to pay principal and interest on a Note may be affected by our ability to match the timing of our income and deductions for U.S. federal income tax purposes.

You should be aware that our ability to pay principal and interest on a Note may be affected by our ability, for U.S. federal income tax purposes, to match the timing of income we receive from a corresponding loan that we hold and the timing of deductions that we may be entitled to in respect of payments made on the Notes that we issue.  For example, if the Notes are treated as contingent payment debt instruments for U.S. federal income tax purposes but the corresponding borrower loans are not, there could be a potential mismatch in the timing of our income and deductions for U.S. federal income tax purposes, which could affect our ability to make payments on the Notes.

Participation in the funding of loans could be viewed as creating a conflict of interest.

As is the practice with other peer-to peer lending companies, including our competitor, LendingClub, from time to time, we or PMI may fund portions of qualified loan requests on the platform and hold any Notes that we or PMI purchase as a result of such funding for our or PMI’s own account.  Even though we and PMI will participate in loans on the platform under the same terms and conditions and through the use of the same information that is made available to other potential lenders on the platform, such participation may be perceived as involving a conflict of interest.  For example, our or PMI’s funding of a loan may cause the loan to fund, and in some cases, fund faster, than it would fund in the absence of our or PMI’s participation, which could benefit us to the extent that it ensures that we generate the revenue associated with the loan.

Risks Related to Us, the Platform and Our Ability to Service the Notes

PMI faces a contingent liability for securities law violations in respect of PMI Borrower Loans sold to its lender members from inception until October 16, 2008.  This contingent liability may impair its ability to perform its obligations under the Servicing Agreement.

PMI Borrower Loans sold to PMI’s lender members through PMI’s platform from November 2005 until October 16, 2008 may be viewed as involving an offering of securities that was not registered or qualified under federal or state securities laws.

On November 26, 2008, plaintiffs, Christian Hellum, William Barnwell and David Booth, individually and on behalf of all other plaintiffs similarly situated, filed a class action lawsuit against PMI and certain of its executive officers and directors in the Superior Court of California, County of San Francisco, California.  The suit was brought on behalf of all purchasers of loan notes from PMI on the platform from January 1, 2006 through October 14, 2008.  The lawsuit alleges that PMI offered and sold unqualified and unregistered securities in violation of the California and federal securities laws.  The lawsuit seeks class certification, damages and the right of rescission against PMI and the other named defendants, as well as treble damages against PMI and the award of attorneys’ fees, experts’ fees and costs, and pre-judgment and post-judgment interest.

PMI intends to vigorously defend the class action lawsuit.  PMI cannot, however, presently determine or estimate the final outcome of the lawsuit, and there can be no assurance that it will be finally resolved in PMI’s favor.  If the class action lawsuit is not resolved in PMI’s favor, PMI might be obliged to pay damages, and might be subject to such equitable relief as a court may determine.

As a result of PMI’s prior operations, a lender member who holds a loan originated on the platform prior to October 15, 2008 may be entitled to rescind her purchase and be paid the unpaid principal amount of her borrower loan, plus statutory interest.   PMI has not recorded an accrued loss contingency in respect of this contingent liability, although it intends to continue to monitor the situation.  Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act is one year from the violation; however, the statute of limitations periods under state laws may extend for a longer period of time.  Under the Servicing Agreement we have entered into with PMI (the “Servicing Agreement”), PMI is generally responsible for managing the operation of the platform on our behalf.  See “Summary of Indenture, Form of Notes and Servicing Agreement—Servicing Agreement”.  If a significant number of PMI’s former lender members sought rescission, or if the class action securities lawsuit is successful, PMI’s ability to perform its obligations under the Servicing Agreement may be adversely affected and, in such event, our ability to continue to make payments on the Notes could be materially impaired.

PMI has incurred operating losses since inception and we anticipate that PMI will continue to incur net losses through at least 2012.

PMI has incurred operating losses since its inception and we anticipate that PMI will continue to incur net losses for a number of years as it grows its business.  For the years ended December 31, 2011 and 2010 PMI had negative cash flows from operations of $9.8 million and $9.7 million, respectively.  Additionally, from its inception through December 31, 2011, PMI had an accumulated deficit of $60.8 million.

PMI has financed its operations to date primarily with proceeds from the sale of equity securities.  At December 31, 2011, PMI had approximately $19.2 million in unrestricted cash and cash equivalents.  PMI is dependent upon raising additional capital or debt financing to fund its current operating plan.  PMI’s failure to obtain sufficient debt and equity financings and, ultimately, to achieve profitable operations and positive cash flow from operations could adversely affect its ability to perform its obligations under the Servicing Agreement and, in such event, our ability to continue to make payments on the Notes could be materially impaired.

We and PMI both have limited operating histories.  As an online company in the early stages of development, we face increased risks, uncertainties, expenses and difficulties.

As the number of borrowers, lender members and borrower loans originated on the platform increases, PMI will need to increase its facilities, personnel and infrastructure in order to accommodate the greater servicing obligations and demands on the platform.   PMI must constantly add new hardware and update its software and our website, expand its customer support services, and add new employees to maintain the operations of the platform as well as to satisfy our servicing obligations on the borrower loans and the Notes.  If PMI is unable to increase the capacity of the platform and maintain the necessary infrastructure, you may experience delays in receipt of payments on your Notes and periodic downtime of our website.

We are a new company and have no independent operating history.

We are a newly formed limited purpose vehicle with no independent operating history.  While we believe that we will be adequately capitalized to meet our foreseeable obligations, and that our fee income will be sufficient to meet our ongoing operating costs, our financial resources will be limited and could prove to be insufficient.  In addition, we have no employees and will rely on PMI, as servicer, or other third-party service providers, to perform most of our day-to-day operations.  While we generally expect the platform to present the same risks as those presented by PMI when it operated the platform, the lack of our own employees, our limited operating history, and capitalization that is less than that of PMI could make it more difficult for us to operate at a level that will be sustainable.  Absent the services to be provided to us by PMI pursuant to the Servicing Agreement, our risk management process, ability to predict loss rates and the general operation of the platform would have a thinner margin for error than does PMI.

The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

The consumer lending market is competitive and rapidly changing.  With the introduction of new technologies and the influx of new entrants, we expect competition to persist and intensify in the future, which could harm our ability to increase volume on the platform.

Our principal competitors include major banking institutions, credit unions, credit card issuers and other consumer finance companies, as well as other peer-to-peer lending platforms, including LendingClub.  Competition could result in reduced volumes, reduced fees or the failure of the platform to achieve or maintain more widespread market acceptance, any of which could harm our business.  In addition, in the future we may experience new competition from more established Internet companies, such as eBay Inc., Google Inc., or Yahoo! Inc., possessing large, existing customer bases, substantial financial resources and established distribution channels.  If any of these companies or any major financial institution decided to enter the peer-to-peer lending business, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our operating results could be harmed.

Most of our current or potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their platforms and distribution channels.  Our potential competitors may also have longer operating histories, more extensive customer bases, greater brand recognition and broader customer relationships than we have.  These competitors may be better able to develop new products, to respond quickly to new technologies and to undertake more extensive marketing campaigns.  Our industry is driven by constant innovation.  If we are unable to compete with such companies and meet the need for innovation, the use of the platform could stagnate or substantially decline.

If we fail to promote and maintain our brand in a cost-effective manner, we may lose market share and our revenue may decrease.

We believe that developing and maintaining awareness of the Prosper brand in a cost-effective manner is critical to achieving widespread acceptance of the platform and attracting new borrower and lender members.  Furthermore, we believe that the importance of brand recognition will increase as competition in the peer-to-peer lending industry increases.  Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and the member experience on the platform.   These brand promotion activities may not yield increased revenues.  If we fail to successfully promote and maintain our brand, we may lose our existing members to our competitors or be unable to attract new members, which would cause our revenue to decrease and may impair our ability to maintain the platform.

If we are unable to increase transaction volumes, our business and results of operations will be affected adversely.

To succeed, we must increase transaction volumes on the platform by attracting a large number of borrowers and lender members in a cost-effective manner, many of whom have not previously participated in peer-to-peer lending.  If we are not able to attract qualified borrowers and sufficient lender members purchase commitments, we will not be able to increase our transaction volumes.  Additionally, we rely on a variety of methods to drive traffic to our website.  If we are unable to use any of our current or future marketing initiatives or the cost of these initiatives were to significantly increase, we may not be able to attract new borrowers and lender members in a cost-effective manner and, as a result, our revenue and results of operations would be affected adversely, which may impair our ability to maintain the platform.

We are subject to extensive federal, state and local regulation that could adversely impact our ability to service the borrower loans.

We are subject to extensive federal, state and local regulation, non-compliance with which could have a negative impact on our ability to service the Notes, provide a trading market for the Notes, or maintain the platform.

Additionally, PMI holds lending licenses or similar authorizations in 16 states, all of which have the authority to supervise and examine PMI’s activities.  Because we rely on PMI, as Servicer under the Servicing Agreement, to manage the operation of the platform on our behalf, if PMI does not comply with applicable laws, it could lose one or more of these licenses or authorizations, which may have an adverse effect on our ability to continue to perform our servicing obligations or maintain the platform.  See “Government Regulation—Regulation and Consumer Protection Laws” for more information.

The Federal Fair Debt Collection Practices Act and similar state debt collection laws regulate debt collection practices by “debt collectors” and prohibit debt collectors from engaging in certain practices in collecting, and attempting to collect, outstanding consumer loans.   While we obligate the collection agencies we use to comply with applicable law in collecting borrower loans, it is possible that improper collection practices may occur that could adversely impact the collectability of particular borrower loans originated through the platform.

Our arrangements for back-up servicing are limited.  If PMI fails to maintain operations, you will experience a delay and increased cost in respect of your expected principal and interest payments on your Notes, and we may be unable to collect and process repayments from borrowers.

 If PMI were to fail or become insolvent, we would attempt to transfer servicing obligations on the borrower loans and Notes to a third party pursuant to our contractual agreements with lender members.  We and PMI have entered into a back-up servicing agreement with a loan servicing company who is willing and able to transition servicing responsibilities in the event PMI can no longer do so.  There can be no assurance that this back-up servicer will be able to adequately perform the servicing of the outstanding borrower loans.  If this back-up servicer assumes the servicing of the borrower loans, the back-up servicer may impose additional servicing fees, reducing the amounts available for payments on the Notes.  Additionally, transferring these servicing obligations to the back-up servicer may result in delays in the processing of information with respect to amounts owed on the borrower loans or, if the platform becomes inoperable, may prevent the back-up servicer from servicing the borrower loans and making principal and interest payments on the Notes.  If the back-up servicer is not able to service the borrower loans effectively, your ability to receive principal and interest payments on your Notes may be substantially impaired.

PMI does not have patent protection for all of its proprietary technology.  It may be difficult and costly for PMI to protect its intellectual property rights, and PMI may not be able to ensure their protection.

PMI developed the platform and owns the proprietary technology that makes operation of the platform possible.   PMI’s ability to maintain the platform and perform its obligations under the Servicing Agreement depends, in part, upon its proprietary technology.  PMI may not protect its proprietary technology effectively, which would allow competitors to duplicate our products and adversely affect our ability to compete with them.  A third party may attempt to reverse engineer or otherwise obtain and use PMI’s proprietary technology without its consent.  In addition, the platform may infringe upon claims of third-party patents and we or PMI may face intellectual property challenges from such other parties.  We or PMI may not be successful in defending against any such challenges or in obtaining licenses to avoid or resolve any intellectual property disputes.  Furthermore, PMI’s technology may become obsolete, and there is no guarantee that PMI will be able to successfully develop, obtain or use new technologies to adapt the platform to compete with other peer-to-peer lending platforms.  If PMI cannot protect the proprietary technology embodied in and used by the platform from intellectual property challenges, or if the platform becomes obsolete, PMI’s ability to maintain the platform and perform its servicing obligations under the Servicing Agreement could be adversely affected and, in such event, our ability to continue to make payments on the Notes could be materially impaired.

We rely on a third-party commercial bank to process transactions.  If we are unable to continue utilizing these services, our business and ability to service the Notes may be adversely affected.

Because we are not a bank, we cannot belong to or directly access the Automated Clearing House (ACH) payment network.  As a result, we currently rely on an FDIC-insured depository institution to process our transactions.  If we cannot continue to obtain such services from this institution or elsewhere, or if we cannot transition to another processor quickly, our ability to process payments will suffer and your ability to receive principal and interest payments on the Notes will be delayed or impaired.

Although we have been organized in a manner that is intended to minimize the likelihood that we will become subject to a bankruptcy proceeding, if this were to occur, the rights of the holders of the Notes could be uncertain, and payments on the Notes may be limited, suspended or stopped.   The recovery, if any, of a holder on a Note may therefore be substantially delayed and substantially less than the principal and interest due and to become due on the Note.

Although we have been organized and will be operated in a manner that is intended to minimize the likelihood that we will become subject to a bankruptcy or similar proceeding, if this were to occur, the recovery, if any, of a holder of a Note may be substantially delayed in time and may be substantially less in amount than the principal and interest due and to become due on the Note.  For example, we have structured our limited liability company agreement to limit our activities in a manner that is intended to limit the possibility that we could be required to file for bankruptcy.  There is no guarantee, however, that we have made the right choices structurally and as a result, we could take actions that ultimately could cause us to file for bankruptcy.  Further, although we have granted the indenture trustee, for the benefit of the Note holders, a security interest in all of the borrower loans, all payments and proceeds we receive on the borrower loans and in the bank account in which the borrower loan payments are deposited, the holders of the Notes would still be subject to the following risks associated with our insolvency, bankruptcy or a similar proceeding.

If we become subject to a bankruptcy or similar proceeding, borrowers may delay payments or cease making payments at all.

Borrowers may delay or suspend making payments to us because of the uncertainties occasioned by our becoming subject to a bankruptcy or similar proceeding, even if the borrowers have no legal right to do so, and such delay would reduce, at least for a time, the funds that might otherwise be available to pay the Notes corresponding to those borrower loans.  In addition, the commencement of the bankruptcy or similar proceeding may, as a matter of law, prevent us from making regular payments on the Notes, even if the funds to make such payments are available.  Because the indenture trustee would be required to enforce its security interest in the borrower loans in a bankruptcy or similar proceeding, the indenture trustee’s ability to make payments under the Notes would be delayed, which may effectively reduce the value of any recovery that a holder of a Note may receive (and no such recovery can be assured) by the time any recovery is available.

If we become subject to a bankruptcy or similar proceeding, interest accruing upon and following such bankruptcy or similar proceeding may not be paid.

In a bankruptcy or similar proceeding for us, interest accruing on the Notes during the proceeding may not be part of the allowed claim of a holder of a Note.  If the holder of a Note receives a recovery on the Note (and no such recovery can be assured), any such recovery may be based on, and limited to, the claim of the holder of the Note for principal and for interest accrued up to the date of the bankruptcy or similar proceeding, but not thereafter.  Because a bankruptcy or similar proceeding may take months or years to complete, a claim based on principal and on interest only up to the start of the bankruptcy or similar proceeding may be substantially less than a claim based on principal and on interest through the end of the bankruptcy or similar proceeding.

If we become subject to a bankruptcy or similar proceeding a holder of a Note may not have any priority right to payment from the corresponding borrower loan, may not have any right to payment from funds in the master servicing account, and may not have any ability to access funds in the account we maintain for the benefit of lender members.

If we failed to perfect the security interest properly, you may be required to share the proceeds of the borrower loan upon which your Note is dependent for payment with our other creditors.  To the extent that proceeds of the corresponding borrower loan would be shared with our other creditors, any secured or priority rights of such other creditors may cause the proceeds to be distributed to such other creditors before any distribution is made to you on your Note.

 If a payment is made on a borrower loan corresponding to a Note before our bankruptcy or similar proceeding is commenced, and those funds are held in the master servicing account we maintain with Wells Fargo Bank, N.A., to collect borrower payments and have not been used by us to make payments on the Note as of the date the bankruptcy or similar proceeding is commenced, there can be no assurance that we will or will be able to use such funds to make payments on the Note.  Other creditors of ours may be deemed to have rights to such funds that are equal to or greater than the rights of the holder of the Note.  See “About the Platform—Loan Servicing and Collections” for more information.

We maintain a pooled account at Wells Fargo Bank, N.A. to hold the funds of lender members.  This account is titled “Prosper Funding LLC for the benefit of its lender members” and we refer to it as the “FBO account”.  Although we believe that amounts funded by lender members into the FBO account should not be subject to claims of our creditors other than the lender members for whose benefit the funds are held, the legal title to the FBO account, and the attendant right to administer the FBO account would be property of our bankruptcy estate.  As a result, if we were to file for bankruptcy protection, the legal right to administer the funds in the FBO account would vest with the bankruptcy trustee or debtor in possession.  In that case, while neither we nor our creditors should be able to reach those funds, the indenture trustee or the lender members may have to seek a bankruptcy court order lifting the automatic stay and permitting them to withdraw their funds.  Lender members may suffer delays in accessing their funds in the FBO account as a result.  Moreover, United States Bankruptcy Courts have broad powers and, if we have failed to properly segregate or handle lender members’ funds, a bankruptcy court could determine that some or all of such funds were beneficially owned by us and therefore that they became available to our creditors generally.  See “About the Platform—Loan Servicing and Collections” and “About the Platform—Structure of Lender Member Accounts and Treatment of Lender Member Balances” for more information.

In a bankruptcy or similar proceeding for us, the holder of a Note may be delayed or prevented from enforcing our repurchase obligations.

In a bankruptcy or similar proceeding for us, any right of a holder of a Note to require us to repurchase the Note under the circumstances set forth in the lender registration agreement might not be enforceable, and such holder’s claim for such repurchase may be treated less favorably than a general unsecured obligation of ours.  For a discussion of the restrictions we have imposed upon ourselves and the formalities we have adopted under our organizational documents to minimize the likelihood of our becoming subject to a bankruptcy or similar proceeding, see “Information about Prosper Funding LLC”.

Although we have been organized in a manner that is intended to prevent us from being substantively consolidated with PMI in the event of PMI’s bankruptcy, if we were substantively consolidated in this manner, the rights of the holders of the Notes could be uncertain, and payments on the Notes may be limited, suspended or stopped  The recovery, if any, of a holder on a Note may therefore be substantially delayed and substantially less than the principal and interest due and to become due on the Note.

Although we have been organized and will be operated in a manner that is intended to prevent us from being substantively consolidated with PMI in the event of PMI’s bankruptcy, if PMI became subject to a bankruptcy or similar proceeding and we were substantively consolidated with PMI, the risks described in the immediately preceding risk factor regarding (i) payment delays, (ii) uncollectability of interest accrued during the bankruptcy proceeding, (iii) being subordinated to the interests of our other creditors or other creditors of PMI, and (iv) the indenture trustee’s inability to access funds in the master servicing account or the FBO account would all be present.

In addition, in a bankruptcy or similar proceeding of PMI, (1) the implementation of back-up servicing arrangements may be delayed or prevented, and (2) PMI’s ability to transfer its servicing obligations to a back-up servicer may be limited and subject to the approval of the bankruptcy court or other presiding authority.  The bankruptcy process may delay or prevent the implementation of back-up servicing, which may impair the collection of borrower loans to the detriment of holders of the Notes.

For a discussion of the restrictions we have imposed upon ourselves and the formalities we have adopted under our organizational documents to prevent our being substantively consolidated with PMI in the event of PMI’s bankruptcy, see “Information about Prosper Funding LLC.”

If the security of our lender members’ and borrowers’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, your secure information may be stolen, our reputation may be harmed, and we may be exposed to liability.

The platform stores our lender members’ and borrowers’ bank information and other personally-identifiable sensitive data.  Any accidental or willful security breaches or other unauthorized access could cause your secure information to be stolen and used for criminal purposes.  Security breaches or unauthorized access to secure information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity.  If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in PMI’s software are exposed and exploited, and, as a result, a third party or disaffected employee obtains unauthorized access to any lender members’ or borrowers’ data, our relationships with our members will be severely damaged, and we could incur significant liability.  Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures.  In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data.  These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause our members to lose confidence in the effectiveness of our data security measures.  Any security breach, whether actual or perceived, would harm our reputation, and we could lose members.

Any significant disruption in service on our website or in PMI’s computer systems could adversely affect PMI’s ability to perform its obligations under the Servicing Agreement.

PMI’s ability to perform its obligations under the Servicing Agreement could be materially and adversely affected by events outside of its control.  The satisfactory performance, reliability and availability of PMI’s technology and its underlying network infrastructure are critical to our operations, level of customer service, reputation and ability to attract new members and retain existing members.  PMI’s system hardware is hosted in a hosting facility located in San Francisco, California, owned and operated by Digital Realty Trust.  PMI also maintains an off-site backup system located in Las Vegas, Nevada.  Digital Realty Trust does not guarantee that access to our website will be uninterrupted, error-free or secure.  PMI’s operations depend on Digital Realty Trust’s ability to protect PMI’s systems in Digital Realty Trust’s facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity or other environmental concerns, computer viruses or other attempts to harm PMI’s systems, criminal acts and similar events.  If PMI’s arrangement with Digital Realty Trust is terminated, or there is a lapse of service or damage to Digital Realty Trust’s facilities, PMI could experience interruptions in its service as well as delays and additional expense in arranging new facilities.  Any interruptions or delays in PMI’s service, whether as a result of Digital Realty Trust or other third-party error, PMI’s error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our members and our reputation.  Additionally, in the event of damage or interruption, PMI’s insurance policies may not be sufficient for PMI to adequately compensate us for any losses that we may incur.  PMI’s disaster recovery plan has not been tested under actual disaster conditions, and PMI may not have sufficient capacity to recover all data and services in the event of an outage at the Digital Realty Trust facility.  These factors could prevent PMI from processing or posting payments on the borrower loans or the Notes, damage our brand and reputation, divert the attention of PMI’s employees, reduce our revenue, subject us to liability and cause members to abandon the platform, any of which could adversely affect our business, financial condition and results of operations.

The platform may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions.

The platform may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions.  If a “hacker” were able to infiltrate the platform, you would be subject to the increased risk of fraud or borrower identity theft and may experience losses on, or delays in the recoupment of amounts owed on, a fraudulently induced purchase of a Note.  Additionally, if a hacker were able to access our secure files, he or she might be able to gain access to your personal information.  While we have taken steps to prevent such activity from affecting the platform, if we are unable to prevent such activity, the value of your investment in the Notes could be adversely affected.

Competition for PMI’s employees is intense, and PMI may not be able to attract and retain the highly skilled employees it needs to perform under the Servicing Agreement.

Competition for highly skilled technical and financial personnel is extremely intense.  PMI may not be able to hire and retain these personnel at compensation levels consistent with its existing compensation and salary structure.  Many of the companies with which PMI competes for experienced employees have greater resources than PMI has and may be able to offer more attractive terms of employment.

In addition, PMI invests significant time and expense in training its employees, which increases their value to competitors who may seek to recruit them.  If PMI fails to retain its employees, it could incur significant expenses in hiring and training their replacements and the quality of its services and its ability to serve borrowers and lender members could diminish, resulting in a material adverse effect on its ability to perform its obligations under the Servicing Agreement and, in such event, our ability to continue to make payments on the Notes could be materially impaired.

Purchasers of Notes will have no control over us and will not be able to influence our corporate matters.

We are not offering and will not offer equity interests in our company.  Lender members who purchase Notes offered through the platform will have no equity interest in Prosper Funding LLC and no ability to vote on or influence our decisions.  As a result, PMI, which owns all of our outstanding equity interests, will continue to have sole control over our governance matters, subject to the presence of our independent directors, whose consent will be required before we can take certain extraordinary actions. See “Information About Prosper Funding LLC”.

Events beyond our control may damage our ability to maintain adequate records, maintain the platform or perform our servicing obligations.  If such events result in a system failure, your ability to receive principal and interest payments on the Notes would be substantially harmed.

If a catastrophic event resulted in a platform outage and physical data loss, our ability to perform our servicing obligations would be materially and adversely affected.  Such events include, but are not limited to, fires, earthquakes, terrorist attacks, natural disasters, computer viruses and telecommunications failures.  PMI stores back-up records in offsite facilities located in San Francisco, California and Las Vegas, Nevada.  If its electronic data storage and back-up data storage system are affected by such events, we cannot guarantee that you would be able to recoup your investment in the Notes.

Risks Relating to Compliance and Regulation

The platform represents a novel approach to borrowing and lending that may fail to comply with federal and state securities laws, borrower protection laws, such as state lending laws, federal consumer protection laws, such as the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and the Fair Debt Collection Practices Act, and the state counterparts to such consumer protection laws.  Borrowers may make counterclaims regarding the enforceability of their obligations under borrower or consumer protection laws after collection actions have commenced, or otherwise seek damages under these laws.  Lenders may attempt to rescind their Note purchases under securities laws.  Compliance with such regulatory regimes is also costly and burdensome.

The platform operates a novel program that must comply with regulatory regimes applicable to consumer credit transactions as well as with regulatory regimes applicable to securities transactions.  The novelty of the platform means compliance with various aspects of such laws is untested.  Certain state laws generally regulate interest rates and other charges and require certain disclosures, and also require licensing for certain activities.  In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of borrower loans on the platform.  The platform is also subject to other laws, such as:

•	the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder, which require certain disclosures to borrowers regarding the terms of their loans;

•
the Federal Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination in the extension of credit on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act;

•	the Federal Fair Credit Reporting Act, which regulates the use and reporting of information related to each applicant’s credit history;

•
the Federal Fair Debt Collection Practices Act, which regulates debt collection practices by “debt collectors” and prohibits debt collectors from engaging in certain practices in collecting, and attempting to collect, outstanding consumer loans;

•	state counterparts to the above consumer protection laws; and

•	state and federal securities laws, which require that we register any non-exempt offers and sales of Notes.

We may not always be in compliance with these laws.   Borrowers may make counterclaims regarding the enforceability of their obligations under borrower or consumer protection laws after collection actions have commenced, or otherwise seek damages under these laws.  Lenders may attempt to rescind their Note purchases under securities laws, and our failure to comply with such laws could also result in civil or criminal liability. For example, in 2010 and 2011 PMI failed to timely renew its applications to offer and sell its borrower payment dependent notes in several states, resulting in $35,800 in penalties in four states, and the repurchase of $21,900 of Notes from Florida residents pursuant to a rescission offer.  Compliance with these requirements is also costly, time-consuming and limits our operational flexibility.  See “Government Regulation—Regulation of Consumer Protection Laws” for more information.

Noncompliance with laws and regulations may impair our ability to facilitate the origination of or service borrower loans.

Generally, failure to comply with the laws and regulatory requirements applicable to our business may, among other things, limit our, PMI’s or a collection agency’s ability to collect all or part of the principal amount of or interest on the borrower loans on which the Notes are dependent for payment.  In addition, non-compliance could subject us to damages, revocation of required licenses, class action lawsuits, administrative enforcement actions, and civil and criminal liability, which may harm our business and ability to maintain the platform and may result in borrowers rescinding their borrower loans.

Where applicable, we seek to comply with state lending, servicing and similar statutes.  In all U.S. jurisdictions with licensing or other requirements we believe may be applicable to the platform, we and PMI have obtained any necessary licenses or comply with the relevant requirements.  Nevertheless, if we or PMI are found to not comply with applicable laws, we or PMI could lose one or more of our licenses or face other sanctions, which may have an adverse effect on our ability to continue to facilitate the origination of borrower loans through the platform, perform our servicing obligations or make the platform available to borrowers in particular states, which may impair your ability to receive the payments of principal and interest on your Notes that you expect to receive.  See “Government Regulation—Regulation of Consumer Protection Laws—State and Federal Laws and Regulations” for more information.

We rely on our agreement with WebBank to originate loans to qualified borrower members on a uniform basis throughout the United States.  If our relationship with WebBank were to end, we may need to rely on individual state lending licenses to originate borrower loans.

Borrower loan requests take the form of an application to WebBank, which currently makes all loans to borrowers through the platform, and allows the platform to be available to borrowers on a uniform basis throughout the United States.  If our relationship with WebBank were to end or if WebBank were to cease operations, we may need to rely on individual state lending licenses to originate borrower loans.  Because we do not currently possess state lending licenses in every U.S. state, we might be forced to limit the rates of interest charged on borrower loans in some states and might not be able to originate loans in some states altogether.  We also may face increased costs and compliance burdens if our agreement with WebBank is terminated.

Several lawsuits have sought to recharacterize certain loan marketers and other originators as lenders.  If litigation or a regulatory enforcement action on similar theories were successful against us, borrower loans originated through the platform could be subject to state consumer protection laws and licensing requirements in a greater number of states.

Several lawsuits have brought under scrutiny the association between high-interest “payday loan” marketers and out-of-state banks.  These lawsuits assert that payday loan marketers use out-of-state lenders in order to evade the consumer protection laws imposed by the states where they do business.  Such litigation has sought to recharacterize the loan marketer as the lender for purposes of state consumer protection law restrictions.  Similar civil actions have been brought in the context of gift cards.  We believe that our activities are distinguishable from the activities involved in these cases.

Nevertheless, if we were recharacterized as the lender of borrower loans,  such a recharacterization could render those loans voidable or unenforceable.  In addition, we could be subject to claims by borrowers, as well as enforcement actions by regulators.  Even if we were not required to cease doing business with residents of certain states or to change our business practices to comply with applicable laws and regulations, we could be required to register or obtain licenses or regulatory approvals that could impose a substantial cost on us.  To date, no actions have been taken or threatened against us on the theory that we have engaged in unauthorized lending.  However, such actions could have a material adverse effect on our business.

As Internet commerce develops, federal and state governments may draft and propose new laws to regulate Internet commerce, which may negatively affect our business.

As Internet commerce continues to evolve, increasing regulation by federal and state governments becomes more likely.  Our business could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to peer-to-peer lending.  The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and we may be unable to pass along those costs to our members in the form of increased fees.  In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided over the Internet.  These taxes could discourage the use of the Internet as a means of consumer lending, which would adversely affect the viability of the platform.

If the SEC deems us to be an asset-backed issuer, we could be required to provide the disclosures and file the reports required of asset-backed issuers, which could adversely impact our business model and impose additional costs.

Regulation AB under the Securities Act of 1933, as amended, defines an asset-backed security as “a security that is primarily serviced by the cash flows of a discrete pool of receivables or other financial assets, either fixed or revolving, that by their terms convert into cash within a finite time period, plus any rights or other assets designed to assure the servicing or timely distributions of proceeds to the security holders.” We do not believe that a Note is an asset-backed security under this definition, in part because our Notes are not backed by a “discrete pool” of assets since we will make payments on a Note from the cash flow generated by the single loan underlying the Note.  We have not, however, sought a no-action letter or other informal confirmation from the staff of the SEC, and it is possible that the SEC or a court could disagree with our conclusion.  In such circumstances, we would be required to seek an exemptive order or no-action relief, both of which impose significant costs and delays on our business, and if those are unsuccessful, prepare a registration statement and periodic reports that are substantially different from this registration statement and the periodic reports filed by PMI in connection with its outstanding Notes.  For example, an asset-backed issuer must file a distribution report on Form 10-D within 15 days after each required distribution date for the asset-backed security as specified in the transaction documents.  We make hundreds of distributions a week, and as a result, we could be required to file numerous Forms 10-D in the absence of no-action relief from the SEC.  These requirements could adversely impact our business model and impose additional costs that we did not anticipate in structuring this offering, which could ultimately undermine the purpose for which we were organized.

If we or PMI is required to register under the Investment Company Act, our ability to conduct our business could be materially adversely affected.

The Investment Company Act of 1940, or the “Investment Company Act,” contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities.  We believe PMI has conducted its business, and we intend to conduct our business, in a manner that does not result in our being characterized as an investment company.  If, however, we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would materially adversely affect our business, financial condition and results of operations.  Any determination that PMI is an investment company under the Investment Company Act similarly could impair its ability to perform its obligations under the Servicing Agreement and thereby impair our ability to make payments on the Notes.  If we or PMI were deemed to be an investment company, we or PMI may also attempt to seek exemptive relief from the SEC, which could impose significant costs and delays on our business.

If we or PMI are required to register under the Investment Advisers Act, our ability to conduct our business could be materially adversely affected.

The Investment Advisers Act of 1940, or the “Investment Advisers Act,” contains substantive legal requirements that regulate the manner in which “investment advisers” are permitted to conduct their business activities.  We believe that our business consists of providing a platform for peer-to-peer lending for which investment adviser registration and regulation do not apply under applicable federal or state law, and do not believe that we are required to register as an investment adviser with either the SEC or any of the various states. The SEC or a state securities regulator could reach a different conclusion, however.   Registration as an investment adviser could adversely affect our method of operation and revenues. For example, the Investment Advisers Act requires that an investment adviser act in a fiduciary capacity for its clients.  Among other things, this fiduciary obligation requires that an investment adviser manage a client’s portfolio in the best interests of the client, have a reasonable basis for its recommendations, fully disclose to its client any material conflicts of interest that may affect its conduct and seek best execution for transactions undertaken on behalf of its client.  It could be difficult for us to comply with this obligation without meaningful changes to our business operations, and there is no guarantee that we could do so successfully.  If we were ever deemed to be in non-compliance with applicable investment adviser regulations, we could be subject to various penalties, including administrative or judicial proceedings that might result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), the issuance of cease-and-desist orders or other adverse consequences.  Similarly, any determination by regulators that PMI must register as an investment adviser could materially adversely affect PMI and impair its ability to continue to administer the platform on our behalf.

We may face liability under state and federal securities law for statements in our prospectus and in other communications that could be deemed to be an offer to the extent that such statements are deemed to be false or misleading.

Loan listings and other borrower information available on our website as well as in our sales and listing reports are statements made in connection with the purchase and sale of securities that are subject to the antifraud provisions of the Exchange Act and the Securities Act.  In general, these liability provisions provide a purchaser of Notes with a right to bring a claim against us for damages arising from any untrue statement of material fact or failure to state a material fact necessary to make any statements made not misleading.  Even though we have advised you of what we believe to be the material risks associated with an investment in the Notes, the SEC or a court could determine that we have not advised you of all of the material facts regarding an investment in the Notes, which could give you the right to rescind your investment and obtain damages, and could subject us to civil fines or criminal penalties in addition to any such rescission rights or damages.

 Our activities in connection with the offer and sale of securities on the platform could result in potential violations of federal securities law and result in material liability to us.

Our business is subject to federal and state securities laws that may limit the kinds of activities in which we may engage and the manner in which we engage in such activities.  For example, changes to the manner in which we offer and sell Notes or other securities on the platform could be viewed by the SEC or a state securities regulator as involving the creation or sale of new, unregistered securities.  In such circumstances, the failure to register such securities could subject us to liability and the amount of such liability could be meaningful.

USE OF PROCEEDS

We will use the proceeds of each series of Notes to facilitate the funding of a borrower loan through the platform designated by the lender members purchasing such series of Notes.  We will use the proceeds of each series of Notes to purchase the corresponding borrower loan from WebBank.  See “About the Platform” for more information.

PLAN OF DISTRIBUTION

We will offer the Notes to lender members at 100% of their principal amount.  The Notes will be offered only by us through www.prosper.com, and there will be no underwriters or underwriting discounts.  See “About the Platform” and “About the Issuer” for more information.

FINANCIAL SUITABILITY REQUIREMENTS

The Notes are highly risky and speculative.  Investing in the Notes should be considered only by persons who can afford the loss of their entire investment.  Our platform currently allows lender members to bid as little as $25 and as much as the full amount of any particular listing, up to an aggregate amount of $5,000,000 for individuals and $50,000,000 for institutions.

To purchase Notes, lender members located in Idaho or Missouri must meet one or more of the following suitability requirements:

a. (i) You must have an annual gross income of at least $70,000; (ii) your net worth must be at least $70,000; and (iii) the total amount of Notes you purchase cannot exceed 10% of your net worth; or

b. (i) Your net worth must be at least $250,000; and (ii) the total amount of Notes you purchase cannot exceed 10% or your net worth.
For purposes of the suitability requirements described above, you and your spouse are considered to be a single person.  In addition, the following definitions apply:

 "annual gross income" means the total amount of money you earn each year, before deducting any amounts for taxes, insurance, retirement contributions or any other payments or expenses;

"net worth" means the total value of all your assets, minus the total value of all your liabilities. The value of an asset is equal to the price at which you could reasonably expect to sell it. In calculating your net worth, you should only include assets that are liquid, meaning assets that consist of cash or something that could be quickly and easily converted into cash, such as a publicly-traded stock. You shouldn't include any illiquid assets, such as homes, home furnishings or cars;

"net investment" means the principal amount of Notes purchased, minus principal payments received on the Notes.

We are seeking to register the offer and sale of our Notes in all 50 states as well as the District of Columbia.  As part of this process, we expect that states in addition to those referenced above will impose minimum financial suitability standards and maximum investment limits for lender members who reside in such states.  Should this occur we will set forth these requirements in a supplement to this prospectus.  Under the lender registration agreement, lender members are required to represent and warrant that they satisfy the applicable minimum financial suitability standards and maximum investment limits of the state in which they reside.  Lender members who fail to satisfy any such requirements will not be permitted to purchase Notes.

ABOUT THE PLATFORM

Overview

Prosper Funding LLC operates a peer-to-peer online credit platform, which we refer to as the “platform”, that enables its borrower members to borrow money and its lender members to purchase Borrower Payment Dependent Notes, or Notes, issued by Prosper Funding LLC, the proceeds of which facilitate the funding of the loans made to borrower members. Prosper Funding LLC is a wholly-owned subsidiary of Prosper Marketplace, Inc. We use the terms “we”, “us” and “our” to refer to Prosper Funding LLC, and we use the term “PMI” to refer to Prosper Marketplace, Inc.

PMI developed the platform and owns the proprietary technology that makes operation of the platform possible.  We have entered into a Servicing Agreement with PMI pursuant to which PMI has licensed to us the right to operate the platform, and we have appointed PMI to provide certain administrative services relating to the platform (the “Servicing Agreement”).     Prior to the commencement of this offering, PMI operated the platform directly, facilitated the origination of loans by WebBank through the platform and issued and sold notes corresponding to those loans.  We refer to borrower loans originated and notes issued and sold through the platform prior to the commencement of this offering as “PMI Borrower Loans” and “PMI Notes”, respectively.

The platform was designed to allow people to lend money to other people in an open transparent marketplace. Prosper believes peer-to-peer lending represents a new model of consumer lending, where individuals can earn the interest spread of a traditional consumer lender but must also assume the credit risk of a traditional lender.   It is people that are the drivers of credit formation in peer-to-peer lending, not institutions.

We believe peer-to-peer lending presents an enormous opportunity to create a more transparent form of consumer lending.  Key drivers of peer-to-peer lending include:

• The possibility of lower rates and better terms for borrowers compared to traditional sources of consumer credit, such as credit cards;

• A new asset class for investors with the possibility of attractive risk-adjusted returns that are not directly correlated to the performance of the stock market;

• An opportunity to combine social networking with financial services in a manner that allows users that help fund loans to feel they are directly helping other people while also potentially earning attractive returns;

• Growing acceptance of the Internet as an efficient and convenient forum for consumer transactions.

How the Platform Works

The platform is an online marketplace that matches individuals who wish to obtain consumer loans, whom we refer to as “borrower members”, with persons who are willing to help fund those loans, whom we refer to as “lender members”.  A borrower member who wishes to obtain a loan through the platform must post a loan listing, or listing, on the platform.  Lender members can review all the loan listings on the platform and make a commitment towards any listing they wish to help fund.  A commitment is a commitment to purchase a promissory note, or “Note”, from us, the payments on which will be dependent on the payments we receive on the loan requested in the listing.  If a listing receives enough lender member commitments to be funded, our partner WebBank, an FDIC-insured, Utah industrial bank, will originate the loan requested and then sell it to us and, at the same time, we will sell a Note to each lender member that made a commitment towards the loan in the principal amount of that commitment. We refer to a borrower member who posts a loan listing as an “applicant” and an applicant who obtains a loan through the platform as a “borrower”.

In order to post a listing, an applicant must first complete a loan application. We then obtain a credit report for the applicant and use data from that report as well as data supplied by the applicant to assign a risk grade to the listing, which is called a “Prosper Rating”. The listing is then posted on the platform.   The format for listings is

shown below. The actual images are from hypothetical listings we created rather than actual listings.  Each listing includes the Prosper Rating, selected items from the applicant’s credit report, intended use of the potential loan, plus information regarding any previous loans obtained by the applicant through the platform.

       Lender members can bid on listings in amounts ranging from the entire loan amount requested to as little as $25. Thus, it is typical to have multiple lender members bid on a single listing. As the listing is funded, the listing will show the amount of commitments made towards that potential loan by lender members.

One unique aspect of peer-to-peer lending is that it allows lender members who are friends and family of an applicant to bid on that applicant’s listing. Friends and family bids can signal that a stronger social bond exists that could influence repayment rates. Friends and family can also vouch for the applicant’s character. These bids are also shown on the listing page for all lender members to review, as shown below.

Our registration, processing and payment systems are automated and electronic.  We have no physical branches, no deposit-taking and interest payment activities and limited loan underwriting activities.  Our website provides detailed information about the platform, including detailed fee information, the full text of our member legal agreements, help pages and white papers.  In addition to the customer support materials available on our website, we make additional customer support available to members by email and phone.  Our customer support team is currently located at our headquarters in San Francisco, California.

We will attract lender members and borrowers to www.prosper.com through a variety of sources, including referrals from other parties (such as online communities, social networks and marketers), search engine results and online and offline advertising.  We are not dependent on any one source of traffic to our website.  As of December 31, 2011, our website was receiving an average of approximately 331,400 unique visitors per month.

We generate revenue by charging lender members ongoing servicing fees on the Notes they have purchased, and from transaction fees paid by borrowers.

Platform Participants, Registration Requirements and Minimum Credit Criteria

All platform participants must register with us and agree to the platform’s rules and terms of use, including consent to receipt of disclosures electronically.  At the time of registration, individuals or authorized institutional agents must provide their name, address and an email address.  After responding to an email verification, registrants must agree to the terms and conditions (including the applicable registration agreement) for the specific role for which they are registering.

Borrower Members

A borrower member may be any natural person at least 18 years of age who is a U.S. resident in a state where loans through the platform are available, with a bank account and a social security number.  After passing Prosper’s anti-fraud and identity verification process, borrower members can request unsecured borrower loans at interest rates we set.  We set minimum credit and other credit guidelines for borrowers, as discussed in the risk grading section.

When an applicant requests a loan, we first evaluate whether the applicant meets the underwriting criteria we have established with our origination partner, WebBank.  WebBank makes loans to borrowers and then sells and assigns the promissory notes evidencing those loans to us.  The underwriting criteria apply for all borrower loans originated through the platform and may not be changed without WebBank’s consent.  The underwriting criteria require that borrowers have a minimum credit score of a specified threshold amount (currently 640, except that the minimum is 600 for borrower members who (1) previously obtained a borrower loan and paid off the loan in full, or (2) are seeking a second loan and are otherwise eligible for a second loan), and have no prior charge-offs on loans originated through the platform. In connection with our identity and anti-fraud verification process for applicants, we verify the deposit account into which the loan proceeds will be deposited, to determine that the applicant is a holder of record of the account.  Even if a listing receives bids that equal or exceed the minimum amount required to fund, we will cancel the listing if we are unable to verify the applicant’s account.  While we attempt to authenticate each platform participant’s identity, our fraud checks could fail to detect identity theft, fraud and inaccuracies.  See “Risk Factors—Risks Related to Borrower Default” for more information.

Lender Members

Our lender members are individuals and institutions that have the opportunity to buy our Notes.  Lender members must register on the platform.  During lender registration, potential lender members must authorize us to obtain their credit report for identification purposes, they must also consent to any applicable tax withholding statement and must agree to the terms and conditions of our website.  Lender members must also enter into a lender registration agreement with us, which agreement governs all sales of our Notes to lender members.  Lender members are not required to give credit information to the same extent as borrower members.  An individual lender member must be a natural person at least 18 years of age and a U.S. resident, must provide his or her social security number and may be required to provide his or her state driver’s license or state identification card number.  Institutions must provide their taxpayer identification number.  At the time a lender member registers with Prosper, the lender member must satisfy any minimum financial suitability standards and maximum investment limits established for the platform or the Note Trader platform by the state in which the lender member resides.  Prior to bidding on a listing, lender members must transfer funds to an account maintained on the platform, which we refer to as a “funding account.” The funding account holds all funds supporting a lender member’s bids and all Note payments payable to the lender member are deposited in the funding account.

Our Relationship with WebBank

WebBank is a FDIC-insured, Utah-chartered industrial bank and direct lender that makes loans to borrowers.  Upon commencement of this offering, Prosper Funding LLC will succeed to all but the indemnification obligations of agreements entered into between WebBank and PMI (the “WebBank Agreements”), PMI will remain a party to the WebBank Agreements solely for the purpose of providing the indemnifications thereunder.  Under the terms of the WebBank Agreements, Prosper Funding LLC will market and provide the online platform and certain operations services in connection with the loans made by WebBank to borrowers in exchange for a servicing fee, and WebBank will sell and assign the promissory notes evidencing the borrower loans to Prosper Funding LLC.  As consideration for WebBank’s agreement to sell and assign the promissory notes evidencing the borrower loans to Prosper Funding LLC, Prosper Funding LLC will pay WebBank a monthly fee in addition to the purchase price of the promissory notes themselves.

Risk Management

The Prosper Rating System

Each listing is assigned a Prosper Rating based on the estimated loss rate for that listing. The Prosper Rating is a letter that indicates the level of risk associated with a listing and corresponds to an estimated average annualized loss rate range. This rating system allows us to maintain consistency when assigning a rating to a listing. There are currently seven Prosper Ratings, but this, as well as the loss ranges associated with each, may change over time as the marketplace dictates.

The current Prosper Ratings and the estimated loss ranges associated with them are as follows:

Prosper Rating	Est. Avg. Annual Loss Rate
AA	0.00% - 1.99%
A	2.00% - 3.99%
B	4.00% - 5.99%
C	6.00% - 8.99%
D	9.00% - 11.99%
E	12.00% - 14.99%
HR	>=15.00%

The estimated loss rate for each listing is based on the historical performance of PMI Borrower Loans with similar characteristics and is primarily determined by two scores: (1) a custom Prosper Score, and (2) a credit score obtained from a credit reporting agency.

Prosper Score

The Prosper Score predicts the probability of a borrower loan going “bad,” where “bad” is the probability of going more than 60 days past due.  To create the Prosper Score, PMI developed a custom risk model using its historical data. PMI built the model on the platform’s borrower population so that the model would incorporate behavior that is unique and inherent to that population. In contrast, a credit score obtained from a credit reporting agency is based on a much broader population, of which platform borrowers are just a small subset. We use both the Prosper Score and a credit score to assess the level of risk associated with a listing.

To build and validate its custom risk model, PMI used loans originated through the platform from April 2007 through October 2008 and measured their performance for the fifteen months following origination. PMI analyzed variables available at the time of listing for potential inclusion in the final model, including those from the credit report and provided by the borrower.  PMI dropped or kept variables in the final model based on their contribution and stability over time, and went through a number of iterations before finalizing the model in its current form.  Some of the variables included in the final model are:

- Total Inquiries
- Inquiries last 6 months
- Total Trades
- Trades opened <= 6 months
- Trades Never Delinquent or Derogatory
- Trades with Delinquent Balance
- Available Credit on Open Bankcards
- Debt-to-Income Ratio
- Bankcard Utilization

The model assigns weights to all of its variables based on their value in predicting the likelihood of a loan going bad.  For a given listing, the model estimates the probability of the related loan becoming bad, which we call the listing’s “probability of bad”.  The probability of bad for a listing is then mapped to a Prosper Score, which is displayed as part of that listing.  Prosper Scores range from 1 to 10, with 10 being the best, or lowest risk value.  The probability of bad ranges and the corresponding Prosper Scores are as follows.

Probability Bad	Prosper Score
> 24.84%	1
20.33 < x <=24.84%	2
17.05 < x <= 20.33%	3
14.42 < x <= 17.05%	4
12.00 < x <= 14.42%	5
10.00 < x <= 12.00%	6
8.17 < x <= 10.00%	7
5.98 < x <= 8.17%	8
4.50 < x <= 5.98%	9
0.00 < x <= 4.50%	10

For example, a probability of bad of 3.29% equates to a Prosper Score of 10, a probability of bad of 12.00% equates to a Prosper Score of 6, and a probability of bad of 37.54% equates to a Prosper Score of 1. The probability of bad ranges is likely to change over time as we acquire additional performance data.

Credit Score

In addition to Prosper Score, the other element we use to determine the Prosper Rating for a listing is a credit score from a consumer reporting agency. The credit score we use currently is Experian’s Scorex PLUS score, although we may use one or more different scores in the future.  The minimum credit score required for an applicant to post a listing is 640, except for applicants who (i) previously obtained a borrower loan or a PMI Borrower Loan and paid off the loan in full, or (ii) are seeking a second loan while their first loan is still outstanding and are otherwise eligible for such second loan, for whom the minimum score required is 600.

We obtain an applicant’s credit score at the time his listing is created, unless we already have a credit score on file that is not more than thirty days old.  This credit score is used to determine the Prosper Rating for the listing, and the range that credit score falls within is also included in the listing.  If available, we obtain updated credit scores on a monthly basis for borrowers with outstanding loans, and we include the applicable score ranges by month in listings on the Note Trader platform.  We do not disclose applicant’s exact credit score to any of our customers, except for the applicant himself.

Assigning Estimated Loss Rates

We assign estimated loss rates for listings based on the historical performance of borrower loans and PMI Borrower Loans with similar characteristics.  The starting point for this determination is our base loss rate table, shown below, which PMI created by dividing the range of Prosper Scores and credit scores into multiple segments and combining them into a single grid.  We estimate a base loss rate for each cell in the table, based on the historical performance of loans originated on the platform that occupied the same cell (i.e., that had the same point of intersection for their Prosper Score and credit score). Cells are grouped together due to small volume, similar behavior or both.  We review our loan performance on a monthly basis to see how our loss estimates compare to the actual performance of loans originated on the platform, and we make any adjustments to those estimates we deem necessary based on such reviews. Please refer to our website for the estimated base loss rate currently in use. Estimated base loss rates for the cells in the table below are based on performance of historical PMI Borrower Loans as of November 30, 2011.

	Experian Scorex Plus Score
Prosper Score	600-619	620-639	640-649	650-664	665-689	690-701	702-723	724-747	748-777	778+
1	24.90%	24.90%	24.90%	24.90%	24.90%	24.90%	24.90%	24.90%	16.50%	16.50%
2	24.90%	24.90%	24.90%	19.90%	19.90%	16.50%	16.50%	16.50%	16.50%	16.50%
3	24.90%	24.90%	24.90%	19.90%	19.90%	16.50%	16.50%	16.50%	16.50%	16.50%
4	19.90%	19.90%	19.90%	19.90%	16.50%	16.50%	16.50%	16.50%	16.50%	16.50%
5	19.90%	19.90%	19.90%	19.90%	16.50%	16.50%	16.50%	11.90%	11.90%	11.90%
6	19.90%	19.90%	19.90%	14.70%	14.70%	11.90%	11.90%	8.90%	8.90%	8.90%
7	19.90%	19.90%	19.90%	8.90%	8.90%	8.90%	8.90%	8.90%	8.90%	8.90%
8	14.70%	14.70%	14.70%	5.65%	5.65%	5.65%	5.65%	5.65%	5.65%	3.30%
9	14.70%	14.70%	14.70%	5.65%	5.65%	5.65%	5.65%	3.30%	3.30%	3.30%
10	14.70%	14.70%	14.70%	5.65%	5.65%	5.65%	5.65%	3.30%	3.30%	1.00%

We can make adjustments to the base loss rate to determine the final loss rate.  The final loss rate determines the Prosper Rating.  We currently make adjustments if the applicant has already been a borrower on the platform and based on loan term.  The value of the adjustments are based on historical PMI data, where available, as well as observed industry performance.  Current adjustment variables and their values are:

	Previous Prosper Loan		Loan Term
Base Loss Rate	Yes	No	1 year	3 year	5 year
0.00 – 1.99%	-0.25%	-	-0.15%	-	-
2.00 – 3.99%	-1.30%	-	0.00%	-	-
4.00 – 5.99%	-3.65%	-	0.00%	-	-
6.00 – 8.99%	-4.70%	-	-0.10%	-	-
9.00 – 11.99%	-7.70%	-	-0.10%	-	-
12.00 – 14.99%	-10.50%	-	-0.10%	-	-
15.00+%	-10.00%	-	-0.40%	-	-

Here is an example of how the final loss rate and Prosper Rating for a loan listing would be calculated:
- Applicant credit bureau score = 715 and Prosper score = 9
- Applicant has borrowed through the platform before
Base Loss Rate:		5.65%
Adjustments:
	-Previous Loan:	-3.65%
Final Loss Rate:		2.00%
Prosper Rating:		A

Calculating Loss Estimates

        To calculate the estimated loss rates contained in the base loss rate table and adjustment values, PMI developed a loan model to simulate the future performance of loans based on past performance data.  The principal elements of the model are as follows:

Average Balance. To calculate the average balance for each period, PMI used the amount of loan principal on loans that are still open and have not been charged-off or paid off. As loan payments are made, the principal balance of each loan declines over time. It is assumed that borrowers that are making scheduled payments on these loans do so according to their amortization schedule.

When the loan is paid off early, it is no longer included in the outstanding balance for subsequent periods. Historical payoff rates were used to project the monthly payoffs and these rates were assumed to remain constant throughout the life of the loans. Similarly, once a loan has been charged-off, the principal associated with this loan is considered a credit loss and is no longer included in the outstanding periodic balance.

Delinquent and Charged-Off Loans.  To estimate the number of current and delinquent accounts on a monthly basis, PMI applied roll rates to each group of given loans. PMI first calculated the historical roll rates of accounts in particular cells and then applied the historical rate to the given loans. A roll rate measures the percent of loans within a particular payment status that “roll” to the next late payment status if the loan is not paid. For example, a current account that is not paid “rolls” to a new payment status defined as 1 to 30 days past due. Similarly, an account that is already 1 to 30 days past due and does not make the next payment then “rolls” to a status of 31 to 60 days past due. An account is considered to be a loss, or charged-off, when it reaches 121+ days past due. The average historical roll rates were assumed to be constant for the life of the loan term.

Loss Rates.  The estimated monthly dollar charge-offs are calculated by multiplying the estimated number of accounts that reach 121+ days past due in that month by the average balance of loans in that month.

Collection expenses and recovery payments are applied to gross losses to calculate net losses. When an account becomes more than 30 days past due, it is referred to a collection agency. Collection agencies are compensated by keeping a portion of the payments they collect based on a predetermined schedule. Payments collected by the collection agency reduce the amount of principal that is repaid to lenders. This expense is added to losses in the month the payment is made.

In addition, once an account has been charged-off, any subsequent payments received or proceeds from the sale of the loan in a debt sale are considered recoveries and reduce the amount of principal lost. Recovery assumptions are based on historical recoveries through November 2009 on accounts that were 121+ days past due in 2008. The recovery rate assumptions were:

•	Prosper Rating AA-D = 6.0% annual recovery rate

•	Prosper Rating E-HR = 2.0% annual recovery rate

To calculate the estimated average annualized net loss rate:

1.	Calculate monthly net loss rate = (Net principal charge-offs in month X) / (Outstanding principal balance in month X)

2.	Calculate average annualized net loss rate:

•	monthly net loss rate x 12

•	balance-weighted average of the monthly rates over the life of the loan

For each group of loans, the average loan amount for charged-off accounts was compared to that for total loans; if there was a significant difference, the ratio of average charged-off loan amount to average total loan amount was applied to the expected loss rate to account for this differential.  Estimated loss rates determine the Prosper Rating.

Comparing Estimated Loss Rates to Actual Losses

We review our loan performance on a monthly basis to see how our loss estimates compare to the actual performance of our loans, and we make any adjustments to those estimates we deem necessary based on such reviews.  The graphs below show the expected versus actual cumulative dollar loss rates by Prosper Rating for PMI Borrower Loans booked from July 13, 2009 through December 31, 2010.  Performance is as of December 31, 2011.   The loss performance is tracked by quarterly vintage, meaning each line represents all the loans originated in a given quarter.  We have only included quarterly vintages where all PMI Borrower Loans originated during that quarter have been outstanding at least 10 months, to ensure that all of the loans included are adequately seasoned.  In addition, we only include data for a point along the x axis if at least 70% of the amount originated in that vintage has been outstanding for at least that number of cycles. For example, in our graph for AA PMI Borrower Loans funded during Q3 2009, 70% or more of the original amount borrowed in that vintage has been outstanding for 27 cycles, but less than 70% of the original amount borrowed has been outstanding for 28 or more cycles. So, that graph includes a data point for cycle 27 but not for cycle 28.

Quarterly vintages generally contain enough volume for their performance curves to be meaningful, but there are exceptions.  For example, the volume of PMI Borrower Loans originated in the 3rd quarter of 2009 was relatively low because the platform was closed during the first few weeks of the quarter, and also because the  platform reopened during the quarter after having been shut down for almost nine months.  And during the 4th quarter of 2010 only 31 PMI Borrower Loans were originated on the platform with a C Prosper Rating.  For such vintages, a few loans charging-off, or even a single charge-off, can result in actual losses for that vintage being well above estimates.  Therefore, we look at quarterly vintages individually as well as in aggregate to get a more complete picture of loan performance.

Note: Expectation line reflects the weighted average expected loss rate across all vintages at the time of origination

Note: Expectation lines represent the high end of the estimated loss rate range for each Prosper Rating, except for HR, where the high end of the range is 100% and we have set the expectation curve at 24.75%.

In aggregate, all 2009 and 2010 quarterly vintages are coming in below the expected loss rates.  Loss rates for some of the 2009 vintages have been higher than expected for the lower risk Prosper Ratings, AA-C, but subsequent 2010 vintages have generally been at or below expectations.  The higher risk Prosper Ratings, D-HR, have consistently performed at or better than expectations.

We review our actual losses on a monthly basis and analyze any material variances from our estimates.  To the extent we conclude that any such variance seems likely to continue, we adjust the Prosper Rating accordingly.  For example, based on the continuing exceptional risk performance of repeat borrowers, we made Prosper Rating adjustments in April 2011 that decreased the expected loss rate on repeat borrowers across most combinations of Prosper Score and credit bureau score.

Please note that the historical performance of PMI Borrower Loans may not be indicative of the future performance of our borrower loans.  See “Risk Factors—Prosper Funding LLC, the Platform and Our Ability to Service the Notes” for more information.

 Criteria for Applying a Second Loan

Borrowers may have up to two loans outstanding at any one time, provided that the aggregate outstanding principal balance of both borrower loans does not exceed the then-current maximum allowable loan amount for borrower loans (currently $25,000).  We treat any outstanding PMI Borrower Loan as a "loan" for purposes of this two loan limit.  Currently, to be eligible to obtain a second borrower loan while an existing loan is outstanding:

•Borrowers must be current on their existing borrower loan, and must not have been more than 30 days past due in making their most recent monthly borrower loan payments for a specified number of months (between six and twelve, depending on the borrower’s credit score range at time the existing loan was obtained);

•Borrowers may not post a listing for a second borrower loan within six to twelve months (depending on the borrower’s credit score range at time the existing loan was obtained) following the date of origination of their existing borrower loan; and

•Borrower’s credit score must be 600 or more.

Underwriting requirements for borrower loans, including eligibility requirements for second loans, are subject to change from time to time.

Maximum Loan Amount

The maximum loan amount for a listing is determined by the applicant’s Prosper Rating.  The table below shows the maximum loan amount for each Prosper Rating:

Prosper Rating	Maximum Loan Amount
AA	$25,000
A	25,000
B	15,000
C	15,000
D	15,000
E	4,000
HR	$4,000

Borrower Identity and Financial Information Verification

We reserve the right in our member agreements to verify the accuracy of all statements and information provided by borrower members and lender members in connection with listings, commitments and borrower loans.  We may conduct our review at any time before, during or after the posting of a listing, or before or after the funding of a borrower loan.  If we are unable to verify material information with respect to an applicant or listing, we will cancel or refuse to post the listing or cancel any or all commitments against the listing.  We may also delay funding of a borrower loan in order to verify the accuracy of information provided by an applicant in connection with the listing, or to determine whether there are any irregularities with respect to the listing.  If we identify material misstatements or inaccuracies in the listing or in other information provided by the applicant, we will cancel the listing or related loan.

We verify the identity of every borrower who obtains a loan through the platform using a combination of documentary and non-documentary methods. We ask each applicant to submit a copy of her current driver’s license, passport or other government-issued, photo identification card, which we authenticate using third-party reference materials.  In addition, we compare the information contained in the applicant’s credit report with the information contained in the application. We also run the applicant’s application information through a fraud database.  Finally, we require the applicant to submit bank statements, cancelled checks or other documentary evidence to verify the accuracy of her bank account information. To the extent any of these processes identify inconsistencies between the information submitted by the applicant and the information contained in another data source, we require the applicant to submit documentation to resolve the discrepancy to our satisfaction.  For example, we might require the applicant to submit a recent utility bill to reconcile a discrepancy between the current address listed in her application and the one listed in her credit report.  For the small number of applicants who do not have a current, government-issued photo identification card, we may rely on the other screening processes described above to verify their identity. But we obtain and authenticate photo identification from the great majority of applicants, and perform the other processes described above for all borrowers.  If we are unable to verify the identity of an applicant in the manner described above, we will cancel the applicant’s listing or pending loan.

In addition to the identity verification processes just described, we verify income and employment information for a subset of applicants based on a proprietary algorithm.  The intention of this algorithm is to identify instances where the applicant’s self-reported income is highly determinative of the applicant’s Prosper Rating.  The algorithm gives greatest weight to the following factors:

•Prosper Rating;

•loan amount;

•stated income; and

•debt-to-income ratio.

To verify an applicant’s income, we require the applicant to submit a paystub from within the last thirty days and a W-2 or Form 1099 from the prior calendar year.  To verify an applicant’s employment, we obtain confirmation from the human resources department of the applicant’s employer, verbally or by email, or phone the main phone number of the applicant’s employer and confirm that we can be connected directly to the applicant’s work number from that main number.

Between July 14, 2009 and December 31, 2011 (based on start time of the applicable bidding period), PMI verified employment and/or income on approximately 47% of the PMI Borrower Loans originated on the platform on a unit basis (8,904 out of 19,059) and approximately 67% of originations on a dollar basis ($75,308,364 out of $113,074,405). Breaking these numbers down by Prosper Rating:

•
for PMI Borrower Loans with a Prosper Rating of AA, A or B, PMI verified income and/or employment information on approximately 62% of the loans originated on a unit basis (4,184 out of 6,746) and approximately 81% of originations on a dollar basis ($42,682,605 out of $52,631,119);

•
for PMI Borrower Loans with a Prosper Rating of C or D, PMI verified income and/or employment information on approximately 48% of the loans originated on a unit basis (3,317 out of 6,874) and approximately 65% of originations on a dollar basis ($24,828,425 out of $38,146,063); and

•
for PMI Borrower Loans with a Prosper Rating of E or HR, PMI verified income and/or employment information on approximately 26% of the loans originated on a unit basis (1,403 of 5,439) and approximately 35% of originations on a dollar basis ($7,787,874 out of $22,297,223).

 Our bases for selecting listings for employment or income verification are the same as the ones used by PMI for PMI Borrower Loans.  Please note, however, that historical data regarding PMI Borrower Loans may not be indicative of the future characteristics of our borrower loans.  See “Risk Factors—Prosper Funding LLC, the Platform and Our Ability to Service the Notes” for more information.

If an applicant fails to provide satisfactory information in response to an income or employment verification inquiry, we will (a) request additional information from the applicant, (b) cancel the applicant’s listing or (c) refuse to proceed with the funding of the loan.  Where we choose to verify an applicant’s income or employment information, the verification is normally done after the applicant’s listing has already been posted.  This allows us to focus our verification efforts on the listings most likely to fund, and increases the percentage of funded loans that are subject to verification.

When we identify inaccurate employment or income information in an  application or listing that has resulted in the applicant obtaining a different Prosper Rating or interest rate for her listing than she would have obtained if she had provided the correct information, we cancel the listing. If we identify inaccurate information in a listing that does not trigger cancellation of the listing, we do not update the listing to include the corrected information. Cancellation automatically triggers a notice to the applicant and any lender members who made commitments that the listing has been cancelled, and we send an adverse action notice to the applicant indicating the reasons for cancellation. We make the funds committed by the lender members on the cancelled listing immediately available to them for bidding on other listings.

We generally do not verify information included by applicants in their listings other than identity, income and employment information. Similarly, we do not verify the information in any recommendations from an applicant’s Prosper friends. We derive the applicant’s debt-to-income ratio, or “DTI,” from a combination of the applicant’s self-reported income and information from the applicant’s credit report.  The credit data that appears in listings is taken directly from the applicant’s credit report. Although applicants may provide proof of homeownership to establish homeownership status, in most instances, homeownership status is derived from the credit report as well.  For example, if the credit report reflects an active mortgage loan, the applicant is presumed to be a homeowner. Lender members should not rely on unverified information provided by applicants.

Our or PMI’s participation in funding loans on the platform from time to time has had, and will continue to have, no effect on our income and employment verification process, the selection of loan requests verified or the frequency of income and employment verification.

We are continuously looking for ways to improve our verification procedures in a cost-effective manner in order to increase the repayment performance of loans.  See “Risk Factors—Risks Related to Borrower Default—Information supplied by applicants may be inaccurate or intentionally false- Information regarding income and employment is not verified in many cases” for more information.

Our Note Repurchase and Indemnification Obligations

    Under the lender registration agreement, in the event of a material default under a series of Notes due to verifiable identity theft of the named borrower’s identity, we will repurchase the Note and credit the lender members’ account with the remaining unpaid principal balance of the Note.  Our repurchase obligation will apply only if the relevant Note is at least 120 days past-due; provided, that we may in our sole discretion elect to repurchase such Note at an earlier time.  The determination of whether verifiable identity theft has occurred is in our sole discretion.  We generally recognize the occurrence of identity fraud upon receipt of a police report regarding the identity fraud.  This remedy for identity fraud only provides protection against identity theft; in no way is it a guarantee of a borrower’s self-reported information (beyond identity) or a borrower’s creditworthiness.  We expect the incidence of identity fraud on the platform to be low because of our identity verification process. As of December 31, 2011, PMI had experienced 23 cases of confirmed identity fraud affecting 36 PMI Borrower Loans since inception, but has not experienced any cases of confirmed identity fraud during the years ended December 31, 2011 and 2010.  In the cases of identity theft PMI has experienced, it received a police report and identity theft affidavit from the victim evidencing that identity theft had occurred.  Please note that historical data regarding PMI Borrower Loans may not be indicative of the future characteristics of our borrower loans.  See “Risk Factors—Risk Related to Borrower Default” for more information.

   We have the exclusive right to investigate claims of identity theft and determine, in our sole discretion, whether verifiable identity theft has occurred.  As PMI, acting as Servicer on our behalf, is the sole entity with the ability to investigate and determine verifiable identity theft, which triggers our repurchase obligation, a conflict of interest exists as the denial of a claim of identity theft would save us from our repurchase obligation and also excuse PMI from its obligation, under certain circumstances, to provide us with the funds required to effect such repurchase. There are, however, three factors that mitigate the risk of this conflict.  Without the protection offered by this repurchase obligation, fewer potential lender members will have the confidence to participate on the platform, limiting our growth and long term profitability.  In addition, our relationship with WebBank includes a requirement – and accompanying audit function – to insure that claims of identity theft are thoroughly investigated and accurately reported.  Finally, California statutes include severe penalties owed to the victim of identity theft if it is shown that a claim of identity theft was not adequately investigated or frivolously dismissed.

   In the event we breach any of our other representations and warranties in the lender registration agreement pertaining to the Notes, and such breach materially and adversely affects a series of Notes, we will either indemnify the lender members, repurchase the series of Notes or cure the breach.  The circumstances where this may occur include where the listing contained the wrong Prosper Score, or where we miscalculated the Prosper Score, resulting in the wrong Prosper Rating appearing in the listing.  We are not, however, under any obligation to cure, indemnify or repurchase a series of Notes because a correctly determined Prosper Score or Prosper Rating fails to accurately predict the actual losses on a borrower loan.  In addition, we are not obligated to repurchase a Note or indemnify a lender member whose investment is not realized in whole or in part due to false or inaccurate statements or omissions of fact in a listing, whether in credit data, borrower’s representations, user recommendations, group affiliations or similar indicia of borrower intent and ability to repay the loan. Finally, if we repurchase a Note, we will only return the outstanding principal balance to the lender member and not unpaid interest.

Historical Performance of PMI Borrower Loans

The performance of borrower loans is a function of the credit quality of borrowers and the risk and return preferences of lender members.  Lender members can choose to pursue a variety of bidding strategies, including strategies that may or may not maximize the return on their investment.  When making commitment decisions, lender members consider applicants’ Prosper Rating, credit score, debt-to-income ratios and other credit data and information displayed with listings.    See “Risk Factors—Risks Related to Borrower Default.”

The following seven graphs show performance for PMI Borrower Loans through December 31, 2011 by delinquency rates and cumulative principal default rates.

The table below shows 1-30 and 31-120 day delinquency rates by quarter for PMI Borrower Loans originated between July 13, 2009 and December 31, 2011.  This graph shows delinquencies as a percentage of total outstanding principal balance.  We consider loans more than 30 days past due to be severely delinquent due to the significant decrease in the likelihood of receiving future payment once a loan has missed two payments.

The following graphs show cumulative principal default rates for PMI Borrower Loans originated by year.  The cumulative charge-off rate is calculated as the sum of the cumulative principal balance charged-off, divided by the original amount borrowed.  The vertical axis shows the percentage of principal charged-off.  The horizontal axis shows the age of the loan in monthly cycles.  We only include data for a point along the x axis if at least 70% of the original amount borrowed in that vintage has been outstanding for at least that number of cycles.

The following table shows cumulative principal default rates for PMI Borrower Loans originated from July 13, 2009 to December 31, 2009, as of December 31, 2011.

The following table shows cumulative principal default rates for PMI Borrower Loans originated from January 1, 2010 through December 31, 2010, as of December 31, 2011.

    The following table presents aggregated information as of December 31, 2011, grouped by Prosper Rating, for all PMI Borrower Loans originated on the platform from July 13, 2009 through December 31, 2011.  With respect to delinquent PMI Borrower Loans, the table shows the entire amount of the principal remaining due (not just that particular payment) as of December 31, 2011.

PMI Borrower Loan Originations
July 13, 2009 - December 31, 2011
(as of December 31, 2011)

	Total Loan Originations		Current Loans			1-30 Days Past Due
Prosper Rating	Number	Amount	Number	Origination Amount	Outstanding Principal	Number	Origination Amount	Outstanding Principal
AA	1,509	$12,105,915	994	$8,839,687	$6,080,335	3	$36,000	$27,195
A	2,933	21,751,991	2,314	18,429,823	14,488,686	23	134,633	89,445
B	2,258	17,620,970	1,896	15,168,739	12,818,264	24	152,199	123,274
C	1,896	11,032,743	1,356	8,399,833	6,638,847	29	169,924	130,281
D	4,936	26,522,849	3,775	21,379,773	18,255,493	119	636,002	526,140
E	3,139	14,639,866	2,380	11,419,100	9,863,148	97	448,757	385,387
HR	2,242	7,288,460	1,588	5,187,800	4,220,241	67	242,683	200,589
	18,913	$110,962,794	14,303	$88,824,755	$72,365,015	362	$1,820,198	$1,482,312
	avg loan size:	$5,867

percent of total			75.6%	80.0%		1.9%	1.6%

	Paid In Full		31+ Days Past Due			Defaulted 1
Prosper Rating	Number	Origination Amount	Number	Origination Amount	Outstanding Principal	Number	Origination Amount	Net Charged Off Principal
AA	477	$2,916,928	7	$62,400	$41,903	28	$250,900	$185,797
A	502	2,718,238	23	156,909	108,654	71	312,387	242,185
B	270	1,821,132	33	223,300	182,900	35	255,600	216,630
C	389	1,823,436	26	147,000	109,709	96	492,550	409,324
D	656	2,801,859	137	686,260	577,220	249	1,018,955	863,234
E	361	1,409,143	136	710,851	643,889	165	652,016	586,809
HR	345	1,085,718	74	241,473	204,457	168	530,786	451,490
	3,000	$14,576,454	436	$2,228,194	$1,868,732	812	$3,513,194	$2,955,469

percent of total	15.9%	13.1%	2.3%	2.0%		4.3%	3.2%

1	includes all loans >120 days past due
2	Only includes loans where the bankruptcy notification date is prior to the date the loan became 121 days past due. If we were notified of a bankruptcy					Default due to Delinquency:
	after the loan reached 121 days past due, it is included in the "Default due to Delinquency" totals.						720	$2,681,669

						Default due to Bankruptcy2 :
							92	$273,800
    From July 13, 2009 through December 31, 2011, 18,913 PMI Borrower Loans were originated on the platform with an average original principal amount of $5,567 and an aggregate original principal amount of $110,962,794.  As of December 31, 2011, 75.6% of these loans were current or had not reached their first billing cycle and 15.9% were paid in full, 1.9% were 1 to 30 days past due, 2.3% were more than 30 days past due, and 4.3% had defaulted.  A PMI Borrower Loan is considered to have defaulted when it is more than 120 days past due or has been discharged in bankruptcy.  Of these 18,913 loans, 1,811 loans, or 10%, have been greater than 15 days past due at any time, 1,356 loans, or 7%, have been more than 30 days past due at any time, and 1,147 or 6%, have been more than 60 days past due at any time.

  Of PMI Borrower Loans originated after July 13, 2009, 812 have defaulted as of December 31, 2011, equaling a total net defaulted amount of $2,955,469.  Of these 812 defaulted loans, the borrowers of 92 of the loans have filed for bankruptcy, resulting in a net defaulted amount of $273,800.

         The data in the preceding tables regarding PMI Borrower Loans may not be representative of the loss experience that will develop for our borrower loans.  In addition, the data in the preceding tables regarding prepayments may not be representative of the prepayments we expect over time.

        The following table presents aggregate information, as of December 31, 2011, regarding the results of PMI’s collection efforts for PMI Borrower Loans originated after July 13, 2009 that became more than 30 days past due at any time, grouped by Prosper Rating.

Prosper Rating	Loans In Collections	Origination Amount	Aggregate Amount Sent to Collections	Gross Amount Collected on Accounts sent to Collections		Number of Loans Charged-off	Gross Aggregate Principal Balance of Loans Charged-Off	Gross Amount Recovered on Loans Charged-Off	Net Aggregate Charge-Off
AA	44	$353,800	$22,916	$7,033		28	$185,797	$-	$185,797
A	114	545,421	34,942	16,645		71	244,885	2,700	242,185
B	73	497,900	34,334	5,780		35	219,132	2,502	216,630
C	153	772,006	58,700	26,875		96	416,629	7,306	409,324
D	449	1,963,128	159,716	70,275		249	881,413	18,179	863,234
E	342	1,523,067	139,078	63,563		165	599,778	12,969	586,809
HR	286	908,859	80,288	42,238		168	457,540	6,050	451,490
	1,461	$6,564,181	$529,974	$232,409	*	812	$3,005,174	$49,706	$2,955,469

* This amount excludes collection agency payments that were subsequently returned by the bank

We may alter the terms or make principal reductions on some loans, which may include cases where a reduction in the initial interest rate is required by law.  The Servicemembers’ Civil Relief Act requires interest rates to be reduced to 6% while a borrower in the armed forces is on active duty.

PMI Borrower Loans

The following table presents aggregated information about borrowers for PMI Borrower Loans originated over the period from July 13, 2009 to December 31, 2011, grouped by Prosper Rating.

Prosper Rating	Number	Amount	Average Loan Size	Weighted Average Lender Yield	Weighted Average Borrower Rate	Weighted Average Borrower APR
AA	1,509	$12,105,915	$8,022	7.85%	8.85%	9.26%
A	2,933	21,751,991	7,416	10.43%	11.43%	13.59%
B	2,258	17,620,970	7,804	15.34%	16.34%	18.58%
C	1,896	11,032,743	5,819	19.77%	20.77%	23.71%
D	4,936	26,522,849	5,373	25.31%	26.31%	29.72%
E	3,139	14,639,866	4,663	30.48%	31.48%	35.27%
HR	2,242	7,288,460	3,251	31.09%	32.09%	35.52%
Total	18,913	$110,962,794	$5,867	19.42%	20.42%	23.07%

The following table presents aggregated information about borrowers for PMI Borrower Loans originated over the period from July 13, 2009 to December 31, 2011, grouped by Prosper Rating.  The information for each borrower was obtained from a credit reporting agency at the time the borrower’s loan application was submitted. PMI has not independently verified this information:

Prosper Rating	Average Experian ScorexPlussm Score	Average Number of Current Delinquencies	Average Number of Open Credit Lines	Average Number of Total Credit Lines
AA	801	0.04	8.94	26.43
A	753	0.12	8.93	25.91
B	728	0.23	8.41	25.19
C	701	0.25	9.09	27.83
D	695	0.42	7.89	25.20
E	676	0.68	8.28	27.29
HR	673	0.74	7.89	26.80

Please note that historical data regarding PMI Borrower Loans may not be indicative of the future characteristics of our borrower loans.  See “Risk Factors—Prosper Funding LLC, the Platform and Our Ability to Service the Notes” for more information.

Posted Borrower Loan Listings

Once a loan listing is completed by an applicant, the listing is posted on our website and then becomes available for bidding by lender members. A loan listing is a request by the applicant for a borrower loan in a specified amount.

When creating a listing, the applicant may opt for partial funding. Partial funding means the applicant’s loan does not have to receive bids for 100% of the amount requested to fund, but can be funded if it receives bids for 70% or more of the amount requested.  Each listing indicates whether the applicant has elected partial funding and, if so, the minimum amount of bids required for the loan to fund. We may change the percentage threshold for partial funding, which is currently set at 70%, from time to time.  Any such change will be disclosed on our website, and will only affect listings created after we have implemented such change.

Borrower loans are unsecured obligations of individual borrowers with an interest rate determined by us and with a specified loan term, currently set at one, three or five years, but which we may in the future extend to between three months to seven years. Applicants may currently request loans within specified minimum and maximum principal amounts (currently, between $2,000 and $25,000), which are subject to change from time to time. Borrower loans may be repaid at any time by borrowers without prepayment penalty. A borrower loan will be made to an applicant only if the applicant’s listing has received bids equal to or exceeding the minimum amount required for the listing to fund.

In addition to the applicant’s requested loan amount, listings include:

•the interest rate, annual percentage rate and monthly payment amount on the requested loan;

•the servicing fee lenders must pay;

•the lender yield percentage (interest rate on the loan, net of the servicing fee);

•the Prosper Rating and estimated loss rate;

•the Prosper Score and credit score range;

•the minimum amount required for the loan to fund and whether the applicant has opted for partial funding;

•the number of accounts on which the applicant is currently late on a payment, including unpaid derogatory accounts;

•the total past-due amount the applicant owes on all delinquent and derogatory accounts;

•the number of 90+ days past due delinquencies on the applicant’s credit report;

•the number of public records (e.g., bankruptcies, liens, and judgments) on the applicant’s credit report over the last 12 months, and over the last 10 years;

•the number of inquiries made by creditors to the applicant’s credit report in the last six months;

•the month and year the applicant’s oldest recorded credit line (e.g., revolving, installment, or mortgage credit) was opened;

•the total number of credit lines appearing on the applicant’s credit report, along with the number that are open and current;

•the total balance on all of the applicant’s open revolving credit lines;

•the applicant’s bankcard utilization ratio, expressed as a percentage, reflecting the ratio of the total balance used, to the aggregate credit limit on, all of the applicant’s open bankcards;

•whether the applicant owns a home;

•DTI percentage;

•the applicant’s self-reported income range, occupation, employment status, and intended use of funds;

•the amounts and dates of all lender member bids;

•the applicant’s Prosper friends who have bid on the listing, together with any narrative recommendation from a bidding Prosper friend;

•the applicant’s group affiliations, if any; and

•if the applicant previously obtained one or more loans through the platform, a description of such loan activity, including the number and aggregate principal borrowed on such loans, the current outstanding principal balance of any existing loan, the payment history on such loans, and the applicant’s credit score ranges as of the four most recent dates credit reports were obtained on the applicant in connection with the applicant’s listings, with an arrow indicator denoting whether the applicant’s credit score has improved, declined or remained unchanged since the applicant’s most recent Prosper loan.

Part of an applicant’s credit profile displayed in listings is a DTI ratio. DTI is a measurement of the applicant’s ability to take on additional debt. This number takes into consideration how much debt the applicant has or will have, including the requested loan amount. The DTI is expressed as a percentage and is calculated by dividing the applicant’s monthly debt payments, including the debt resulting from the borrower loan being requested, by the applicant’s monthly income. Such debt amounts are taken from the applicant’s credit report without verification and exclude monthly housing payments, and the applicant’s income is self-reported and may not be verified by us.

Listings may include the applicant’s narrative description of why the loan is being requested, and of the applicant’s financial situation.

For PMI Borrower Loans funded between July 13, 2009 and December 31, 2011, borrowers identified their intended use of loan proceeds by unit distribution as follows:

•debt consolidation (approximately 47%);

•business use, such as financing their home-based or small businesses (approximately 10%);

•home improvement (approximately 10%);

•financing the purchase of an automobile (approximately 6%); and

•other (approximately 27%).
_________________________
Applicants typically state the use of funds in a short sentence or clause, such as “Consolidate my credit card debt and be rid of it.”  Please note that historical data regarding PMI Borrower Loans may not be indicative of the future characteristics of our borrower loans.  See “Risk Factors—Risks Related to Borrower Default” for more information.

Loan listings and other borrower information available on the platform or in our sales and listing reports are statements made in connection with the purchase and sale of securities, and are therefore subject to Rule 10b-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as well as the antifraud provisions of the Securities Act of 1933, as amended (the “Securities Act”).  In general, Section 10b-5 and the antifraud provisions of the Securities Act provide the purchaser of securities with a right to bring a claim against the issuer for damages arising from any untrue statement of material fact or failure to state a material fact necessary to make any statements made by the issuer not misleading.  In this prospectus, we advise you of the limitations on the reliability of the information provided by applicants with respect to loan listings.  Accordingly, a court could determine that we have advised you of all material facts regarding the information supplied by applicants and your recourse in the event this information is false or misleading may be extremely limited under the securities laws because you have been so advised. Alternatively, the SEC or a court could determine that we have not advised you of all of the material facts regarding an investment in the Notes, which could give you the right to rescind your investment and obtain damages, and could subject us to civil fines or criminal penalties in addition to any such rescission rights or damages.

How to Bid to Purchase Notes

A bid on a listing is a lender member’s binding commitment to purchase a Note in the principal amount of the lender member’s bid, should the listing receive bids equaling or exceeding the amount required for the listing to fund.  Lender members bid the amount they are willing to commit to purchase a Note dependent for payment on payments we receive on the borrower loan described in the listing.

The bidding period for a listing begins when the listing is posted on the platform and ends either 14days after posting or on the first date on which the listing has received bids totaling the loan amount requested, whichever is earlier. Lender members cannot place bids on a listing once its bidding period has ended.  If the applicant opts for partial funding, the bidding period still will not end prior to the end of the 14 day listing period unless the listing has received bids totaling the full amount of the loan requested.

If the listing does not receive bids equal to or exceeding the minimum amount required for the loan to fund by the end of the bidding period, the listing will terminate and will not be funded. Applicants whose listings expire due to an insufficient amount of bids may post a new listing on the platform, although we have the right under our borrower registration agreement to limit the number of listings a borrower member may post on the platform.

In order to bid on a listing, a lender member must have funds on deposit in his lender member account in at least the amount of the bid. Once bids are placed, they are irrevocable.  Lender members may not cancel their bids or withdraw the amount of their bids from their accounts unless the bidding period expires without the listing having received bids in the required minimum amount, or unless the listing is withdrawn or cancelled. See “About the Platform—Structure of Lender Member Accounts and Treatment of Lender Member Balances” for more information.

Currently, the minimum amount a lender member may bid is $25, and the maximum amount a lender member may bid is the amount of the requested borrower loan. The maximum aggregate amount a single lender member may bid on the platform is currently $5,000,000 for individuals and $50,000,000 for institutions. We may change the minimum bid amount or the maximum aggregate bid amounts from time to time. Depending on the amount of the winning bids at the end of the bidding period, there may be a winning bidder on a listing with a winning bid of less than $25. But there cannot be more than one partial winning bid on a listing.

A listing that gets funded typically receives bids from many different lender members. For example, from July 2009 through December 31, 2011, the average aggregate size of a PMI Borrower Loan was approximately $5,867 and the average bid was approximately $66. Please note that historical data regarding PMI Borrower Loans may not be indicative of the future characteristics of our borrower loans.  See “Risk Factors—Prosper Funding LLC, the Platform and Our Ability to Service the Notes” for more information.

Lender members may browse online through available listings displayed on the platform by desired borrower loan amount, yield percentage, Prosper Rating, estimated loss rate, debt-to-income ratio, group or other applicant characteristics. Alternatively, lender members can use our loan search tool, Quick Invest, to identify loan listings that meet their investment criteria.  A lender member can bid on as many listings as the lender member desires, subject to the aggregate bidding limit.  A lender member can diversify her risk of default if she elects to do so. It is solely up to the individual lender members to select their bidding method and the credit characteristics that are acceptable to the lender member and to determine a diversification strategy.

Quick Invest

Our loan search tool, Quick Invest, allows lender members to identify listings that meet their investment criteria. A lender member using Quick Invest is asked to indicate (i) the Prosper Rating or Ratings she wishes to use as search criteria, (ii) the total amount she wishes to invest and (iii) the amount she wishes to invest per Note. If she wishes to search for Notes using criteria other than, or in addition to, Prosper Rating, she can use one or more of several dozen additional search criteria, such as loan amount, debt-to-income ratio and credit score.

Quick Invest then compiles a basket of Notes for the lender member’s consideration that meet her search criteria.  If the pool of Notes that meet her criteria exceeds the total amount she wishes to invest, Quick Invest selects Notes from the pool based on how far the listings corresponding to the Notes have progressed through our loan verification process, i.e., Notes from the pool that correspond to listings for which we have completed our loan verification process will be selected first.  If the pool of Notes that meet the lender member’s criteria and for which we have completed loan verification still exceeds the amount she wishes to invest, Quick Invest selects Notes from that pool based on the principle of first in, first out, i.e.,  the Notes from the pool with the corresponding listings that were posted on our website earliest will be selected first. To the extent available Notes that meet the lender member’s criteria are insufficient to fill her order, the lender member is advised of this shortfall and given an opportunity either to reduce the size of her order or modify her search criteria to make her search more expansive.

If the lender member’s search criteria included multiple Prosper Ratings, Quick Invest divides her basket into equal portions, one portion representing each Prosper Rating selected, and then attempts to fill each portion in the manner just described.  To the extent there are insufficient Notes available with a particular Prosper Rating to fill that portion of the lender member’s basket, Quick Invest attempts to make up the deficit by including additional Notes with the other Prosper Ratings selected in equal proportions. To the extent available Notes with these other Prosper Ratings are still insufficient to fill the lender member’s order, the lender member is advised of this shortfall and given an opportunity either to reduce the size of her order or to modify her search criteria to make her search more expansive.

For example, if a lender member using Quick Invest indicated that she wished to invest a total of $600 in Notes with a Prosper Rating of B, C or D, Quick Invest would first attempt to fill her order with equal portions of B, C and D Notes ($200 – B; $200 – C; $200 – D). If there were only $100 of D Notes available, the search tool would attempt to increase the allocation of B and C Notes from $200 to $250 ($250 – B; $250 – C; $100 – D).  If there were $250 of B Notes available but only $200 of C Notes available, the search tool would then attempt to make up the remaining gap by increasing the allocation of B Notes from $250 to $300 ($300 – B; $200 – C; $100 – D). But if there were only $275 worth of B Notes available, the lender member would be given the choice of expanding her search criteria or reducing the total size of her order from $600 to $575.  If she elected to reduce the size of her order, her final order would consist of $575 of Notes: $275 of B Notes, $200 of C Notes and $100 of D Notes.

Our Auto Quick Invest feature allows lender members (i) to have Quick Invest searches run on their designated criteria automatically each time new listings are posted on the platform, and (ii) to have bids placed automatically on any Notes identified by each such search. As with a lender making manual bids, a lender member using Quick Invest is not permitted to place a bid unless the funds in her account are sufficient to cover the bid, and funds will only be debited from her account if and when her bid is successful.

Setting Interest Rates

PMI has an interest rate committee, consisting of its Chief Executive Officer, Chief Financial Officer, Executive Vice President, Acquisition and Risk Management, and General Counsel, which meets regularly to set interest rates for all borrower loans.  These rates are set forth in a rate table, which is posted at www.prosper.com.  The table dictates the interest rate for all borrower loans, based on Prosper Rating, as well as additional factors, such as loan terms, group affiliations, competitive conditions and the general economic environment.  The yield percentage on each series of Notes is equal to the interest rate on the related borrower loan, minus our servicing fee, currently set at 1%, which we may increase in the future to up to 3%.

The interest rate committee meets on at least a monthly basis, but may meet more frequently as changes in market conditions and the general economic environment dictate.  At each meeting, the committee reviews the interest rate table and makes adjustments to it the extent the committee deems necessary.  The factors besides Proper Rating that the committee takes into consideration in updating the table, as well as the weight the committee accords each such factor, may change from time to time.

The interest rate table currently in effect is set forth below.  In addition, the interest rate for each loan listing, as well as the yield percentage for the corresponding Notes, is included in the listing report we file for that listing.  This information is also included in the listing itself when it is posted on our website.  In addition, we keep the copy of the current interest rate table posted on our website.

Prosper Rating	Term (years)	Number of Previous Prosper Loans	Borrower Rate
AA	1	1+	5.65%
AA	3	1+	6.49%
AA	5	1+	9.76%

AA	1	0	5.65%
AA	3	0	7.49%
AA	5	0	10.85%

A	1	1+	6.28%
A	3	1+	9.64%
A	5	1+	13.85%

A	1	0	8.17%
A	3	0	12.70%
A	5	0	15.51%

B	1	1+	10.10%
B	3	1+	14.69%
B	5	1+	18.30%

B	1	0	12.24%
B	3	0	17.68%
B	5	0	20.85%

C	1	1+	13.04%
C	3	1+	19.02%
C	5	1+	22.20%

C	1	0	15.76%
C	3	0	21.48%
C	5	0	24.89%

D	1	1+	16.72%
D	3	1+	22.87%
D	5	1+	26.10%

D	1	0	18.97%
D	3	0	24.99%
D	5	0	28.70%

E	1	1+	23.84%
E	3	1+	29.99%
E	5	1+	33.04%

E	1	0	23.43%
E	3	0	29.58%
E	5	0	33.04%

HR	3	0	31.77%

Purchase of Notes by  Prosper Funding LLC or Related Parties

From time to time, we or PMI may bid on listings and hold any Notes we or PMI purchase as a result of such bids for our or PMI’s own account. Any bid on a loan by us or PMI will be made public in the same manner in which bids by other bidders on a particular listing are made public.  In addition, loans upon which we or PMI bids will be identified to other bidders through the use of a special symbol and a user profile that are intended to make it clear that we or PMI are bidding on a particular listing.

We and PMI will participate in bidding on the listings under the same terms and conditions and through the use of the same information that is made available to other lender members on the platform.  In some cases, our or PMI’s bidding on a listing may cause it to fund, and in some cases, fund faster, than it would fund in the absence of such bid.  The amount that we or PMI may choose to bid on any particular listing may vary significantly and we and PMI each reserve the right to bid up to the entire amount of a listing.

Some of our or PMI’s executive officers, directors and 5% shareholders have bid on listings and purchased PMI Notes from time to time in the past, and may purchase Notes in the future. As of December 31, 2011, these individuals had purchased $4,697,560 in PMI Notes or loans.  These loans and PMI Notes were obtained on the same terms and conditions as those obtained by other lender members. However, as certain of these executive officer and directors, by virtue of their duties as employees or directors of PMI, have access to information not available to the general population of lender members, we and PMI have adopted the following procedures to prevent or detect the improper use of non-public information in bidding activities by any of our respective officers and directors:

• PMI’s corporate policies, distributed to all employees, prohibit an employee’s use of non-public information and any violation of this policy is grounds for immediate termination.

•Security features of our system limit access to data needed to perform particular employee job functions. These limitations are defined by “security group,” which corresponds to both job title and function and the number of PMI’s employees that have access to such non-public information on a “bulk” or “query” basis is extremely limited.

• In addition to prevention efforts, we have developed an audit process that identifies and investigates bidding and funds transfer activities that are classified as “suspicious.”

Structure of Lender Member Accounts and Treatment of Lender Member Balances

We maintain a pooled account at Wells Fargo Bank, N.A. to hold the funds of lender members.  This account is titled “Prosper Funding LLC for the benefit of its lender members” and we refer to it as the “FBO account”.  In order to bid on listings, a lender member must have sufficient funds in the FBO account. A lender member can transfer funds into the FBO account by authorizing an electronic transfer using the Automated Clearing House, or ACH, network from the lender member’s designated and verified bank account to the FBO account. All payments on Notes are made by deposit into the FBO account.  Upon request by the lender member, we will transfer lender member funds in the FBO account to the lender member’s designated and verified bank account by ACH transfer, provided such funds are not already committed to the future purchase of Notes.

On our system, we divide the FBO account into sub-accounts for each lender member.  These sub-accounts allow us to track and report for each lender member the funds the lender member has transferred into and out of the FBO account, the funds the lender member has committed to purchase Notes, and the payments the lender member has received on outstanding Notes.  We refer to each lender member’s sub-account as his or her “lender member account”. Lender members have no direct relationship with Wells Fargo Bank by virtue of having a lender member account or participating on the platform.

The FBO account is FDIC-insured on a “pass through” basis to the individual lender members, subject to applicable limits. This means that each lender member’s balance is protected by FDIC insurance up to the aggregate per person limit established by the FDIC. Other funds the lender member has on deposit with the same institution where the FBO account is maintained may count against the FDIC insurance limits for that member. We will always maintain the FBO account with an FDIC member financial institution. Funds of a lender member may stay in the FBO account indefinitely and do not earn interest.  We never commingle our assets or any assets of PMI with the assets in the FBO account.

Borrower Loan Funding and Purchases; Sale of Notes

Once the bidding period for a listing ends, if the listing has received bids from lender members equal to or exceeding the minimum amount required to fund, the funding of the corresponding borrower loan and the sale of the Notes to the lender members who bid on the listing will proceed.

Applicants execute an electronic borrower registration agreement at the time they post a listing on the platform.  After expiration of the bidding period for the listing and satisfactory completion of our pre-funding verification process, the applicant executes an electronic promissory note in favor of WebBank in an amount equal to the total amount of winning bids.  WebBank then electronically endorses the promissory note to us and sells and assigns the promissory note to us without recourse. The promissory note and the borrower registration agreement contain customary agreements and covenants requiring the applicants to repay their loans and describing the process of posting listings and obtaining loans through the platform.

WebBank funds all loans originated on the platform, and we disburse the loan proceeds on WebBank’s behalf to the borrower. Each borrower authorizes the loan proceeds to be disbursed by ACH transfer into the borrower’s designated bank account.

Borrowers pay an origination fee out of the proceeds of the loan at the time of funding.  As of December 31, 2011, borrowers with a AA Prosper Rating pay an origination fee equal to 0.5% of the loan amount, borrowers with a Prosper Rating of A and B pay 3% of the loan amount, and borrowers with Prosper Ratings C through HR pay 4.5%.  The origination fees are charged by WebBank, and we receive payments from WebBank equal to the origination fees as compensation for its loan origination activities on WebBank’s behalf.

Lender members know only the screen names, and do not know the actual names, of applicants.  The actual names and mailing addresses of the applicants are known only to us.  We maintain custody of the electronically-executed promissory notes evidencing borrower loans as well as the Notes in electronic form on the platform.

 When we issue and sell a Note to a lender member, we register the Note in the name of the lender member on our books and records.  For each loan originated on the platform, we transfer the principal amount of the Notes corresponding to that loan from the FBO account to Web Bank.  This transfer represents the payment (i) by the lender members who have agreed to purchase the Notes to us of the purchase price for the Notes and (ii) by us to WebBank of the purchase price for the corresponding loan.   WebBank is the lender for all borrower loans, which allows the platform to be available on a uniform basis to borrowers throughout the United States.  The lender registration agreement provides that, in the event of a material breach of our representations and warranties pertaining to a Note, we must either cure the defect, repurchase the Note, or indemnify and hold the lender member harmless against losses resulting from the breach.

Loan Servicing and Collection

Following our purchase of borrower loans and our sale of Notes corresponding to the borrower loans, we begin servicing the borrower loans and Notes.  We have entered into a servicing agreement with PMI, pursuant to which we have engaged PMI to assist us in performing these duties and to perform various other tasks on our behalf relating to the operation of the platform.  In general, any actions described below that we take in servicing the borrower loans or Notes may be taken on our behalf by the Servicer acting as our agent.  See “Summary of Indenture, Form of Notes and Servicing Agreement - Servicing Agreement.”

We collect payments from borrowers on borrower loans.  We transfer amounts collected to the lender members who own Notes corresponding to the borrower loan, after deducting servicing fees.  On Notes, the payment dates will fall on the sixth business day after the due date for each installment of principal and interest on the corresponding borrower loan.

To the extent we do not receive the anticipated payments on a borrower loan, we will not make any payments on the Notes related to that borrower loan, and a holder of a Note will not have any rights against us or the borrower in respect of the Note or the corresponding borrower loan.  Each holder’s right to receive principal and interest payments and other amounts in respect of that Note is limited in all cases to the holder’s pro rata portion of the amounts we receive on the corresponding borrower loan, including without limitation, all payments or prepayments of principal and interest, subject to servicing fees and charges retained by a third party, as set forth in the following chart. Our current collection agencies charge collection fees from 17.0% to 30.0% of the amount recovered up to the “total amount delinquent.” To the extent that we place loans with another collection agency, we will disclose the collection fees percentages on its website.

Description of Fee	Fee Amount	When Fee is Charged	Effect on Lender Member

Prosper Borrower Notes

Servicing fee
Annualized rate currently set at 1% of outstanding principal balance, but which we may increase in the future to an amount greater than 1% but less than or equal to 3%.  The servicing fee percentage is subject to change from time to time, is disclosed in all loan listings and is posted in the Fees and Charges section at www.prosper.com, but will not change during the course of the loan.
		The servicing fee is payable on all payments received on borrower loans, including, without limitation, partial payments.	The servicing fee will reduce the effective yield below the interest rate on the borrower loan. This reduction is reflected in the yield percentage included in each listing.

Non-sufficient funds fee	$15, unless a lesser amount is required by applicable law.	First failed payment for each billing period.	We retain 100% of the non-sufficient funds fees to cover our administrative expenses.

Late payment fee	Equal to greater of 5% of the unpaid installment amount or $15, unless a lesser amount is required by applicable law.	After 15-day grace period, we assess a late fee. The late payment fee is charged only once per payment period.	Any late payment fees we receive are paid to the lender members, subject to deductions for Collection Charges and Servicing Fees.

Collection Charges
Our current collection agencies charge collection fees from 17.0% to 30.0% of the amount recovered up to the “total amount delinquent,” plus any legal fees incurred in the event legal action is taken to collect a loan.  The collection fees vary depending upon the collection agency used.  These fees are posted in the Fees and Charges section of the our website.

After a borrower loan becomes more than 30 days past due, the loan may be referred to a collection agency. Collection charges and any related legal fees are only charged if delinquent amounts are collected.

Our servicing fee is also deducted from the net payments we receive as a result of any collection efforts on a delinquent borrower loan.

Lender members will not receive any collection fees we or a third-party collection agency charges, which fees will be retained by the party charging the fees as additional servicing compensation.

The collection fees and any related legal fees will be deducted from any borrower loan payments we receive. These fees will reduce the lender member’s effective yield, and are not reflected in the yield percentage shown on the  listing.

Loan modification fees	We will not charge a fee for restructuring a borrower loan.
We may work with the borrower to structure a new payment plan in respect of the borrower loan without the consent of any holder of the Notes corresponding to the borrower loan. This generally would only occur in lieu of bankruptcy or a similar proceeding.
Not applicable.

Our procedures for collecting borrower loan payments generally involve the automatic debiting of borrower bank accounts by ACH transfer.  Such funds are transferred to a master servicing account in our name that we maintain with Wells Fargo Bank, N.A.  Thereafter, we make payments on the Notes by transferring the appropriate funds from the master servicing account to the FBO account and allocating amounts received on specific borrower loans to the appropriate lender member accounts.  We transfer amounts due to us for servicing from the master servicing account to another operating account of ours.  A lender member may transfer uncommitted funds out of the FBO account by ACH transfer to the lender member’s designated bank account at any time, subject to normal execution times for such transfers (generally 2-3 days).

We will make payments on the Notes upon receiving payments under the corresponding borrower loan, in accordance with the payment schedule for each Note.  Each Note will have a payment schedule providing for monthly payments over a term equal to the corresponding borrower loan.  The payment date for Notes will fall on the sixth business day after the due date for each installment of principal and interest on the corresponding borrower loan. The stated interest rate on each Note will be the lender yield percentage set forth in the loan listing. The yield percentage is net of the servicing fee.

We disclose borrowers’ payment performance on loans to the relevant lender members on our website and also report such information to consumer reporting agencies.

We subtract a servicing fee from every loan payment we receive. The amount of the servicing fee with respect to a particular payment is calculated by (a) multiplying the applicable annual servicing fee rate by a fraction, the numerator of which is equal to the number of days since the borrower’s last payment and the denominator of which is 365, and (b) multiplying the product obtained by the outstanding principal balance of the loan prior to applying the current payment.  The rate of our annual servicing fee is currently set at 1.0%, but we may increase that in the future to a rate greater than 1% but less than or equal to 3%. Our servicing fees are subject to change from time to time, and are posted in the Fees and Charges section at www.prosper.com.

We keep lender members apprised of the delinquency status of borrower loans by identifying delinquent loans on our website as “1 month late,” “2 months late,” “3 months late,” or “current.” Borrower loans that become more than 120 days overdue are charged off and designated as such on our website.  Through their online Prosper account, lender members are able to monitor the borrower loans corresponding to their Notes, but cannot participate in or otherwise intervene in the collection process.

If a borrower dies while a borrower loan is in repayment, we require the executor or administrator of the estate to send a death certificate to us.  Depending on the size of the estate, we may not be able to recover the outstanding amount of the loan.  If the estate does not include sufficient assets to repay the outstanding borrower loan in full, we will treat the unsatisfied portion of that borrower loan as charged off with zero value.  In addition, if a borrower dies near the end of the term of a borrower loan, it is unlikely that any further payments will be made on the Notes corresponding to such borrower loan, because the time required for the probate of the estate may extend beyond the final maturity date of the Notes.

When we receive notice of a borrower bankruptcy filing, it ceases all automatic monthly payments on the borrower loan and defers any other collection activity, as required by law.  The status of the borrower loan, which the relevant lender members may view through their online Prosper account, switches to “bankruptcy.”  We then determine whether we have a basis to object to the inclusion of the debt in any bankruptcy action (e.g., based on the time between loan origination and bankruptcy filing).  If the proceeding is a Chapter 7 bankruptcy filing seeking liquidation, we attempt to determine if the proceeding is a “no asset” proceeding, based on instructions we receive from the bankruptcy court.  If the proceeding is a “no asset” proceeding, we take no further action and assume that no recovery will be made on the borrower loan.

In all other cases, we file a proof of claim involving the borrower.  The decision to pursue additional relief beyond the proof of claim in any specific matter involving a borrower will be entirely within our discretion and will depend upon certain factors including:

•if the borrower used the proceeds of the loan in a way other than that which was described in the listing;

•if the bankruptcy is a Chapter 13 proceeding, whether the proceeding was filed in good faith and if the proposed plan reflects a “best effort” on the borrower’s behalf; and

•our view of the costs and benefits to us of any proposed action.

Note Trader Platform

Lender members may not transfer their Notes except through the Note Trader platform operated and maintained by FOLIOfn Investments, Inc., a registered broker-dealer.  The Note Trader platform is an internet-based trading platform on which lender members may offer their Notes for sale or bid on and purchase Notes offered for sale by other lender members.  Lender members must first establish a brokerage relationship with FOLIOfn Investments, Inc. before using the Note Trader platform.  In this section, we refer to lender members who have established such brokerage relationships as “subscribers.”  Only transactions involving the sale of previously-issued Notes will be effected through the Note Trader platform; the Note Trader platform will not handle any aspect of transactions involving the initial offer and sale of Notes by us.

Subscribers who sell Notes on the Note Trader platform will be subject to transaction fees charged by FOLIOfn Investments, Inc.  The transaction fee is currently equal to one percent of the sale price of the Note sold.

Neither we nor PMI is a registered national securities exchange, securities information processor, clearing agency, broker, dealer or investment adviser.  All securities services relating to the Note Trader platform are provided by FOLIOfn Investments, Inc.  Neither we, nor PMI nor FOLIOfn Investments, Inc. will make any recommendations with respect to transactions on the Note Trader platform.  There is no assurance that subscribers will be able to establish a brokerage relationship with  FOLIOfn Investments, Inc.  Furthermore, we cannot assure subscribers that they will be able to sell Notes they offer for sale through the Note Trader platform at the offered price or any other price, nor can we offer any assurance that the Note Trader platform will continue to be available to subscribers.

Sale of the Notes

Notes Subject to Sale by Subscribers.  All Notes, including Notes for which the corresponding borrower loans have become delinquent, will be eligible for sale on the Note Trader platform.  There is no limit on the number of times a Note may be sold on the Note Trader platform, so long as the Note is outstanding.

Lender Members Eligible to Bid on Note Listings.  Lender members must first establish a brokerage relationship with FOLIOfn Investments, Inc. before using the Note Trader platform.  To open an account, FOLIOfn Investments, Inc. may require lender members to confirm that they satisfy certain minimum financial suitability standards and maximum investment limits, if any, that may be imposed by the state in which the lender member resides.  If the lender member does not satisfy these suitability requirements he or she will not be able to participate on the Note Trader platform.

Creation of Note Listings.  Subscribers may offer one or more of their Notes for sale on the Note Trader platform by creating and posting a “Note listing.”  Subscribers may offer to sell any or all of the Notes they own and may offer to sell more than one Note at the same time. When posting a Note listing, the subscriber will designate a minimum sale price the subscriber is willing to receive for the Note.

Note listings will have a seven-day auction bidding period, but selling subscribers may elect to end the listing early at any time after a winning bid is made.  Selling subscribers may also add an “automatic sale” feature to their Note listing, which would end the bidding period on a Note listing immediately after the listing receives an initial bid equal to an automatic sale price set by the selling subscriber.  In such instances the Note would be immediately sold to the subscriber who placed the bid.

The selling subscriber may withdraw Note listings without charge at any time prior to expiration of the auction bidding period, before any bids are received.  Note listings with at least one bid cannot be withdrawn by the selling subscriber.

Display of Note Listings.  Note listings will be displayed for auction on the Note Trader platform, and include the selling subscriber’s screen name, the offered sale price of the Note, the interest rate on the Note, the remaining term of the Note, and the yield to maturity that corresponds to the offered sale price.  Note listings will also include the repayment status of the borrower loan corresponding to the Note (i.e., current or delinquent), the payment history on the borrower loan and the next scheduled payment on the Note.  In addition, Note listings will include the remaining duration of the Note listing, the number of bids, and whether the Note listing has an automatic sale feature.

Note listings will include a link to the original listing (including the listing title, description, credit data, recommendations and original bidding history) for the borrower loan that corresponds to the Note being offered for sale.  Although Note listings will be displayed publicly on the Note Trader platform, the borrower’s payment history and corresponding listings will be viewable only by registered subscribers.

Bidding on Note Listings.  Only registered subscribers are eligible to bid for and purchase Notes listed for sale on the Note Trader platform.  Subscribers may bid for and purchase one or more Notes from selling subscribers.  As with bidding on loan listings, subscribers who bid on Note listings must have funds on deposit in the subscriber’s funding account in at least the aggregate amount of the subscriber’s bids. Subscribers are prohibited from withdrawing amounts from the subscriber’s funding account to the extent any such withdrawal would reduce the balance below the aggregate amount of the subscriber’s pending bids on loan listings and Note listings.  Subscribers are not eligible to bid on their own Note listings.

Subscribers bidding on Note listings must bid for the full amount of the Note being sold, and there may be only one winning bidder for a Note offered for sale by a selling subscriber.

Bids may be made by subscribers until the end of the auction bidding period specified in the Note listing.  The selling subscriber may, however, end the auction bidding period early at any time after a winning bid is made.  The winning bidder is the subscriber who has bid the highest price as of the end of the auction bidding period (or the automatic sale price with respect to a Note listing with such a feature).

Proxy Bidding.  The Note Trader platform  employs an automated proxy bidding system that enables bidding subscribers to place a bid higher than the then current minimum bid, and have bids continually applied against a Note listing, up to a specified maximum bid amount.  The maximum bid amount is hidden from view until competing bids push the current sale price higher than the bidder’s maximum bid.

Close of Bidding and Sale of Notes.  When a Note listing ends with a winning bidder, upon settlement of the sale of the Note to the winning bidder, which will normally occur on the business day following expiration of the Note listing, the final sale price is withdrawn from the winning subscriber’s funding account to pay the selling subscriber.  The transaction fee is deducted from the sale price and retained by FOLIOfn Investments, Inc.

Upon the selling subscriber’s receipt of the final net sale proceeds, the Note is sold, transferred and assigned by the selling subscriber to the winning bidder without recourse.  All further payments made on the Note following settlement of the sale will be credited to the account of the purchasing subscriber.  The purchasing subscriber may retain ownership of the Note for the remainder of its term, or list the Note for sale on the Note Trader platform.  The electronic original Note is kept in our possession and control, as servicer of the Note, for the remaining term of the Note.

SUMMARY OF INDENTURE, FORM OF NOTES AND SERVICING AGREEMENT

Indenture and Form of Notes

The following summary of the Indenture and form of Note does not purport to be complete and is qualified in its entirety by the complete terms and conditions of the Indenture and form of Note.  We have filed a copy of the Indenture and form of Note as an exhibit to the registration statement of which this prospectus forms a part.

General

Borrower Payment Dependent Notes or “Prosper Borrower Notes,” or “Notes” will be issued in series under the indenture entered into between Prosper Funding LLC and Wells Fargo Bank, National Association.  Each series of Notes will correspond to one borrower loan.  Each series of Notes are dependent for payment on payments we receive on one borrower loan.

All Notes will be U.S. dollar denominated, fully amortizing and have a fixed rate of interest.  The Notes will have a stated interest rate that is the same as the yield percentage for the corresponding borrower loan and an aggregate stated principal amount equal to the principal amount of the corresponding borrower loan.  Notwithstanding the foregoing, we have no obligation to make any payments on the Notes unless, and then only to the extent that, we have received payments on the corresponding borrower loan.  The Notes will also be subject to full or partial prepayment without penalty.

The indenture will not limit the aggregate principal amount of Notes that we can issue under the indenture, but each series of Notes will be effectively limited to the maximum allowable principal amount (currently $25,000) of a borrower loan.  If in the future we change the maximum allowable borrower loan amount, then the maximum aggregate principal amount of Notes per series would also increase.   We will use all proceeds we receive from sales of the Notes to purchase the corresponding borrower loans from WebBank.

Maturity Dates

Prosper Borrower Notes currently have a term of one, three or five years, but we may in the  future extend the range of available maturity dates to between three months and seven years.   If there are amounts owing to us in respect of the corresponding borrower loan at the initial maturity of a Note, the term of the Note will be automatically extended by one year, which we refer to as the “final maturity,” to allow the Note holder to receive any payments that we receive on the corresponding borrower loan after the maturity of the corresponding borrower loan.  However, because we may, in our sole discretion and subject to our servicing standard, amend, modify, sell to a third-party debt purchaser or charge off the borrower loan at any time after the 31st day of its delinquency, and we generally will charge off a loan after it becomes more than 120 days past due, such borrower loan may never reach the final maturity date.  Following the final maturity of a Note, the holder of that Note will have no right to receive any further payments from us even if the borrower under the corresponding borrower loan, or a bankruptcy trustee, subsequently remits payments to us or the servicer of the borrower loan.

Ranking

The Notes will be special, limited obligations of Prosper Funding LLC.  We will be obligated to make payments on each Note in a series only if and to the extent that we receive principal or interest payments from the borrower on the corresponding borrower loan purchased by us with the proceeds of that series, and such borrower loan payments will be shared ratably among all owners of Notes of the series, subject to our servicing fees.  In the event of a bankruptcy or similar proceeding of Prosper Funding LLC, the relative rights of the holder of a Note as compared to the holders of other indebtedness of Prosper Funding LLC with respect to payment from the proceeds of the borrower loan corresponding to that Note or other assets of Prosper Funding LLC is uncertain.  To limit the risk of our insolvency, we have granted the trustee under the indenture for the Notes, referred to as the “indenture trustee,” for the benefit of the Note holders, a security interest in all of the borrower loans, all payments and proceeds received by us on the borrower loans and in the bank account in which the borrower loan payments are deposited.  The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the indenture.

The indenture does not contain any provisions that limit our ability to incur indebtedness in addition to the Notes.

Payments and Paying Agents

Subject to the limitations described below under “Limitations on Payments,” we will make payments of principal and interest on the Notes upon receiving borrower loan payments in respect of the corresponding borrower loan, in accordance with the payment schedule for each Note.  Each Note will have a payment schedule providing for monthly payments over a term equal to the corresponding borrower loan. The payment dates will fall on the sixth business day after the due date for each installment of principal and interest on the corresponding borrower loan.

We request an ACH payment from a borrower on the business day prior to the payment due date, and normally receive payment the following business day.  A borrower’s loan payment is initially deposited in our servicing account upon receipt and is not distributed to the lender member’s funding account until the sixth business day after the ACH payment was requested and the short return window for ACH funds has expired.  Lenders members can review their account statements online and see if they received payment on the Notes on the sixth business day.  Upon maturity of the Note, the same process occurs.  Although payment to lender members under the Notes is made six business days after the applicable payment and maturity date, we treat the payment date and maturity date of the Note to be the same as the dates set forth in the corresponding borrower loan.

The stated interest rate on each Note will be the lender yield percentage set forth in the loan listing. The lender yield percentage  is equal to the interest rate on the corresponding borrower loan net of the servicing fee.  The stated interest rate on each Note will not be the same as the interest rate on the corresponding borrower loan because it takes into account the servicing fee. Interest will be computed on the Notes in the same manner as the interest on the corresponding borrower loans is computed.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (1) not a day on which the Automated Clearing House system operated by the U.S. Federal Reserve Bank (the “ACH System”) is closed and (2) not a day on which banking institutions in San Francisco, California or New York, New York are authorized or obligated to close.

Limitations on Payments

Subject to the servicing fees described below, any amounts received from borrowers on borrower loans will be forwarded by us to the holder of the Notes corresponding to the borrower loan.  Each Note holder’s right to receive principal and interest payments and other amounts in respect of that Note is limited in all cases to the holder’s pro rata portion of the amounts received by us in connection with the corresponding borrower loan, including without limitation, all payments or prepayments of principal and interest, subject to servicing fees charged by us.  We are entitled to subtract a servicing fee from every loan payment we receive as compensation for servicing the borrower loans and Notes. The amount of the servicing fee with respect to a particular payment is calculated by (a) multiplying the applicable annual servicing fee rate by a fraction, the numerator of which is equal to the number of days since the borrower’s last payment and the denominator of which is 365, and (b) multiplying the product obtained by the outstanding principal balance of the loan prior to applying the current payment.  . We currently charge lenders a servicing fee of 1.0%, but we may increase that fee in the future to a rate greater than 1% but less than or equal to 3%. Our servicing fees are subject to change from time to time, and are posted in the Fees and Charges section at www.prosper.com. Servicing fees will reduce the effective yield on borrower loans below the borrower interest rate. The servicing fee rate will be disclosed in all loan listings. The servicing fee is payable on all payments received on borrower loans corresponding to the Notes, including without limitation partial payments. We will not pay Note holders any non-sufficient funds fees we receive, but will retain such fees as additional servicing compensation.  In addition, any collection fees that a third party charges in respect of any borrower loan will be retained by the party earning such fees and will reduce the amount of collections available for payment on the Notes.  We will pay Note holders any late fees we receive on corresponding borrower loans.  Any prepayments received on borrower loans will be paid ratably to the corresponding Note holders.

The “non-sufficient funds fee” is a fee charged by Prosper Funding LLC or a third-party servicer or collection agency when a payment request is denied or a check is returned unpaid for any reason, including but not limited to, insufficient funds in the borrower member’s bank account or the closing of that bank account.  The non-sufficient funds fee currently charged by us on borrower loans is $15 or such lesser amount permitted by law. To the extent we do not receive the anticipated payments on a borrower loan, we will not make any payments on the Notes related to that borrower loan, and a holder of a Note will not have any rights against us or the borrower member in respect of the Note or the corresponding borrower loan.

Prepayments

To the extent that a borrower member prepays a borrower loan, such prepayment amount will be a borrower loan payment, and holders of Notes corresponding to that borrower loan will be entitled to receive their pro rata shares of the prepayment, net of applicable servicing fees.

Mandatory Redemption

Upon the occurrence of a confirmed identity fraud incident with respect to a borrower loan, we will redeem all of the Notes of the series corresponding to such borrower loan for 100% of the remaining outstanding principal amount of such Notes if such Notes are at least 120 days past-due (subject to our right to repurchase, in our sole discretion, such Notes at an earlier date).  An “identity fraud incident” means that the corresponding borrower loan has been obtained as a result of verifiable identity theft on the part of the purported borrower member.  We may, in our discretion, require proof of the identity theft, such as a copy of the police report filed by the person whose identity was wrongfully used to obtain the borrower loan.

Servicing Covenant

We are obligated to use commercially reasonable efforts to service and collect borrower loans, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the borrower loans.  If we refer a delinquent borrower loan to a collection agency within five (5) business days after it becomes thirty days past-due, that referral shall be deemed to constitute commercially reasonable servicing and collection efforts.  We may, in our sole discretion and subject to our servicing standard, refer a borrower loan to a collection agency, elect to initiate legal action to collect a borrower loan or sell a borrower loan to a third party debt buyer at any time.  We may also work with the borrower member to structure a new payment plan for the borrower loan without the consent of any of the corresponding Note holders.  We are obligated to use commercially reasonable efforts to maintain backup servicing arrangements for the borrower loans. In servicing borrower loans, we may, in our discretion, utilize affiliated or unaffiliated third party loan servicers, collection agencies or other agents or contractors.  We are obligated to use commercially reasonable efforts to service and collect the borrower loans in accordance with industry standards for loans of the same general type and character. Any modification or restructuring of borrower payment terms must be done in compliance with this servicing standard, which means that the servicer must make a reasonable and prudent determination that any such modification is not materially adverse to the interests of the Note holders. The modifications contemplated by this servicing provision would be in situations, common to loan servicing industry practices, where a reasonable forbearance or extension of time for payment to be received would prevent a borrower from defaulting entirely on the loan or filing for bankruptcy. From the Note holder’s perspective, such modifications would only be employed in situations where a greater loss would be avoided.

In the event the terms of any borrower loan are modified, we will notify the corresponding Note holders via email of the material terms of the borrower loan modifications and the effect such changes will have on their Notes, including changes to payments they will receive under the Notes.

Notification Requirements

We keep lender members apprised of the delinquency status of borrower loans by identifying delinquent loans on our website as “1 month late,” “2 months late,” “3 months late,” or “current.”  Borrower loans that become more than 120 days overdue are charged off and designated as such on our website.  Lender members are able to monitor the borrower loans corresponding to their Notes, but cannot participate in or otherwise intervene in the collection process.

If a default with respect to the Notes of any series occurs and is continuing, and if it is known to the indenture trustee, the trustee is required to notify each holder of the Notes within 90 days after it occurs.  The trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding the notice is in the interests of the Note holders, except for defaults caused by our failure to make principal and interest payments when required.

In addition, if required by Section 313(a) of the Trust Indenture Act of 1939, within 60 days after each May 15, the Trustee shall mail or transmit electronically to each Note holder a brief report dated as of such May 15 that complies with Trust Indenture Act Section 313(a).

Consolidation, Merger, Sale of Assets

The indenture prohibits us from consolidating with or merging into another business entity or conveying, transferring or leasing our properties and assets substantially as an entirety to any business entity, unless:

•the surviving or acquiring entity is a U.S. corporation, limited liability company, partnership or trust and it expressly assumes our obligations with respect to the outstanding Notes by executing a supplemental indenture;

•immediately after giving effect to the transaction, no default shall have occurred or be continuing; and

•we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the indenture and all conditions precedent relating to such transaction have been complied with.

Denominations, Form and Registration

We will issue the Notes only in registered form and only in electronic form.  This means that each Note will be stored on our website.  You can view a record of the Notes you own and the form of your Notes online and print copies for your records, by visiting your secure, password-protected webpage in the “My Account” section of our website.  We will not issue certificates for the Notes.  Lender members will be required to hold their Notes through our electronic Note register.

The laws of some states in the United States may require that certain persons take physical delivery in definitive, certificated form, of securities that they own.  This may limit or curtail the ability of such persons to purchase Notes.  We reserve the right to issue certificated Notes only if we determine not to have the Notes held solely in electronic form.

We and the indenture trustee will treat the lender members in whose names the Notes are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever with respect to the Notes.

Restrictions on Transfer

The Notes will not be listed on any securities exchange.  All Notes must be held by our lender members.  The Notes will not be transferable except through the Note Trader platform operated and maintained by FOLIOfn Investments, Inc., a registered broker-dealer.  Under the terms of the Notes, any transfer of a Note will be wrongful unless (1) the transfer is effected on a trading system that we approve as a Note trading system and (2) the Note has been presented by the registered holder to us or our agent for registration of transfer.  The registrar for the Notes, which initially will be us, will not be obligated to recognize any purported transfer of a Note, except a transfer through the trading system or except as required by applicable law or court order.  There can be no assurance, however, that a market for Notes will develop on the Note Trader platform, or that the platform will continue to operate.  Therefore, lender members must be prepared to hold their Notes to maturity.  See “About the Platform—Note Trader Platform” for more information.

No Sinking Fund

The Notes are fully amortizing and will not have the benefit of a sinking fund.

Events of Default

Under the terms of the indenture, any of the following events will constitute an event of default for a series of Notes:

•our failure to make required payments on the Notes for thirty days past the applicable due date;

•our failure to perform, or the breach of, any other covenant for the benefit of the holders of the Notes which continues for 90 days after written notice from the indenture trustee or holders of 25% of the outstanding principal amount of the Notes for which such default exists, subject to an additional 90 day cure period; or

•specified events relating to our bankruptcy, insolvency or reorganization.

It is not a default or event of default under the terms of the indenture if we do not make payments on a series of Notes when a borrower does not make payments on the corresponding borrower loan.  In that case, we are not required to make payments on the Notes, so no default occurs.  See “Risk Factors—Risks Related to Borrower Default,” for more information.  An event of default with respect to one series of Notes is not automatically an event of default for any other series.

To limit the risk of our insolvency, we have granted the indenture trustee a security interest in all of the borrower loans, all payments and proceeds received by us on the borrower loans and in the bank account in which the borrower loan payments are deposited.  The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the indenture.  Only the indenture trustee, not the holders of the Notes, will have a secured claim to the above collateral.

If an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the indenture, then the stated principal amount of the Notes shall become due and payable immediately without any act by the trustee or any holder of Notes.

The holders of a majority in aggregate principal amount of the outstanding Notes of any series, by notice to the trustee (and without notice to any other holder of Notes), may on behalf of the holders of all Notes of the series waive an existing default with respect to such Notes, except (1) a default in the payment of amounts due in respect of such Notes or (2) a default in respect of a provision of the indenture that cannot be amended without the consent of each holder affected by such waiver.  When a default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

A Note holder may not institute a suit against us for enforcement of such holder’s rights under the indenture or pursue any other remedy with respect to the indenture or the Notes unless:

•the holder gives the trustee written notice stating that an event of default with respect to the Notes is continuing;

•the holders of at least 25% in aggregate principal amount of the outstanding Notes of that series make a written request to the trustee to pursue a remedy available under the indenture with respect to such default;

•such holder or holders offer the trustee security or indemnity satisfactory to it against any loss, liability or expense;

•the trustee does not comply with the request within 60 days after receipt of the notice, request and offer of security or indemnity; and

•the holders of a majority in aggregate principal amount of the outstanding Notes of that series do not give the trustee a direction inconsistent with such request during such 60-day period.

The indenture will require us every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any defaults.

Satisfaction and Discharge of the Indenture

The indenture will generally cease to be of any further effect with respect to a series of Notes if:

•all of the Notes of that series (with certain limited exceptions) have been delivered for cancellation; or

•all Notes of that series not previously delivered for cancellation have become due and payable or will become due and payable within one year and we have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity all of the amounts due with respect to those Notes.

In either case, we must also pay or cause to be paid all other sums payable under the indenture by us and deliver to the trustee an officers’ certificate and opinion of counsel stating that all conditions precedent to the satisfaction and discharge of the indenture have been complied with.

The indenture does not contain any provisions for legal or covenant defeasance of the Notes.

No Recourse Against Others

The Notes are solely limited recourse obligations of Prosper Funding LLC, payable from collections on the corresponding borrower loans as described herein, and are not the obligations of any other person.  Neither PMI, in its capacity as Servicer or otherwise, nor any of our directors, officers or affiliates, has any liability for any amounts due on the Notes or the corresponding borrower loans.  Each purchaser of a Note, by accepting the same, is deemed to waive and release all such liability.

Governing Law

The indenture and the Notes are governed by the laws of the State of New York without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

Information Concerning the Trustee

We have selected Wells Fargo Bank, National Association, to serve as the trustee under the indenture.  From time to time, we maintain deposit accounts and conduct other banking transactions with the trustee and its affiliates in the ordinary course of business.  If and when the trustee becomes a creditor of ours, the trustee will be subject to the provisions of the Trust Indenture Act regarding the collection of claims against us.  The trustee and its affiliates will be permitted to engage in other transactions; however, if they acquire any conflicting interest, the conflict must be eliminated or the trustee must resign.

Servicing Agreement

Prosper Funding LLC and PMI have executed a Servicing Agreement pursuant to which PMI has licensed to Prosper Funding LLC the right to operate the platform and Prosper Funding LLC has appointed PMI to provide certain administrative services and to service all borrower loans and Notes.  We refer to PMI in its capacity as the servicer as the "Servicer.”

The following summary of the Servicing Agreement does not purport to be complete and is qualified in its entirety by the complete terms and conditions of the Servicing Agreement.  We have filed a copy of the Servicing Agreement as an exhibit to the registration statement of which this prospectus forms a part.

License of the Platform

PMI developed the platform and owns the proprietary technology that makes operation of the platform possible.  Pursuant to the Servicing Agreement, PMI has granted to Prosper Funding LLC an exclusive right to operate the platform and to use such technology.  The license will expire on May 31, 2023 but may be extended by agreement of the parties.  The license will terminate prior to its scheduled termination date if the Servicing Agreement otherwise terminates in its entirety – see “- Termination and Replacement of Servicer” below – or if certain events of default occur and PMI declares an early termination of the license.  If the license terminates prior to its scheduled termination date for any reason, we will continue to operate the platform in relation to any Notes that are then outstanding or we will transfer the platform to PMI or to a new licensee, in each case in a manner that does not adversely impact the holders of such Notes or the related borrowers.  We will pay certain licensing fees to PMI to compensate PMI for the use of the platform and its technology.  These fees are included in (and are not to be supplemental to) the servicing fee discussed below.

Administrative Services

The Servicer will manage the daily business operations of Prosper Funding LLC and provide a number of related administrative services.  Among other matters, the Servicer will supervise (i) the issuance, sale and payment of the Notes, (ii) our purchase of borrower loans, (iii) the operation of www.prosper.com, and (iv) the payment (solely from our funds except as stated below) of our fees and expenses.  In this connection, the Servicer will oversee our compliance with applicable federal and state laws (including consumer protection laws, state lender licensing requirements and securities registration requirements), and will coordinate all funds transfers (including Note payments) and document deliveries that we are required to make in relation to the borrower loans and the Notes.  The Servicer will also review the eligibility of applicants to participate on the platform, perform the applicant verification processes described herein and manage the posting of listings on our website.  The Servicer will also assign a Prosper Rating and an interest rate to each listing.  See "About the Platform" for more information.  The Servicer will maintain books and records for Prosper Funding LLC (including our general accounting records), provide us with certain periodic reports relating to the borrower loans and the Notes and act as our custodian to hold all borrower loan documentation.  In addition, the Servicer will represent (or otherwise assist) us in any arbitration proceedings that we  or any borrower or lender member may initiate under any member registration agreement.

The Servicer will in no event be responsible to make payments from its own funds on any Notes or other obligations of Prosper Funding LLC.  The Servicer may elect in its sole discretion to advance funds for the payment of Prosper Funding LLC operating expenses.  Prosper Funding LLC will be required to reimburse the Servicer for any such advances that the Servicer makes.

Servicing of Borrower Loans and Notes

The Servicer has agreed to service each borrower loan and the corresponding Notes.  The Servicer is required at all times to use commercially reasonable efforts to service and collect the borrower loans in accordance with industry standards customary for loans of the same general type and character, in each case (i) in accordance with all applicable laws, and (ii) without regard to (A) any relationship that the Servicer or its affiliates may have with the applicable borrower or Note holder, or (B) the Servicer’s right to receive compensation for its services.  This standard of care applicable to the Servicer is called the "Servicing Standard”.  Subject to the Servicing Standard, the Servicer has full power and authority to take any actions in connection with the servicing and administration of the borrower loans that the Servicer deems to be necessary or desirable.  The Servicer may act alone or through agents, but will remain responsible for the proper performance of its duties by any agents it appoints.  Our ability to collect payments on the borrower loans, and therefore the amount of payments received by the holders of Notes, will be dependent upon the Servicer's performance of its duties under the Servicing Agreement.

Subject to the Servicing Standard, the Servicer is responsible for protecting the interest of Prosper Funding LLC in the borrower loans by dealing effectively with borrowers who are delinquent or in default.  The Servicer is required to maintain an adequate accounting system that will immediately identify delinquent loans and to maintain procedures for sending delinquent notices, assessing late charges and preparing individual analyses of distressed or chronically delinquent borrower loans.  The Servicer has sole discretion to determine (i) the timing and content of communications sent to delinquent borrowers, and (ii) when and whether to refer a delinquent loan for collection, initiate legal action to collect a delinquent loan, sell a delinquent loan to a third party, accelerate the maturity of a delinquent loan that is at least thirty days past due or write off a delinquent loan in whole or in part.  The Servicer is authorized to select and engage on our behalf  any collection agency to which any delinquent loan is referred for collection and to determine the amount of its compensation (which shall not, however, exceed 30% of the amount of any recoveries obtained).   The Servicer will be deemed to have undertaken commercially reasonable servicing and collection efforts if it refers a delinquent loan to a collection agency within five business days after such loan first became thirty days past due.  The Servicer will charge off borrower loans that are 120 days past due, and in such event the holders of the related Notes will not receive any further payments on their Notes.  The Servicer also may charge off delinquent loans that are less than 120 (but at least 31) days past due if the Servicer deems such action appropriate under the Servicing Standard.

Subject to the Servicing Standard, the Servicer may waive, modify or vary any non-material terms of any borrower loan, consent to the postponement of strict compliance with any such term or grant a non-material indulgence to any borrower.  Notwithstanding the foregoing, in the event that any borrower loan is in default, or in the judgment of the Servicer, such default is reasonably foreseeable, or the Servicer otherwise determines that such action would be consistent with the Servicing Standard, and provided that the Servicer has reasonably and prudently determined that such action will not be materially adverse to the interests of the relevant Note holders, the Servicer may also waive, modify or vary any term of any borrower loan (including material modifications that would change the interest rate, defer or forgive the payment of principal or interest, change the payment dates or change the place and manner of making payments on such borrower loan), accept payment from the related borrower of an amount less than the principal balance in final satisfaction of such borrower loan or consent to the postponement of strict compliance with any term or otherwise grant any indulgence to any borrower.  The modifications contemplated by this servicing provision would be in situations, common to loan servicing industry practices, where a reasonable forbearance or extension of time for payment to be received would prevent a borrower from defaulting entirely on the loan or filing for bankruptcy. From the Note holder’s perspective, such modifications would only be employed in situations where a greater loss would be avoided.

Any such actions taken by the Servicer in relation to any borrower loan will be binding on the holders of the related Notes and may reduce the amount of payments to be made on such Notes or result in no further payments being made.  If the Servicer approves modifications to the terms of any borrower loan, it will promptly arrange for Prosper Funding LLC to notify the corresponding lender members by email of the material terms of such modifications and the effect such modifications will have on their Notes, including any changes to the payments they will receive under the Notes.

PMI Servicing Fee

Each Note holder is required to pay us a servicing fee calculated at an annualized rate against the outstanding principal of the related borrower loan, together with any non-sufficient funds fees for failed borrower payments.  This annualized rate is currently set at 1% but we may increase it in the future to an amount greater than 1% but less than or equal to 3%.    See "About the Platform—Loan Servicing and Collection."  In addition, we receive payments from WebBank equal to the origination fees charged by WebBank on borrower loans, as compensation for our loan origination activities on WebBank’s behalf.  See “"About the Platform—Borrower Loan Funding and Purchases; Sale of Notes.”  We have agreed to compensate the Servicer for its services under the Servicing Agreement by paying the Servicer all such servicing, non-sufficient funds fees and origination fees that we receive, net of a specified portion of such fees that we will retain for our own account (such net amount payable to the Servicer being the "PMI Servicing Fee”).   The Servicer also will be entitled to reimbursement from us for any expenses the Servicer advances on our behalf.  However, we will make such reimbursement payments only from funds that are not allocated to the payment of Notes or the PMI Servicing Fee (and thus such reimbursement payments will not reduce the amount of borrower collections available to make payments on the Notes).  See "About the Platform—Loan Servicing and Collection".

Exculpation and Servicer Indemnity

The Servicer will not be liable to the Company, any Note holder, any borrower or any other person for any actions it takes or fails to take in connection with the servicing of the borrower loans or Notes or for any errors in judgment, except as described below.  The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on any document of any kind that appears to be properly executed and submitted by any person respecting any matters arising in connection with the Servicing Agreement, except to the extent that the Servicer knows that such document is false, misleading, inaccurate or incomplete.

The Servicer has agreed in the Servicing Agreement to indemnify Prosper Funding LLC and its officers, directors, employees and agents against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable counsel fees and disbursements), joint or several (collectively, “Damages”), directly or indirectly resulting from (i) the failure of the Servicer to perform its duties under the Servicing Agreement, (ii)  the material breach of any of the Servicer’s representations, warranties, covenants or agreements contained in the Servicing Agreement, (iii) the acts or omissions of any permitted subservicer or service provider engaged by the Servicer to service the borrower loans or Notes in accordance with the Servicing Agreement, and (iv) any infringement or misappropriation by the Servicer of any patent, copyright, trademark, servicemark, trade secret or other proprietary right of any other person; provided, however, that the Servicer will not be responsible for any Damages resulting from (A) the failure of Prosper Funding LLC to perform its duties under the Servicing Agreement (unless such failure resulted from the actions or omissions of the Servicer), (B) the material breach of any of Prosper Funding LLC’s representations, warranties, covenants or agreements contained in the Servicing Agreement (unless such breach resulted from the actions or omissions of the Servicer), (C) the origination, making, funding, sale or servicing of any borrower loans or Notes following the termination of the Servicing Agreement, (D)  the absence or unavailability of any books, records, data, files or other documents relating to a borrower loan, unless resulting from the Servicer's actions or omissions, or (E) compliance with any instructions of Prosper Funding LLC if such instructions did not comply with applicable law.

Assignment and Subservicing

The Servicer may not assign the Servicing Agreement or its duties thereunder without the prior written consent of Prosper Funding LLC (excluding any assignment to an entity into which the Servicer is merged or consolidated or that succeeds to the Servicer's business).  The Servicer may in its discretion engage service providers to assist it in performing specific obligations under the Servicing Agreement, provided that the Servicer may not engage a subservicer or other service provider to perform a substantial portion of the primary day-to-day servicing obligations of the Servicer without the prior written consent of Prosper Funding LLC.  The Servicer will be solely responsible for the fees and expenses of any subservicer or service provider it engages.  The Servicer will be liable for the acts and omissions of any such subservicer or service provider to the same extent as if the Servicer had performed the services directly.

Termination and Replacement of Servicer

The Servicing Agreement will terminate on May 31, 2023, unless Prosper Funding LLC or the Servicer declares an earlier termination pursuant to the termination rights described below or unless the parties agree to extend the term of the Servicing Agreement.

We may terminate the Servicing Agreement if the Servicer: (i) fails to arrange for the payment of amounts due on any Note from funds available for such purpose under the Indenture and such breach (if not the result of breach of duty or nonperformance by the Trustee) is not cured by the Servicer within two Business Days from the date that we provide notice of such breach; or (ii) breaches any of its other duties under the Servicing Agreement and does not cure such breach within thirty days from the date that we provide notice of such breach.  In addition, following the third anniversary of the effective date of the Servicing Agreement, we may terminate the agreement upon 180 calendar days’ notice to the Servicer.

The Servicer may terminate the Servicing Agreement if we fail to pay the PMI Servicing Fee or any expense reimbursement to the Servicer when due, so long as we had funds available under the Indenture to make such payment, the failure did not result from the Servicer’s own failure to process a payment, and the Servicer notified us of such failure and we did not cure the failure within two business days.   The Servicer also may terminate the Servicing Agreement if we breach any of our other obligations under the Servicing Agreement and such breach is not cured by us within thirty days of the date the Servicer provides notice of such breach.  In addition, the Servicer may terminate the Servicing Agreement at any time in its sole discretion upon 180 calendar days’ notice to us; provided that no such termination by the Servicer will be effective unless we have appointed a successor servicer on terms acceptable to us.

The Servicer is required in connection with any termination of the Servicing Agreement to transfer the servicing of all borrower loans and Notes that remain outstanding to Prosper Funding LLC or a successor servicer designated by Prosper Funding LLC as soon as reasonably practicable.  Until such transfer is completed, the Servicer’s obligation to service the borrower loans and otherwise provide services in accordance with the Servicing Agreement will remain in effect.  All costs and fees incurred in connection with any termination of the Servicing Agreement will be payable by the party whose breach of obligation, or whose exercise of its voluntary termination right, resulted in the termination.   Any such amounts due from Prosper Funding LLC will be payable only from funds not allocated to the payment of Notes under the Indenture.  See "Summary of Indenture, Form of Notes and Servicing Agreement—Indenture and Form of Notes”.  We also will be required upon any termination to pay the Servicer all accrued but unpaid PMI Servicing Fees and to reimburse the Servicer for any outstanding expenses that the Servicer has incurred on our behalf.  No termination fees will be payable by either party upon any termination of the Servicing Agreement.  We and the Servicer have entered into a back-up servicing agreement with a third-party loan administrator that is expected to facilitate the transfer of servicing responsibilities to such administrator if the Servicing Agreement terminates.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion sets forth the material U.S. federal income tax considerations generally applicable to lender members who purchase Notes.  This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) and judicial decisions, all as currently in effect and all of which are subject to change and to different interpretations.  Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S. federal income tax consequences described below.

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a particular lender member’s circumstances, and does not discuss any aspect of U.S. federal tax law other than income taxation or any state, local or non-U.S. tax consequences of the purchase, ownership and disposition of the Notes.  This discussion applies only to lender members who hold the Notes as capital assets within the meaning of the Code (generally, property held for investment).  This discussion does not address U.S. federal income tax considerations applicable to lender members that may be subject to special tax rules, such as:

•securities dealers or brokers, or traders in securities electing mark-to-market treatment;

•banks, thrifts or other financial institutions;

•insurance companies;

•regulated investment companies or real estate investment trusts;

•tax-exempt organizations;

•persons holding Notes as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;

•partnerships or other pass-through entities;

•persons subject to the alternative minimum tax;

•certain former citizens or residents of the United States;

•non-U.S. Holders (as defined below); or

• “U.S. Holders” (as defined below) whose functional currency is not the U.S. dollar.

As used herein, a “U.S. Holder” is a beneficial owner of Notes that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined under the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person.  A “Non-U.S. Holder” is any beneficial owner of a Note that, for U.S. federal income tax purposes, is not a U.S. Holder and that is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  A partnership holding Notes, and partners in such a partnership, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes by the partnership.

THIS DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON.  ACCORDINGLY, ALL PROSPECTIVE LENDER MEMBERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES BASED ON THEIR PARTICULAR CIRCUMSTANCES.

Taxation of the Notes

In General

There are no statutory provisions, regulations, published rulings, or judicial decisions that directly address the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes.  However, although the matter is not free from doubt, we intend to treat the Notes as our debt instruments that have original issue discount (“OID”) for U.S. federal income tax purposes.  Where required, we intend to file information returns with the IRS in accordance with such treatment unless there is a change or clarification in the law, by regulation or otherwise, that would require a different characterization of the Notes.

You should be aware, however, that the U.S. Internal Revenue Service (“IRS”) is not bound by our characterization of the Notes and the IRS or a court may take a different position with respect to the Notes’ proper characterization.  Any different characterization could significantly affect the amount, timing, and character of income, gain or loss recognized in respect of a Note.  For example, because each series of Notes will correspond to a loan, and we have no obligation to make any payments on the Notes unless, and then only to the extent that, we have received payments on the corresponding loan, the IRS could determine that, in substance, each lender member owns a proportionate interest in the corresponding loan for U.S. federal income tax purposes.  If the IRS took such a position, the tax treatment of the Notes may differ materially, including, but not limited to, the fact that the notes would no longer be considered to have OID. Alternatively, the IRS could instead treat the Notes as a different financial instrument (including an equity interest or a derivative financial instrument).   If the Notes are treated as our equity, (i) we would be subject to U.S. federal income tax on income, including interest, accrued on the corresponding loans but would not be entitled to deduct interest or OID on the Notes, and (ii) payments on the Notes would be treated by the holder for U.S. federal income tax purposes as dividends (that may be ineligible for reduced rates of U.S. federal income taxation or the dividends-received deduction) to the extent of our earnings and profits as computed for U.S. federal income tax purposes.

A different characterization may significantly reduce the amount available to pay interest on the Notes  You are strongly advised to consult your own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes).

The following discussion assumes that the Notes will be treated as our debt instruments that have OID for U.S. federal income tax purposes.  Unless otherwise specified, the following discussion assumes that the Notes will not be subject to the rules governing contingent payment debt instruments.

Taxation of Payments on the Notes

You will generally be required to accrue OID in income as ordinary interest income for U.S. federal income tax purposes, regardless of your regular method of tax accounting.  If you hold a Note that has a maturity date of more than one year, you will be required to accrue OID income as ordinary interest income under a “constant yield method.”  Under this treatment, if a payment on a Note is not made in accordance with the payment schedule in respect of the corresponding loan (for example, because of a late payment on the corresponding loan), you will be required to include an amount of OID in taxable income as interest even if you have not received the actual payment from the corresponding loan.

The Treasury Regulations governing OID provide special rules for determining the amount and accrual of OID for debt instruments that provide for one or more alternative payment schedules applicable upon the occurrence of contingencies.  If the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and based on all the facts and circumstances as of the issue date, a single payment schedule for a debt instrument, including the stated payment schedule, is significantly more likely than not to occur, the amount and accrual of OID is determined based on that payment schedule.  In addition, under the applicable Treasury Regulations, remote and/or incidental contingencies may generally be ignored.  A contingency relating to the amount of a payment is incidental if, under all reasonably expected market conditions, the potential amount of the payment is insignificant relative to the total expected amount of the remaining payments on the debt instrument.  A contingency relating to the timing of a payment is incidental if, under all reasonably expected market conditions, the potential difference in the timing of the payment is insignificant.  The determination of whether a single payment schedule is significantly more likely than not to occur, or whether a contingency is remote or incidental, is made for each Note.

Each Note provides for one or more alternative payment schedules because we are obligated to make payments on a Note only to the extent that we receive payments on the corresponding loan, less the service charge and less any charges we incur in connection with collection on the corresponding loan.    The payment schedule for each Note provides for payments of principal and interest on the Note in accordance with the payment schedule for the corresponding loan.  In addition to scheduled payments, we will prepay a Note to the extent that a borrower prepays the loan corresponding to the Note, and we will pay late fees collected on a corresponding borrower loan to the holders of the corresponding Note.  Notwithstanding such contingencies, we intend to use the payment schedule of a Note to determine the amount and accrual of OID on the Note because we believe that a Note is significantly more likely than not to be paid in accordance with such payment schedule and/or the likelihood of nonpayment, prepayment or late payment on the loan corresponding to such Note will be remote or incidental.  If in the future, based on our experience or for any other reason, we determine that the previous sentence does not apply to a Note, we anticipate that we will be required to determine the amount and accrual of OID for such Note pursuant to the rules applicable to contingent payment debt instruments, which are described below, and we shall so notify you.

OID on a Note will equal the excess of the Note’s “stated redemption price at maturity” over its “issue price.” The stated redemption price at maturity of a Note includes all payments of principal and stated interest on the Note under the payment schedule of the Note.  The issue price of a Note will generally equal the principal amount of a Note.

The amount of OID includible in income for a taxable year is the sum of the “daily portions” of OID with respect to the Note for each day during the taxable year in which the holder held the Note.  The daily portion of OID is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the product of such Note’s adjusted issue price at the beginning of the accrual period and its yield to maturity (properly adjusted for the length of the period).  We intend to use 30-day accrual periods.  The adjusted issue price of a Note at the beginning of any accrual period should be its issue price, increased by the aggregate amount of OID previously accrued with respect to the Note, and decreased by any payments of principal and interest previously made on the Note.  A Note’s yield to maturity should be the discount rate that, when used to compute the present value of all payments of principal and interest to be made on the Note under the payment schedule of the Note, produces an amount equal to the issue price of such Note.

If a Note is paid in accordance with its payment schedule, the amount of OID includible in income is anticipated to be based on the stated interest rate of the Note.  As a result, you will generally be required to include an amount of OID in income that is equal to the amount of stated interest paid on the Note.

Cash payments of interest and principal under the payment schedule on the Notes will not be separately included in income, but rather will be treated first as payments of previously accrued but unpaid OID and then as payments of principal.

Sale, Retirement or Other Taxable Disposition of Notes

Upon the sale, retirement or other taxable disposition of a Note, you generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, retirement or other taxable disposition and your adjusted tax basis in the Note.  In general, your adjusted tax basis in the Note will equal your cost for the Note, increased by any OID and market discount previously included in gross income by you, as discussed below, and reduced by any payments previously received by you in respect of the Note.

Except as discussed below with respect to a Note subject to rules governing market discount, contingent payment debt instruments, or the special rules applicable to short-term obligations, your gain or loss on the taxable disposition of the Note generally will be long-term capital gain or loss if the Note has been held for more than one year and short-term otherwise.  The deductibility of capital losses is subject to limitations.

Prepayments

If we prepay a note in full, the Note will be treated as retired and, as described above, you will generally have gain or loss equal to the difference, if any, between the amount realized upon the retirement and your adjusted tax basis in the Note.  If we prepay a Note in part, a portion of the Note will be treated as retired.  Generally, for purposes of determining (i) your gain or loss attributable to the portion of the Note retired and (ii) your OID accruals on the portion of the Note remaining outstanding, the adjusted issue price, your adjusted tax basis, and the accrued but unpaid OID of the Note, determined immediately before the prepayment, will be allocated between the two portions of the Note based on the portion of the Note that is treated as retired.  The yield to maturity of a Note is not affected by a partial prepayment.

Market Discount

If you purchase a Note on the Note Trader platform for an amount that is less than the adjusted issue price of the Note at the time of purchase, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount.  The amount of any market discount will generally be treated as de minimis and disregarded if it is less than ¼ of 1 percent of the revised issue price (calculated as the sum of the issue price of the Note and the aggregate amount of OID previously includible in the gross income of any holder without regard to any acquisition premium), multiplied by the number of complete years to maturity. If you hold a Note that has de minimis market discount, the rules described below do not apply to you.

Under the market discount rules, you generally will be required to treat any principal payments received in respect of the Note, and any gain derived from the sale, retirement or other disposition of the Note, as ordinary income to the extent of the market discount that has accrued on the Note but that has not previously been included in gross income by you.  Such market discount will accrue on the Note on a ratable basis over the remaining term of the Note unless you elect to accrue market discount on a constant yield basis.  In addition, you may be required to defer until the maturity of the Note, or its earlier disposition in a taxable transaction, the deduction of all or a portion of any interest expense attributable to (i) any indebtedness incurred to purchase or carry such Note or (ii) any indebtedness continued to purchase or carry such Note.  If you dispose of a Note in a nontaxable transaction (other than certain specified nonrecognition transactions), you will be required to include any accrued market discount as ordinary income as if you had sold the Note at its then fair market value.

You may elect to currently include market discount in gross income as it accrues, under either a ratable or constant yield method, in which case the rules described in the prior paragraph regarding characterization of payments and gain as ordinary income and the deferral of interest deductions will not apply.  If you make an election to include market discount in income currently, your adjusted basis in a Note will be increased by any market discount that you include in income.  An election to currently include market discount in gross income, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.  You should consult your own tax advisor before making this election.

Acquisition Premium

If you purchase a Note on the Note Trader platform for an amount greater than the Note’s adjusted issue price but less than the sum of all amounts payable on the Note after the purchase date, the Note will be treated as acquired at an acquisition premium.  For a Note acquired with an acquisition premium, the amount of OID that you must include in gross income with respect to the Note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to such taxable year.

If you purchase a Note on the Note Trader platform for an amount in excess of the sum of all amounts payable on the Note after the purchase date, you will not be required to include OID in income with respect to the Note.

Late Payments

As discussed above, late fees collected on borrower loans corresponding to the Notes will generally be paid to you.  We anticipate that any late fees paid will be insignificant relative to the total expected amount of the remaining payments on the Note.  In such case, any late fees paid to you should be taxable as ordinary income at the time such fees are paid or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Nonpayment of Loans Corresponding to Note — Automatic Extension

In the event that we do not make scheduled payments on a Note as a result of nonpayment by a borrower on the loan corresponding to the Note, you must continue to accrue and include OID on a Note in taxable income until the initial maturity date or, in the case of an automatic extension, the final maturity date, except as described below.  Solely for purposes of the OID rules, the Note may be treated as retired and reissued on the scheduled payment date for an amount equal to the Note’s adjusted issue price on that date.  As a result of such reissuance, the amount and accrual of OID on the Note may change.  At the time of the deemed reissuance, due to nonpayment by the borrower, we may not be able to conclude that it is significantly more likely than not that the Note will be paid in accordance with one payment schedule and/or that the likelihood of future nonpayment, prepayment, or late payment by the borrower on the loan corresponding to such Note will be remote or incidental.  Accordingly, the Note may become subject to the contingent payment debt instrument rules (which are discussed in more detail below) even if not subject to these rules at the time of original issue.   In addition, in the event that a Note’s maturity date is automatically extended because amounts remain due and payable on the initial maturity date by the borrower on the loan corresponding to the Note, the Note likely will be treated as reissued and become subject to the contingent payment debt instrument rules.  If we determine that a Note is subject to the contingent payment debt instrument rules as a result of such a reissuance, we will notify you and provide the projected payment schedule and comparable yield.

If collection on a Note becomes doubtful, you may be able to stop accruing OID on the Note.  Under current IRS guidance, it is not clear whether you may stop accruing OID if scheduled payments on a Note are not made.  You should consult your own tax advisor regarding the accrual and inclusion of OID in income when collection on a Note becomes doubtful.

Losses as a Result of Worthlessness

In the event that a Note becomes wholly worthless, if you are an individual, and you did not acquire the Note as part of your trade or business, you should generally be entitled to deduct your loss on the Note as a short-term capital loss in the taxable year the Note becomes wholly worthless.  The portion of your loss attributable to accrued but unpaid OID may be deductible as an ordinary loss, although such treatment is not entirely free from doubt.  Under Section 166 of the Code, if you are a corporation, or if you are an individual and you acquired your Notes as part of a trade or business, you should generally be entitled to deduct any loss sustained during the taxable year on account of a Note becoming wholly or partially worthless as an ordinary loss.  You should consult your own tax advisor regarding the character and timing of losses attributable to Notes that become worthless in whole or in part.

Potential Characterization as Contingent Payment Debt Instruments

 To the extent we determine that a Note is not subject to the contingent payment debt instrument rules, our position is not binding on the IRS or a court of competent jurisdiction and we cannot predict what the IRS or a court would ultimately decide with respect to the proper U.S. federal income tax treatment of the Note. Accordingly, there exists a risk that the IRS or a court could determine that the Notes are “contingent payment debt instruments” because payments on the Notes are linked to performance on the corresponding loan.

To the extent a Note is characterized as a contingent payment debt instrument, or in the future, we conclude that a Note is subject to the contingent payment debt instrument rules, the Note would be subject to special rules applicable to contingent payment debt instruments.  If these rules were to apply, you would generally be required to accrue interest income under the noncontingent bond method.  Under this method, interest would be taken into account whether or not the amount of any payment is fixed or determinable in the taxable year. The amount of interest that would be taken into account would generally be determined by constructing a hypothetical noncontingent bond, which is based on a “comparable yield” (generally, a hypothetical yield to be applied to determine interest accruals with respect to the Note, and which can be no less than the applicable federal rate) and a “projected payment schedule” (generally, a series of projected payments, the amount and timing of which would produce a yield to maturity on that Note equal to the comparable yield).  Based on the comparable yield and the projected payment schedule, you will generally be required to accrue as OID the sum of the daily portions of interest for each day in the taxable year that you held the Note, adjusted to reflect the difference, if any, between the actual and projected amount of any contingent payments on the Note.  The daily portions of interest are determined by allocating to each day in an accrual period the ratable portion of interest that accrues in such accrual period.  The amount of interest you may accrue under this method could be higher or lower than the stated interest rate on the Note.  In addition, any gain recognized on the sale, exchange or retirement of your Note will generally be treated as ordinary interest income, and any loss will be treated as ordinary loss to the extent of prior OID inclusions, and then as capital loss thereafter.

Short-Term Notes

The following discussion applies to Notes that have a maturity of one year or less from the date of issue (“Short-Term Notes”).  There are special rules that address the U.S. federal income taxation of Short-Term Notes that you should be aware of.  These rules are not entirely clear in all situations.  Accordingly, you are strongly advised to consult your own tax advisor with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of Short-Term Notes.

In general, the Treasury Regulations provide that, in the case of a debt instrument with a maturity date of one year or less, no payments of interest are considered qualified stated interest.  This means that a Short-Term Note is treated as having OID equal to the excess of the total payments on the obligation over its issue price.  In general, if you are a cash method taxpayer, you should not be required to recognize interest income until actual or constructive receipt of payment, unless you elect to accrue OID in income on a current basis under either a straight-line or a constant yield method.  If you do not elect to currently include accrued OID in income, you will not be allowed to deduct any of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry the Note (in an amount not exceeding the deferred income), and instead you will be required to defer deductions for such interest until the deferred income is realized upon the maturity of the Note or its earlier disposition in a taxable transaction.  Notwithstanding the foregoing, if you elect to include accrued OID in income on a current basis, the limitation on the deductibility of interest will not apply.  Upon disposition of a Short-Term Note, you will be required to characterize some or all of the gain realized on a sale, exchange or retirement of the Note as ordinary income.  The amount characterized as ordinary income upon such disposition will generally equal an amount of OID that would have accrued under a straight-line basis or, if you so elect, an amount of OID that would have accrued under a constant yield method.  If you are an accrual method taxpayer, you will generally be required to accrue OID in income on a current basis on either a straight-line basis or, at your election, under the constant yield method based on daily compounding.  It should also be noted that the market discount rules (discussed above) generally do not apply to short-term obligations.  In addition, while there are special rules that address the U.S. federal income taxation of notes that have a maturity date of more than one year and that provide for one or more contingent payments, those rules generally do not apply to short-term obligations.  Accordingly, the U.S. federal income taxation of short-term obligations that provide for contingent payments is not entirely clear.  You should consult  your own tax advisor regarding the U.S. federal income tax consequences if Short-Term Notes are considered short-term obligations that provide for contingent payments.

Backup Withholding and Reporting

We will be required to report information to the IRS on certain payments on a Note (including interest and discount) and on proceeds of the sale of a Note if you are not an exempt recipient (such as a corporation). In addition, backup withholding (currently at a 28% rate) may apply to payments made to you if (a) you do not furnish or you have failed to provide your correct taxpayer identification number, (b) we have been instructed by the IRS to backup withhold because of underreporting (generally meaning that the IRS has determined and notified you that you have failed to report any reportable dividend and interest payments required to be shown on a tax return for a taxable year), or (c) in certain circumstances, you have failed to comply with applicable certification requirements or otherwise establish an exemption from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis. You should consult your tax advisor regarding the application of information reporting and backup withholding rules in your particular situation, the availability of an exemption, and the procedure for obtaining such an exemption, if applicable.

INFORMATION ABOUT PROSPER FUNDING LLC

Overview

Prosper Funding LLC operates a peer-to-peer online credit platform, which we refer to as the “platform”, that enables its borrower members to borrow money and its lender members to purchase Borrower Payment Dependent Notes, or Notes, issued by Prosper Funding LLC, the proceeds of which facilitate the funding of the loans made to borrower members. Prosper Funding LLC is a wholly-owned subsidiary of Prosper Marketplace, Inc. We use the terms “we”, “us” and “our” to refer to Prosper Funding LLC, and we use the term “PMI” to refer to Prosper Marketplace, Inc.

PMI developed the platform and owns the proprietary technology that makes operation of the platform possible.  We have entered into a Servicing Agreement with PMI pursuant to which PMI has licensed to us the right to operate the platform, and we have appointed PMI to provide certain administrative services relating to the platform (the “Servicing Agreement”).   We have been organized and will be operated in a manner that is intended (i) to minimize the likelihood that we will become subject to a bankruptcy or similar proceeding, and (ii) to minimize the likelihood that we would be substantively consolidated with PMI in the event of PMI’s bankruptcy and thus having our assets subjected to claims of PMI’s creditors.  We believe we have achieved this by imposing through our organizational documents certain restrictions on our activities and certain formalities designed to reinforce our status as a distinct entity from PMI.  In particular:

•	Our permissible activities are limited to issuing and selling the Notes, purchasing the borrower loans, entering into the Servicing Agreement and certain related activities.

•
Our organizational documents prohibit us from incurring any debt or acquiring any assets except in connection with the permitted activities described above.  We are also required to observe certain corporate formalities and refrain from comingling assets with PMI.

•	We are required to have at all times two independent directors whose consent is required for us to take certain extraordinary actions, including filing for bankruptcy.

The platform provides a number of benefits to borrower members.  We believe the key features of the Prosper experience are the following:

•	better interest rates than those available from traditional banks;

•	24-hour online availability to initiate a loan listing;

•	convenient, electronic payment processing; and

•	amortizing, fixed rate loans, which represent a more responsible way for consumers to borrow than revolving credit facilities.

Business Strengths

We believe that the following business strengths differentiate us from competitors and are key to our success:

Scalable Operating Infrastructure: The platform allows us to economically originate and service borrower loans and Notes.  This platform is both flexible and highly scalable;

Proprietary Risk Management Capabilities:  PMI is the only company that has developed a proprietary risk model based on P2P specific performance data.  This model allows us to accurately gauge the riskiness of applicants and allows lender members to earn attractive risk adjusted returns;

Management Team:  PMI has a management team with experience in broad set of areas that are essential to the operation of a P2P business.  These areas include but are not limited to risk management, fraud detection, loan servicing operations, technology development, data management, financial controls, securities regulation, compliance, customer management and website development;

Open access:  We allow individuals with a wide range of credit characteristics to apply for loans; and

Transparency and data availability:  By making all transactions on the platform visible and available electronically for analysis, we allow our customers to better understand our marketplace and make better decisions about their activity.

Corporate History

PMI was incorporated in the State of Delaware in March 2005, and we were formed in the State of Delaware in February 2012. Our principal executive offices are located at 111 Sutter Street, 22nd Floor, San Francisco, California 94104.  Our telephone number at that location is (415) 593-5400.  Our website address is www.prosper.com.  The information contained on our website, or our website, is not incorporated by reference into this prospectus.

Marketing

Our marketing efforts are designed to attract individuals and institutions to our website, to enroll them as members and to have them understand and utilize our services for borrowing or investing in Notes on the platform.  We believe there are significant opportunities to increase the number of members who use the platform through additional marketing initiatives.  We employ a combination of paid and unpaid sources to market the platform.  We also invest in public relations to build our brand and visibility.  We are constantly seeking new methods to reach more potential members.

We attract members in a variety of ways, including advertising, search engine results and word-of-mouth referrals.  In addition, PMI and the platform have been featured in a variety of media outlets, including television and print media.

We continuously measure website visitor-to-member conversion.  We test graphics and layout alternatives in order to improve website conversion.  We also seek to customize the website to our members’ needs whenever possible.  We carefully analyze visitor website usage to understand and overcome barriers to conversion.

From time to time, we may conduct special promotions to increase the participation of existing members on the platform or to attract new members.  These promotions could include offering special incentives for registering as a lender or a borrower, posting a loan listing, moving money onto the platform, placing bids on loan listings or successfully bidding on a loan listing.  The incentives could include cash bonuses or rebates or fee discounts or waivers. These promotions may be offered to all customers for all products or could be restricted to particular products or types of customers.  For example, we could conduct a special promotion to attract customers who come to our site through a marketing partnership we have with another company.

For the years ended December 31, 2011 and 2010, PMI spent approximately $2.0 million and $634.9 thousand, respectively, on marketing.

Technology

Our system hardware is located in a hosting facility in San Francisco, California, owned and operated by Rincon 365 Borrower, LLC under an agreement that expires in August 2014.  Generally, unless either party delivers a termination notice, the agreement is automatically renewable for three year terms.  The facility provides around-the-clock security personnel, video surveillance and biometric access screening and is serviced by onsite electrical generators and fire detection and suppression systems.  The facility has multiple interconnects to the Internet, and we use Internap Network Services Corporation as our Internet service provider.  We also maintain off-site backups at a secure, Tier 1 data center in Las Vegas, Nevada. We back up all customer data daily and replicate this data offsite via an encrypted connection.

PMI owns all of the hardware deployed in support of the platform.  We continuously monitor the performance and availability of the platform.  We have a scalable infrastructure that utilizes standard techniques such as load-balancing and redundancies.

PMI has written its own accounting software to process electronic cash movements, record book entries and calculate cash balances in members’ funding accounts.  We process electronic deposits and payments by originating ACH transactions.  PMI’s software puts these transactions in the correct ACH transaction data formats and makes book entries between individual members’ accounts using a Write-Once-Read-Many (WORM) ledger system.

We and PMI have entered into a back-up servicing agreement with a loan servicing company that is willing and able to transition servicing responsibilities in the event that we and/or PMI are no longer able to service the borrower loans.  The third party is a financial services company that has extensive experience and knowledge entering into successor loan servicing agreements.

Scalability

The platform is designed and built as a highly scalable, multi-tier, redundant system.  It incorporates technologies designed to prevent any single point of failure within the data center from taking the entire system offline.  This is achieved by utilizing load-balancing technologies at the front end and business layer tiers and clustering technologies in the back-end tiers to allow scaling both horizontally and vertically depending on platform utilization.  In addition, the core network load-balancing, routing and switching infrastructure is built with fully redundant hardware and sub-second failover between those devices.

Data integrity and security

We transmit all sensitive data to and from customers and service providers using a secure transport protocol.  Communication of sensitive data via the web site to customers is secured utilizing SSL 128-bit enabled encryption certificates provided by VeriSign and Thawte, Inc.  Communication of sensitive data with service providers is secured utilizing authenticated VPN, SSL 128-bit encryption and SSH protocols depending on the service providers’ requirements.  Storage of sensitive data is encrypted utilizing AES 256-bit and 3DES 168-bit cryptographic ciphers, depending upon our service providers’ requirements and internal storage policies.  Access to the data by PMI’s employees is restricted based upon a least-privilege principle such that employees have access only to the information and systems needed to perform their function.  In the event of disaster, data is repeatedly stored securely at an offsite data center.

We protect the security of the platform using a multilayered defense strategy incorporating several different security technologies and points of monitoring.  At the perimeter of the network, multi-function security technologies implement firewall, intrusion prevention, anti-virus and anti-spam threat management techniques.  Internally, the network and hosts are segmented by function with another layer of firewalls and traffic inspection devices.  At the host level, the platform utilizes host based intrusion prevention, anti-virus, anti-spyware, and application control systems.  Logging and monitoring for network security devices is done in real-time with notifications to the appropriate staff upon any suspicious event or action that requires attention.  Logging and monitoring of host systems is done in real-time to a centralized database with web based reporting and additional notification to the appropriate staff for any remediation.

Fraud detection

We consider fraud detection to be of utmost importance to the successful operation of our business.  We employ a combination of proprietary technologies and commercially available licensed technologies and solutions to prevent and detect fraud.  We employ techniques such as knowledge based authentication, or KBA, out-of-band authentication and notification, behavioral analytics and digital fingerprinting to prevent identity fraud.  We use services from third-party vendors for user identification, credit checks and for checking customer names against the list of Specially Designated Nationals maintained by the Office of Foreign Assets Control (OFAC).  In addition, we use specialized third-party software to augment our identity fraud detection systems.  In addition, we have a dedicated team which conducts additional investigations of cases flagged for high fraud risk.  See “About the Platform—Borrower Identity and Financial Information Verification” for more information.  We also enable our lender members to report suspicious activity to us, which we may then evaluate further.

Engineering

PMI has made substantial investment in software and website development and we expect PMI to continue or increase the level of this investment as part of its strategy to help us continually improve the platform.  In addition to developing new products and maintaining an active online deployment, PMI’s technology team also performs technical competitive analysis as well as systematic product usability testing.  As of December 31 2011, PMI’s technology group consisted of seven developers, one quality assurance manager, four quality assurance contractors, two senior database administrators, one Vice President of Business Technology & Services, two network engineers, two senior business analysts, one business intelligence analyst, two product managers, one project manager, one Director of Development and the Executive Vice President of Technology and Operations.

Competition

The market for peer-to-peer lending is competitive and rapidly evolving.  We believe the following are the principal competitive factors in the peer-to-peer lending market:

•fee structure;

•website attractiveness;

•member experience, including borrower loan funding rates and lender returns;

•acceptance as a social network;

•branding; and

•ease of use.

Our primary competitors are major credit card issuers, such as JPMorgan Chase Bank, Bank of America and Citibank, other commercial banks, savings banks and consumer finance companies.  We also face competition from other peer-to-peer platforms such as LendingClub.

We may also face future competition from new companies entering our market, which may include large, established companies, such as eBay Inc., Google Inc. or Yahoo! Inc. These companies may have significantly greater financial, technical, marketing and other resources and may be able to devote greater resources to the development, promotion, sale and support of their consumer platforms.  These potential competitors may be in a stronger position to respond quickly to new technologies and may be able to undertake more extensive marketing campaigns.  These potential competitors may have more extensive potential borrower bases.  In addition, these potential competitors may have longer operating histories and greater name recognition.  Moreover, if one or more of our competitors were to merge or partner with another of our competitors or a new market entrant, the change in competitive landscape could adversely affect our ability to compete effectively.

Intellectual Property

PMI’s intellectual property rights are important to our business.  PMI relies on a combination of copyright, trade secret, trademark, and other rights, as well as confidentiality procedures and contractual provisions to protect its proprietary technology, processes and other intellectual property.

Although the protection afforded by copyright, trade secret, trademark, written agreements and common law may provide some advantages, we believe that the following factors help us to maintain a competitive advantage:

•the technological skills of PMI’s software and website development personnel;

•frequent enhancements to the platform; and

•high levels of member satisfaction.

Our competitors may develop products that are similar to our technology.  For example, our legal agreements may be copied directly from our website by others.  PMI enters into confidentiality and other written agreements with its employees, consultants and service providers, and through these and other written agreements, attempts to control access to and distribution of its software, documentation and other proprietary technology and information.  Despite these efforts to protect PMI’s proprietary rights, third parties may, in an authorized or unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute PMI’s intellectual property rights or technology or otherwise develop a product with the same functionality as PMI’s.  Policing all unauthorized use of PMI’s intellectual property rights is nearly impossible.  Therefore, we cannot be certain that the steps PMI has taken or will take in the future will prevent misappropriations of its technology or intellectual property rights.

PMI has developed its own software, and does not use software licensed by third parties, for processing electronic cash movements, recording book entries and calculating cash balances in lender members’ accounts.

Employees

We do not have any employees.  As of December 31, 2011, PMI employed 58 full-time employees.  Of these employees:

·21 were in network and engineering;

·12 were in customer services and operations, which includes the employees who conduct our collection activities;

·9 were in legal and finance;

·8 were in marketing and risk;

·6 were in institutional sales; and

·2 were in general and administrative.

None of PMI’s employees are represented by labor unions.  PMI has not experienced any work stoppages and we believe PMI’s relations with its employees are good.

Facilities

We do not lease or own any real property or equipment. Our and PMI’s headquarters, including PMI’s principal administrative, marketing, technical support and engineering functions, is located in San Francisco, California, where PMI leases workstations and conference rooms under a lease that will expire on July 31, 2013.  We believe that our existing facilities are adequate to meet our current needs, and that suitable additional alternative spaces will be available in the future on commercially reasonable terms.

Legal Proceedings

We are not currently subject to any material legal proceedings.  We are not aware of any litigation matters which have had, or are expected to have, a material adverse effect on us. PMI is the defendant in a class action lawsuit relating to its sale of loan notes prior to October 16, 2008.  For more information see “Risks Related to Us, the Platform and Our Ability to Service the Notes—PMI faces a contingent liability for securities law violations in respect of PMI Borrower Loans sold to our lender members from inception until October 16, 2008.  This contingent liability may impair its ability to perform its obligations under the Servicing Agreement”.

GOVERNMENT REGULATION

Overview

The consumer loan industry is highly regulated.  We and the borrower loans made through the platform, are subject to extensive and complex rules and regulations, as well as licensing and examination by various federal, state and local government authorities.  These authorities impose obligations and restrictions on our activities and the borrower loans made through the platform.  In particular, these rules limit the fees that may be assessed on the borrower loans, require extensive disclosure to, and consents from, applicants and borrowers, prohibit discrimination and impose multiple qualification and licensing obligations on platform activities.  Failure to comply with these requirements may result in, among other things, revocation of required licenses or registration, loss of approved status, voiding of loan contracts, indemnification liability to contract counterparties, class action lawsuits, administrative enforcement actions and civil and criminal liability.  While compliance with such requirements is at times complicated by our novel business model, we believe we are in substantial compliance with these rules and regulations.  These rules and regulations are subject to continuous change, however, and a material change could have an adverse effect on our compliance efforts and ability to operate.

Regulation and Consumer Protection Laws

State and Federal Laws and Regulations

State Licensing Requirements.  PMI holds consumer lending licenses or similar authorizations in 16 states.  PMI is subject to supervision and examination by the state regulatory authorities that administer the state lending laws.  The licensing statutes vary from state to state and variously prescribe or impose recordkeeping requirements; restrictions on loan origination and servicing practices, including limits on finance charges and the type, amount and manner of charging fees; disclosure requirements; requirements that licensees submit to periodic examination; surety bond and minimum specified net worth requirements; periodic financial reporting requirements; notification requirements for changes in principal officers, stock ownership or corporate control; restrictions on advertising; and requirements that loan forms be submitted for review.

WebBank is a Utah-chartered industrial bank organized under Title 7, Chapter 8 of the Utah Code and has its deposits insured by the Federal Deposit Insurance Corporation, or FDIC.  WebBank is subject to supervision and examination by the Utah Department of Financial Institutions and the FDIC.  Applicable federal law preempts state usury limitations and allows FDIC-insured depository institutions, such as WebBank, to “export” the interest rates permitted under the laws of the state where the bank is located when making loans to borrowers who reside in other states, regardless of the usury limitations imposed by the state law of the borrower’s residence.  WebBank is located in Utah, and Utah law does not limit the amount of interest that may be charged on loans of the type offered through the platform.  A few jurisdictions have elected to opt out of the federal usury preemption available to state-chartered, FDIC-insured banks.  To the extent that a WebBank borrower loan is deemed to be “made” in such a jurisdiction, the loan would be subject to the maximum interest rate limit of such jurisdiction.

Truth-in-Lending Act.  The federal Truth-in-Lending Act (TILA), and the regulation issued by the Federal Reserve Board implementing the TILA, Regulation Z, requires disclosure of, among other things, the annual percentage rate, the finance charge, the amount financed, the number of payments, and the amount of the monthly payment on consumer loans.  WebBank provides borrowers with a TILA disclosure form when borrower loans are originated and seeks to comply with TILA’s disclosure requirements relating to credit advertising.

Equal Credit Opportunity Act.  The federal Equal Credit Opportunity Act (ECOA) and the regulation issued by the Federal Reserve Board implementing the ECOA, Regulation B, prohibit discrimination in any aspect of a credit transaction on the basis of race, color, religion, national origin, sex, marital status, age (with certain limited exceptions), because all or part of the applicant’s income derives from any public assistance program, or because the applicant has in good faith exercised any right under the Consumer Credit Protection Act.  We and WebBank comply with the ECOA’s nondiscrimination requirements, and the lender registration agreement requires lender members to comply with the ECOA in their bidding practices.  We also require individual group leaders who form groups to comply with the ECOA in that they are prohibited from excluding individuals from membership in a group on a prohibited basis.

The ECOA also requires creditors to provide consumers with notice of adverse action taken on credit applications, giving the consumer the principal reasons why adverse action was taken.  We and WebBank provides prospective borrowers who attempt but fail to obtain a borrower loan through the platform with an adverse action notice in compliance with the ECOA’s requirements.

Fair Credit Reporting Act.  The federal Fair Credit Reporting Act (FCRA), administered by the Federal Trade Commission, promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies.  In addition to requirements on credit bureaus, the FCRA requires that users of consumer credit reports have a permissible purpose to obtain a credit report on a consumer and that persons who furnish loan payment information to credit bureaus report such information accurately.  The FCRA also has disclosure requirements for creditors who take adverse action on credit applications based on information contained in a credit report.  Prosper Funding LLC and WebBank have a permissible purpose for obtaining credit reports on borrower members and we report loan payment and delinquency information to the credit bureaus in compliance with the FCRA.  Our and WebBank’s adverse action notices contain the disclosures required by the FCRA.

Fair Debt Collection Practices Act.  The federal Fair Debt Collection Practices Act (FDCPA) provides guidelines and limitations on the conduct of third party debt collectors in connection with the collection of consumer debts.  The FDCPA limits certain communications with third parties, imposes notice and debt validation requirements, and prohibits threatening, harassing or abusive conduct in the course of debt collection.  While the FDCPA applies to third party debt collectors, debt collection laws of certain states, including California, impose similar requirements on creditors who collect their own debts.  In order to ensure compliance with the FDCPA, we have contracted with professional third party debt collection agencies to engage in debt collection activities.  Our agreements with lender members and group leaders prohibit registered lender members and group leaders from attempting to directly collect on the Notes, and we  have established procedures to ensure that lender members and group leaders do not attempt to collect on the Notes themselves.

Servicemembers Civil Relief Act.  The federal Servicemembers Civil Relief Act (SCRA) allows military members to suspend or postpone certain civil obligations so that military members can devote their full attention to military duties.  In accordance with the SCRA, we must adjust the interest rate of borrowers on active duty and other military personnel who qualify for and request relief.  If a borrower with an outstanding borrower loan is called to active military duty, we will reduce the interest rate on the borrower loan to 6% for the duration of the borrower’s active duty.  During this period, the holders of the corresponding Notes will not receive the difference between 6% and the interest rate on the Notes.  For borrowers to obtain an interest rate reduction on a borrower loan due to military service, we require the borrowers to send us a written request and a copy of the borrower’s mobilization orders.  We do not take military service into account in assigning Prosper Ratings to listings.

Other Lending Regulations.  We are subject to and seek to comply with other state and federal laws and regulations applicable to consumer lending, including additional requirements relating to loan disclosure, credit discrimination, credit reporting, debt collection and unfair, deceptive or abusive business practices.  These laws and regulations may be enforced by state consumer credit regulatory agencies, state attorneys general, the Federal Trade Commission, and private litigants, among others.  Given our novel business model and the subjective nature of some of these laws and regulations, particularly laws regulating unfair or deceptive business practices, we may become subject to regulatory scrutiny or legal challenge with respect to our compliance with these requirements.

Electronic Funds Transfer Act.  The federal Electronic Funds Transfer Act (EFTA) and the regulation issued by the Federal Reserve Board implementing the EFTA, Regulation E, place guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts, including preauthorized electronic fund transfers from consumers’ accounts to make loan payments.  Most transfers of funds in connection with the origination and repayment of Notes and bidding on the platform are done by Automated Clearing House (ACH) electronic transfers of funds subject to detailed timing and notification rules and guidelines administered by the National Automated Clearinghouse Association (NACHA).  Transfers of funds on the platform are done in conformity with the EFTA and its regulations, as well as NACHA guidelines.

Electronic Signatures in Global and National Commerce Act.  The federal Electronic Signatures in Global and National Commerce Act (ESIGN) and similar state laws authorize the creation of legally binding and enforceable agreements, including electronic loan agreements, utilizing electronic records and electronic signatures.  ESIGN imposes special requirements on businesses that want to use electronic records or signatures in consumer transactions, and requires businesses to obtain from consumers electronic consent or confirmation to receive information electronically that a law requires be in writing.  When a platform participant registers on the platform, we obtain his or her consent to transact business electronically with Prosper and WebBank and maintain electronic records in compliance with ESIGN requirements.

Privacy and Data Security Laws.  The federal Gramm-Leach-Bliley Act (GLBA) limits the disclosure of nonpublic personal information about a consumer to nonaffiliated third parties and requires financial institutions to disclose certain privacy policies and practices with respect to its information sharing with both affiliates and nonaffiliated third parties.  A number of states have enacted privacy and data security laws requiring safeguards on the privacy and security of consumers’ personally identifiable information.  Our privacy policy conforms to GLBA requirements, we have policies and procedures intended to maintain platform participants’ personal information securely, and we do not sell or rent such information to third parties for marketing purposes.

OFAC and Bank Secrecy Act.  We check customer names against the list of Specially Designated Nationals maintained by the Office of Foreign Assets Control (OFAC).  We have also instituted procedures to comply with the anti-money laundering requirements of the USA PATRIOT Act and the Bank Secrecy Act.

State Securities Laws.  We are subject to the securities laws of each state in which our registration or qualification to offer and sell the Notes has been approved.  Certain of these state laws require us to renew our registration or qualification on an annual basis.  In August 2010 and October 2011, PMI was inadvertently late in filing applications to renew its registrations or qualifications in several states.  Although all of these renewal applications were approved, PMI agreed to pay the following penalties in connection with the late filings: (i) $300 to the State of Washington; (ii) $25,000 to the State of California; (iii) $5,000 to the State of Connecticut; (iv) $500 to the State of Illinois; and (v) $5,000 to the State of Maine.  In addition, the Florida Office of Financial Regulation required PMI to make a rescission offer to any Florida resident who purchased a note from PMI during the period in which PMI inadvertently allowed its registration in Florida to expire.  PMI made this rescission offer on February 4, 2011.  The offer expired on March 6, 2011, and on March 20, 2011, PMI repurchased $21,900 of Notes from persons who accepted the rescission offer.

Foreign Laws and Regulations

We do not permit non-U.S. residents to register as members on the platform and we do not operate outside the United States.  Therefore, we are not subject to foreign laws or regulations.

States We Currently Operate In

The platform operates online only and is available to borrower members in all states except Iowa, Maine and North Dakota.  We are seeking to register or qualify our offer and sale of the Notes in each of the 50 states as well as Washington D.C, and we will offer the Notes in each jurisdiction where we obtain such qualification or where such registration is declared effective, subject to any applicable state suitability requirements.

MANAGEMENT

The following table sets forth information about our executive officers and directors as of the date of this prospectus:

Name	Age	Position(s)

Joseph L. Toms	53	President and Director

Sachin D. Adarkar	45	Secretary and Director

Kirk T. Inglis	45	Vice President, Treasurer and Director

Bernard J. Angelo	42	Director

Kevin P. Burns	42	Director

Joseph Toms has served as our Chief Investment Officer since June 2011. Prior to joining Prosper, Mr. Toms served as the Managing Director of LendingClub Advisors from September 2010 to June 2011, where he was responsible for investment, sales and marketing strategies and investment research. Previously, he served as President and CIO of Compass Global Advisors, a $2 billion dollar Fund of Fund from 2008 to 2009, and was a Director for various RAB Capital Funds from 2007 to 2008. Mr. Toms was also the Founder, Chief Investment Officer, President, and Managing Principal of Hilspen Capital Management, LLC from 1996 to 2010. From 1985 to 1996, Mr. Toms served in various capacities at Fisher Investments, which included Director of Research and Senior Vice President, as well as being one of Fisher Investments’ original shareholders and employees. Mr. Toms holds a Bachelor of Arts degree in Political Science from the University of California, Santa Barbara.

Sachin D. Adarkar is our Secretary and one of our directors.  Mr. Adarkar has served as PMI’s General Counsel since August 2009.  Prior to joining PMI, he was at the law firm of Sonnenschein, Nath & Rosenthal LLP in Palo Alto, CA from 2007 until 2009.   Prior to joining Sonnenschein, Mr. Adarkar served as Vice President and Deputy General Counsel of GreenPoint Mortgage Funding, Inc., a wholesale mortgage lender in Novato, CA, from 2003 until 2007.  Prior to joining GreenPoint, Mr. Adarkar spent several years practicing with the law firms of Gibson Dunn & Crutcher LLP and Howard Rice Nemerovski Canady Falk & Rabkin, both in San Francisco, and also served as Vice President and General Counsel of Valley Media, Inc., a music and video distributor.  Mr. Adarkar has a J.D. from UCLA, an M.A. from the University of California at Berkeley and a B.A., cum laude, from Georgetown University. We believe that Mr. Adarkar’s financial and compliance expertise, including his experience with financial service companies and lending companies, as well as his general operational and management experience, give him the qualifications and skills to serve as a director.

Kirk T. Inglis is our Vice President and Treasurer and is one of our directors. Mr. Inglis has served as PMI’s Chief Financial Officer since November 2006 and as its Chief Operating Officer since June 2009.  Prior to joining PMI in 2006, he worked as a consultant for Wells Fargo Bank, N.A., consulting on the effectiveness of their online marketing program.  From 1994 to 2003, Mr. Inglis served in various positions with Providian Financial Corporation.  At Providian, Mr. Inglis served as President of First Select Corporation, the largest purchaser of charged-off credit card debt in the United States, from 2000 to 2001.  In addition, he served as Chief Financial Officer of GetSmart.com following its acquisition by Providian in 1999.  Mr. Inglis also developed the financial planning and control infrastructure for Providian Financial Corporation following the spin-off from its parent company in 1996.  Mr. Inglis holds an M.B.A. from Memphis State University and a B.A. from the University of Texas at Austin.  We believe that Mr. Inglis’ financial and business expertise, including his experience with the consumer credit industry, as well as his general operational and management experience, give him the qualifications and skills to serve as a director.

Bernard J. Angelo has served on our board of directors since March of 2012. Mr. Angelo joined Global Securitization Services, LLC (“Global Securitization”) in April 1997 and has extensive experience in managing commercial paper and medium term note programs.  In addition to his administrative skills, he has over twelve years of experience in both the business and legal side of structured finance. At Global Securitization, Mr. Angelo has been active in assisting clients and their legal counsel during the structuring phase of their transactions as well as assimilating bank sponsored commercial paper programs into the operating matrix at Global Securitization.  Prior to joining Global Securitization, Mr. Angelo was an Assistant Vice President at Bankers Trust Company from January 1993 to April 1997 where he was responsible for oversight of the treasury and accounting functions on the Corporate Trust side of structured transactions managed by the bank.  Mr. Angelo currently also serves on the board of ATAX TEBS I, LLC, Bay View Deposit Corporation, BEC Funding II LLC, Carmax Auto Funding LLC, CEC Funding LLC, CenterPoint Energy Transition Bond Company II, LLC, CenterPoint Energy Transition Bond Company III, LLC, CenterPoint Energy Transition Bond Company LLC, Ford Credit Auto Receivables Two LLC, National City Mortgage Capital LLC, PG&E Energy Recovery Funding LLC, and World Omni Auto Receivables LLC.  He has a B.S. in Finance from Siena College.  We believe that Mr. Angelo’s experience in structured finance as well as his general management experience, give him the qualifications and skills to serve as a director.

Kevin P. Burns has served on our board of directors since March of 2012.  Mr. Burns is a co-founder of Global Securitization and has twenty years of direct experience in managing special purpose vehicles.  Mr. Burns’ broad experience in the sophisticated uses of SPV’s is a resource that benefits the firm’s clients and their advisors as they structure and launch finance programs.  Prior to co-founding Global Securitization, Mr. Burns spent over four years with Lord Securities Corporation where he became a Director and Vice President.  He developed his expertise while managing all of the firm’s asset backed commercial paper administration efforts.  Mr. Burns is a graduate of the University of Notre Dame with degrees in Philosophy, Finance and Business Economics.  Mr. Burns currently also serves on the board of Chesapeake Finance Holdings LLC, Deutsche Alt-A Securities, Inc., Deutsche Mortgage Securities, Inc., Ford Credit Auto Receivables Two LLC, Volkswagen Auto Lease/Loan Underwriting Funding, LLC, Volkswagen Dealer Finance, LLC, and Volkswagen Public Auto Loan Securitization LLC.  We believe that Mr. Burns’ experience in structured finance as well as his general management experience, give him the qualifications and skills to serve as a director.

 Director Attributes

Our goal is to assemble a board of directors that operates cohesively and works with management in a constructive way. We believe that our directors possess valuable experience and the knowledge necessary to guide our business. Our current board of directors consists of individuals with proven records of success in their chosen professions. They all have the highest integrity and a keen intellect. They are collegial yet independent in their thinking, and are committed to the hard work necessary to be informed about the lending industry, our company, and its key constituents, including borrower members, lender members, stockholders and management.

Director Compensation

On March 1, 2012, we, PMI, Global Securitization Services, LLC (“GSS”), and our independent directors, Kevin Burns and Bernard Angelo, who are employees of GSS and whom we refer to as the “GSS representatives”, entered into a Services and Indemnity Agreement (the “GSS Agreement”), pursuant to which, among other things, (i) GSS and the GSS representatives agreed that the GSS representatives would serve as our independent directors, and (ii) we agreed to compensate GSS for providing such independent director services.  We do not compensate any of our directors other than the GSS representatives for service on our board.

Limitations on Officers’ and Directors’ Liability and Indemnification Agreements

Our limited liability company agreement (the “LLC Agreement”) provides that, to the fullest extent permitted by applicable law, our directors and officers will not be liable to us for, and shall be indemnified by us against, any loss, damage or claim incurred by reason of any act or omission performed or omitted by such officer or director in good faith on our behalf and in a manner reasonably believed to be within the scope of the authority conferred on the officer or director by the LLC Agreement, except for any loss, damage or claim incurred by reason of the officer’s or director’s gross negligence or willful misconduct; provided, however, that any such indemnity shall be provided out of and to the extent of our assets only.  In addition, the LLC Agreement provides that, to the fullest extent permitted by applicable law, we may advance any expenses incurred by an officer or director defending any claim, demand, action, suit or proceeding prior to its final disposition, upon our receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is determined that the officer or director is not entitled to be indemnified under the LLC Agreement.  We will not pay any such indemnification from any borrower loan collections that are allocable to the payment of Notes

Under the GSS Agreement, PMI has agreed to indemnify the GSS Representatives and GSS (collectively, the “Indemnitees”) against any loss, damage or claim incurred by the Indemnitees as a result of the GSS Representatives’ service as independent directors for us or by reason of any act or omission performed or omitted by the GSS Representatives as our independent directors, except for any loss, damage or claim incurred by reason of the GSS Representative’s gross negligence or willful misconduct.  If any proceeding is asserted against the Indemnitees for which they may be indemnified under the GSS Agreement, PMI will retain and direct counsel to defend such action and will be responsible for paying all reasonable fees and disbursements of such counsel.  The Indemnitees have the right to approve such counsel, but may not unreasonably withhold approval.  If a court of competent jurisdiction determines that an Indemnitee is not entitled to indemnification under the GSS Agreement, GSS must repay any amounts paid by PMI to or on behalf of such Indemnitee in connection with those matters as to which it has been determined that such Indemnitee is not entitled to indemnification.

We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.  To the extent these provisions permit us to indemnify our officers and directors for liabilities arising under the Securities Act, however, we have been informed by the SEC that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

We do not compensate any of our officers.

TRANSACTIONS WITH RELATED PARTIES

Prosper Funding LLC and PMI have entered into a Servicing Agreement pursuant to which PMI has licensed to Prosper Funding LLC the right to operate the platform and Prosper Funding LLC has appointed PMI to provide certain administrative services and to service all borrower loans and Notes.  Prosper Funding LLC and PMI have also entered into a related back-up servicing agreement with a third-party loan administrator.  See “Summary of Indenture, Form of Notes and Servicing Agreement— Servicing Agreement” for more information.

We have not engaged in any other transactions with our directors, executive officers, holders of more than 5% of our voting securities, or immediate family members or other affiliates of our directors, executive officers or 5% stockholders.

Indemnification Agreements

Under our organizational documents, we are required to indemnify our directors and officers in certain instances.   For more information, see “Management—Limitations on Officers’ and Directors’ Liability and Indemnification Agreements”.

PRINCIPAL SECURITYHOLDERS

PMI is the sole member of, and holds a 100% equity interest in, Prosper Funding LLC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This management’s discussion and analysis of financial condition or MD&A, contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. This discussion should be read in conjunction with our balance sheet and related notes thereto and the other disclosures contained elsewhere in this report.

Overview

Prosper Funding LLC (“the Company”, “we”, “us”, “our”) plans to operate a peer-to-peer online credit platform, which we refer to as the “platform,” that will enable its borrower members to borrow money and its lender members to purchase Borrower Payment Dependent Notes (“Notes”), issued by Prosper Funding LLC, the proceeds of which facilitate the funding of borrower loans made to borrower members.

We were formed in the state of Delaware in February 2012 as a limited liability company with our sole equity member being Prosper Marketplace, Inc., which we refer to as “PMI.” We were formed by PMI to hold the borrower loans and issue the Notes.  Although we will be consolidated with PMI for accounting and tax purposes, we have been organized and will be operated in a manner that is intended to minimize the likelihood that we would be substantively consolidated with PMI in a bankruptcy proceeding.  Our intention is to minimize the likelihood that our assets would be subject to claims by PMI’s creditors if PMI were to file for bankruptcy, as well as to minimize the likelihood that we will become subject to bankruptcy proceedings directly.  We achieve this by placing certain restrictions on our activities and implementing certain formal procedures designed to expressly reinforce our status as a distinct corporate entity from PMI.

PMI developed the platform and owns the proprietary technology that makes operation of the platform possible.   We have entered into a Servicing Agreement with PMI pursuant to which PMI has licensed to us the right to operate the platform, and we have appointed PMI to provide certain administrative services relating to the platform (the “Servicing Agreement”).  We have not commenced operations as of the date of the financial statements included in this prospectus.  Currently, PMI operates the platform facilitating the origination of loans by WebBank through the platform.  Subsequently, these loans are purchased and held by PMI which issues and sells Notes corresponding to those loans.  We refer to borrower loans originated and notes issued and sold through the platform prior to the commencement of our offering as “PMI Borrower Loans” and “PMI Notes”, respectively.  Upon commencement of our operations we will facilitate the lending and borrowing activities and act as an agent to the lender members by maintaining the online marketplace licensed to us by PMI and holding those borrower loans and Notes.

Although we are newly formed and have no operating history, the platform will be operated in a manner that is substantially identical to how it was operated by PMI, and the Notes will be substantially identical to PMI Notes resulting in minimal impact to borrower and lender members.  Shortly after this registration statement is declared effective, the Company will operate the platform pursuant to the license obtained from PMI and begin issuing the notes and suspend the offering of PMI Notes.

Trends and Uncertainties

PMI has originated peer-to-peer loans since 2005 and, upon commencement of operations, new origination activity will be assumed by the Company and the performance of loans may not be consistent with the historical trends demonstrated by PMI Borrower Loans. During 2011, PMI increased its origination volume consistently month over month in terms of both units and total dollar amounts. Upon commencement of operations, we hope to continue a similar trend of growth as our borrower and lender bases continue to broaden. In addition, over time we expect our lender base to grow as we gain more exposure to potential lenders, and establish our Notes as a viable investment alternative.

Our operating plan calls for a strategy of increasing transaction volume to increase revenue. The Company will generate revenue under the terms of the Servicing Agreement which includes origination fees from borrower members and servicing fees from lender members which are described more fully in the Notes to the Financial Statement included elsewhere in this registration statement.

The peer-to-peer lending industry remains a very innovative and unique industry, and the application of federal and state laws in areas such as securities and consumer finance to our business is still evolving. We will continue to monitor this evolution actively in order to identify and respond quickly to any legislative or regulatory developments that may impact our platform.

Results of Operations

Prosper Funding LLC is newly formed and has not commenced operations and has no operating history.  We have not begun originating borrower loans and issuing related lender notes. We have not collected any servicing fees or any origination fees.

Future Critical Accounting Policies and Estimates

We have not commenced operations as of the date of the balance sheet included herein.  In preparing our financial statements, we are required to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the related disclosures.  We have based these estimates on the historical experience of PMI and on various other assumptions that we believe to be reasonable under the circumstances.  Actual results could differ from those estimates.  Our significant accounting policies which may include revenue recognition and fair value measurement for borrower loans and Notes are more fully described in the notes to our balance sheet included elsewhere in this prospectus.

Critical accounting policies are those policies that we believe present the most complex or subjective measurements and have the most potential to impact our financial position and operating results.  While all decisions regarding accounting policies are important, we believe that the following policies could be considered critical.

Revenue Recognition

Upon commencement of operations, the Company’s revenue recognition policy will be in accordance with ASC Topic 605, Revenue Recognition.  Under ASC Topic 605, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price of the services is fixed and determinable and collectability is reasonably assured.

Origination Fees

Origination fees are a percentage of the amount borrowed varying by Prosper Rating and recognized when the borrower loan is funded to the borrower.

Loan servicing fees

Loan servicing revenue includes monthly loan servicing fees and non-sufficient funds (“NSF”) fees on loans.  Loan servicing fees are accrued daily based on the current outstanding loan principal balance of the borrower loan but are not recognized until payment is received due to the uncertainty of collection of borrower loan payments. Our servicing fee is currently equal to 1.0% of the outstanding principal balance of the corresponding borrower loan.  Prosper charges a NSF fee to borrowers for the first failed payment of each billing period.  NSF fees are charged to the borrower and collected and recognized immediately.

Interest income (expense) on Borrower Loans receivable and Payment Dependent Notes

We recognize interest income on our borrower loan receivable using the accrual method based on the stated interest rate to the extent that we believe it to be collectable.  We record interest expense on the corresponding Note based on the contractual interest rate.

Fair Value Measurement

Under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 820 Fair Value Measurements and Disclosures, we determine the fair values of our financial instruments based on the fair value hierarchy established in that standard, which requires an entity to maximize the use of quoted prices and observable inputs and to minimize the use of unobservable inputs when measuring fair value. We use various valuation techniques depending on the nature of the financial instrument, including the use of market prices for identical or similar instruments, or discounted cash flow models.  When possible, active and observable market data for identical or similar financial instruments are utilized. Alternatively, we may determine fair value using assumptions that we believe a market participant would use in pricing the asset or liability.

After we commence operations, our financial instruments will consist principally of cash and cash equivalents, restricted cash, borrower loans, accounts payable and accrued liabilities and Notes.  The estimated fair values of cash and cash equivalents, restricted cash, accounts payable and accrued liabilities approximate their carrying values because of their short term nature.

Upon commencement of our operations, we will begin to purchase borrower loans originated through the platform and issue Notes, and we will account for borrower loans and Notes on a fair value basis.

Borrower Loans and Notes

Once we begin operations, we will purchase borrower loans from WebBank and, except as may otherwise be determined in connection with the servicing of any borrower loan, will hold the borrower loans until maturity.  We will also issue Notes to the lender members to fund our purchase of borrower loans.  Our obligation to repay the Notes is conditioned upon the repayment of the associated borrower loan owned by us.  We will carry the borrower loans and Notes on our balance sheet as assets and liabilities, respectively.

In conjunction with our commencement of operations, we will adopt the provisions of ASC Topic 825, Financial Instruments.  ASC Topic 825 permits companies to choose to measure certain financial instruments and certain other items at fair value.  The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings.  We apply the provisions of ASC Topic 825 to the borrower loans and Notes issued on an instrument by instrument basis.   The aggregate fair value of the borrower loans and Notes will be reported as separate line items in the assets and liabilities sections of the balance sheet using the methods described in ASC Topic 820.

We will determine the fair value of the borrower loans and Notes in accordance with the fair value hierarchy established in ASC Topic 820, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  As observable market prices will not be available for the borrower loans and Notes we will hold or for similar assets and liabilities, we believe that the borrower loans and Notes will be considered Level 3 financial instruments under ASC Topic 820.  ASC Topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

In a hypothetical transaction as of the measurement date, we believe that differences in the principal marketplace in which the borrower loans are originated and the principal marketplace in which we might offer those borrower loans may result in differences between the originated amount of the borrower loans and their fair value as of the transaction date. Changes in the fair value of borrower loans and Notes subject to the provisions of ASC Topic 820 are recognized in earnings; fees and costs associated with the origination or acquisition of borrower loans are recognized as incurred.  We will estimate the fair value of the borrower loans and Notes using a discounted cash flow methodology based upon a set of valuation assumptions we believe market participants would use for similar assets and liabilities. The main assumptions used to value the borrower loans and Notes include default rates, discount rates applied to each credit tranche/grade, prepayment rates, and recovery rates based upon historical data for PMI Loans and PMI Notes originated in prior periods.

Overall, if the fair value of the borrower loans decrease or increase due to any changes in our assumptions, there will also be a corresponding decrease or increase in the fair value of the linked Notes. As a result, the effect on the Company’s earnings of adverse changes in key assumptions is mitigated. However, the impact of these changes in fair value could have a material adverse impact on lender members’ investments in the Notes.

As we receive scheduled payments of principal and interest on the borrower loans we will in turn make principal and interest payments on the Notes.  These principal payments will reduce the carrying value of the borrower loans and Notes.  If we do not receive payments on the borrower loans, we are not obligated to and will not make payments on the Notes.  The fair value of a Note is approximately equal to the fair value of the corresponding borrower loan, less a 1.0% service fee charged to Note holders.  If the fair value of the borrower loan decreases due to our expectation regarding both the likelihood of default of the loan and the amount of loss in the event of default, there will also be a corresponding decrease in the fair value of the Note (an unrealized gain related to the Note and an unrealized loss related to the borrower loan).

Repurchase Obligation

The Company is obligated to indemnify lender members and/or repurchase certain Notes sold to lender members in the event of our violation of applicable federal, state, or local lending laws, or verifiable identify theft. The Company will estimate a provision for the repurchase obligation when operations commence and the borrower loans are funded. Repurchased Notes and borrower loans associated with violations of federal, state, or local lending laws, or verifiable identity thefts are written off at the time of repurchase.

Liquidity and Capital Resources

We will incur certain fees relating to registering or qualifying our offering and sale of Notes with federal and state securities regulators, as well as additional fees relating to obtaining any other licenses and permits that are necessary to the operation of our business.  In addition, upon commencement of the offering, we will incur certain ongoing expenses related to collateral requirements under our agreements with WebBank and Wells Fargo Bank.  Prior to the commencement of the offering, PMI will make one or more additional capital contributions to us in an aggregate amount that is sufficient to ensure that we are able to meet these expenses.  We expect the aggregate amount of these additional capital contributions to be between $1 million and $3 million.  Upon commencement of the offering, we will also incur certain recurring expenses relating to fees under our Servicing Agreement with PMI, as well as our agreements with WebBank, Wells Fargo and Foliofn Investments, Inc.  We will also incur additional expense to the extent we are required to repurchase any Notes or indemnify Note holders with respect to any such Notes.  We will pay these recurring expenses from origination and servicing fees that we earn in connection with the funding and servicing of borrower loans.  We expect that the combination of additional capital contributions and ongoing fee revenue will be sufficient for us to meet ongoing cash requirements and sustain our operations.

Off-Balance Sheet Arrangements

As of March 1, 2012, we have not engaged in any off-balance sheet financing activities.

Tabular Disclosure of Contractual Obligations

As of March 1, 2012, we do not have any material amounts due under contractual obligation.

LEGAL MATTERS

The validity of the Notes offered by this prospectus has been passed upon by Covington & Burling LLP, Washington, DC.

EXPERTS

The balance sheet of Prosper Funding LLC as of March 1, 2012 included in this Registration Statement has been audited by OUM & Co. LLP, independent registered public accounting firm, as set forth in their report herein.  The balance sheet is included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

Prosper Funding LLC
Index to Financial Statement

Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of March 1, 2012	F-3
Notes to Balance Sheet	F-4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Member of
Prosper Funding LLC

We have audited the accompanying balance sheet of Prosper Funding LLC as of March 1, 2012. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Prosper Funding LLC at March 1, 2012, in conformity with accounting principles generally accepted in the United States of America.

The Company was incorporated in the state of Delaware on February 17, 2012 and has not commenced operations.

/s/ OUM & Co. LLP

San Francisco, California
March 5, 2012

Prosper Funding LLC
Balance Sheet
March 1, 2012

ASSETS
Cash	$100
Total assets	$100

LIABILITIES AND MEMBERS' EQUITY

Members' Equity	100

Total liabilities and member’s equity	$100

See Notes to the Balance Sheet

Notes to Balance Sheet

1.	Organization and Business

Prosper Funding LLC (“the Company”, “we”, “us”, “our”) was formed in the state of Delaware in February 2012 as a limited liability company with  the sole equity member being Prosper Marketplace, Inc., which we refer to as “PMI.” Prosper Funding LLC was formed by PMI to hold the borrower loans and issue the Notes, so that, in the event of PMI’s bankruptcy, the interests of Note holders in the borrower loans should be shielded from claims by PMI’s creditors.  Protecting our assets against PMI’s bankruptcy requires our being organized and operated in a manner (i) that minimizes the likelihood that we will become subject to bankruptcy proceedings, and (ii) that minimizes the likelihood that we would be substantively consolidated with PMI, and thus having our assets subject to claims by PMI’s creditors, if PMI files for bankruptcy.  We achieve this by placing certain restrictions on our activities and implementing certain formal procedures designed to expressly reinforce our status as a distinct corporate entity from PMI.

We will operate a peer-to-peer online credit platform, which we refer to as the “platform,” that will enable the Company’s borrower members to borrow money and lender members to purchase Borrower Payment Dependent Notes (“Notes”), issued by us, the proceeds of which facilitate the funding of the loans (“Borrower Loans”) made to borrower members.  PMI developed the platform and owns the proprietary technology that makes operation of the platform possible.   We have entered into a Servicing Agreement pursuant to which PMI has licensed to us the right to operate the platform (the “Servicing Agreement”).

We have not commenced operations as of the date of this balance sheet.  Currently PMI operates the platform facilitating the origination of loans by WebBank through the platform and issues and sells notes corresponding to those loans which are held by PMI.  Upon commencement of our operations we will facilitate the lending and borrowing activities and act as an agent to the lender members by maintaining the online marketplace licensed to us by PMI.

2.	Summary of Significant Accounting Policies

 Basis of Presentation

The preparation of the balance sheet was in conformity with accounting principles generally accepted in the United States.

The Company has not commenced operations as of the date of the financials.  Accordingly, statements of operations and statements of cash flows have not been presented.

Federal Income Taxes

As a limited liability company, Prosper Funding LLC will be classified as a disregarded pass through entity for U.S. federal income tax purposes.  Accordingly, the Company will not incur federal or state tax liabilities; rather, interest, gains and losses are “passed through” to the consolidated United States and applicable state information tax returns of PMI.

Cash

The Company maintains cash deposits in a bank which may exceed the amount of deposit insurance available. Management periodically assesses the financial condition of the bank and believes that any potential credit loss is minimal.

3.	Servicing Agreement

Under the terms of the Servicing Agreement, PMI has licensed to us the right to operate the peer-to-peer online credit platform to originate and service borrower loans and Notes.  Under the Servicing Agreement, PMI has agreed to service each borrower loan and the corresponding Notes.  Each Note holder is required to pay Prosper Funding LLC a servicing fee together with any non-sufficient funds fees for failed borrower payments.  In addition, we receive payments from WebBank equal to the origination fees charged by WebBank on borrower loans as compensation for our loan origination activities on WebBank’s behalf.  The Company has agreed to compensate PMI for its services under the Servicing Agreement by paying PMI all such servicing, non-sufficient fund fees and origination fees that we receive, net of a specified portion that we will retain for our own account.  The Company will also be obligated to reimburse PMI for any expenses that PMI advances on behalf of the Company.

The Company will repurchase a series of Notes or indemnify lender members in certain circumstances where a material default occurs due to verifiable identity theft or in the event of a breach of our other representations and warranties under the lender registration agreement pertaining to the Note.

4.	Related Party

We are a wholly-owned subsidiary of PMI.  PMI developed our platform and owns the proprietary technology that makes operation of our platform possible.  As noted above, we have entered into a Servicing Agreement with PMI pursuant to which PMI has licensed to us the right to operate the platform, and we have appointed PMI to provide certain administrative services relating to the platform.  PMI will manage the daily business operations of Prosper Funding LLC and provide a number of related administrative services.

5.	Commitments and Contingencies

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties which provide general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. The Company expects the risk of any future obligation under these indemnifications to be remote.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by Prosper Funding LLC. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$57,300
Accountants’ fees and expenses	15,000
Legal fees and expenses	175,000
Blue Sky fees and expenses	60,000
Miscellaneous	-
Total Expenses	$307,300

Item 14. Indemnification of Directors and Officers

Our limited liability company agreement (the “LLC Agreement”) provides that, to the fullest extent permitted by applicable law, our directors and officers will be indemnified by us against, any loss, damage or claim incurred by reason of any act or omission performed or omitted by such officer or director in good faith on our behalf and in a manner reasonably believed to be within the scope of the authority conferred on the officer or director by the LLC Agreement, except for any loss, damage or claim incurred by reason of the officer’s or director’s gross negligence or willful misconduct; provided, however, that any such indemnity shall be provided out of and to the extent of our assets only.  In addition, the LLC Agreement provides that, to the fullest extent permitted by applicable law, we may advance any expenses incurred by an officer or director defending any claim, demand, action, suit or proceeding prior to its final disposition, upon our receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is determined that the officer or director is not entitled to be indemnified under the LLC Agreement.  We will not pay any such indemnification from any borrower loan collections that are allocable to the payment of Notes.

We and PMI have entered into a Services and Indemnity Agreement with Global Securitization Services, LLC and our independent directors, Kevin Burns and Bernard Angelo, whom we refer to as the GSS representatives.  Under this agreement, PMI has agreed to indemnify each of the GSS representatives against any loss, damage or claim incurred by him as a result of serving as an independent director for us or by reason of any act or omission performed or omitted by him as one of our independent directors, except for any loss, damage or claim incurred by reason of the GSS representative’s gross negligence or willful misconduct.  We will not pay any such indemnification from any borrower loan collections that are allocable to the payment of Notes.

We believe these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.  To the extent these provisions permit us to indemnify our officers and directors for liabilities arising under the Securities Act of 1933, as amended, however, we has been informed by the SEC that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.  Recent Sales of Unregistered Securities

Issuances of Equity Interest

Set forth below is information regarding equity interests issued by us since our inception.  Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.  No underwriters were involved in the sale of any of the securities set forth below.

On March 1, 2012, we issued and sold to PMI a 100% equity interest for consideration of $100.  These securities were sold in reliance on the exemption from the registration requirements of the Securities Act as set forth in Section 4(2) of the Securities Act  relative to sales by an issuer not involving a public offering.

Item 16.  Exhibits and Financial Statements Schedules
(a)
Exhibits

See the Index to Exhibits attached to this registration statement, which is incorporated by reference herein.

(b)
Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.  That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.  Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii.  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii.  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv.  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

6.  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on the 20th day of April, 2012.

PROSPER FUNDING LLC.

By:	/s/ Joseph L. Toms
Joseph L. Toms
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Kirk T. Inglis and Sachin D. Adarkar and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for her and in her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Joseph L. Toms	President (principal executive officer);	April 20, 2012
Joseph L. Toms

/s/ Kirk T. Inglis	Vice President and Treasurer (principal financial and accounting officer); Director	April 20, 2012
Kirk T. Inglis

/s/ Sachin D. Adarkar	Secretary; Director	April 20, 2012
Sachin D. Adarkar

/s/ Bernard J. Angelo	Director	April 20, 2012
Bernard J. Angelo

/s/ Kevin P. Burns	Director	April 20, 2012
Kevin P. Burns

S-1

 EXHIBIT INDEX
Exhibit Number	Description
3.1	Limited Liability Company Agreement of Prosper Funding LLC, dated March 1, 2012 (3)

3.2	Certificate of Formation

4.1	Form of Borrower Payment Dependent Note (included as Exhibit A in Exhibit 4.2)

4.2	Form of Indenture, dated ____________, 2012, between Prosper Funding LLC and Wells Fargo Bank, National Association (3)

5.1	Opinion of Covington & Burling LLP (1)

8.1	Opinion of Covington & Burling LLP (1)

10.1	Form of Borrower Registration Agreement (1)

10.2	Form of Lender Registration Agreement (1)

10.3	Prosper-CSC Logic Processing Agreement, dated ____________, between CSC Logic, Prosper Marketplace, Inc. and Prosper Funding LLC (1)

10.4	Form of Servicing Agreement between Prosper Funding LLC and Prosper Marketplace, Inc., dated ___________, 2012 (2)(3)

10.5	Servicing and Indemnity Agreement, dated March 1, 2012, between Global Securities Services, LLC, Kevin Burns, Bernard Angelo, Prosper Marketplace, Inc. (2)

10.6	Loan Sale Agreement, dated ______________, 2012, between WebBank and Prosper Funding LLC(1)

10.7	Hosting Services Agreement, dated ___________, 2012, between FOLIOfn Investments, Inc. and Prosper Funding LLC (1)

10.8	Prosper-Folio Services Agreement, dated ______________, 2012, between FOLIOfn Investments, Inc. and Prosper Funding LLC (1)

10.9	Prosper-Folio Software License Agreement, dated ________________, 2012, between FOLIOfn Investments, Inc. and Prosper Funding LLC (1)

23.1	Consent of OUM & Co. LLP, an independent registered public accounting firm

23.2	Consent of Covington & Burling LLP (included in Exhibits 5.1 and 8.1)

24.1	Power of Attorney (see page S-1 of this prospectus)

25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under the Indenture

(1)	To be filed subsequently.
(2)	Certain portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406 of the Securities Act.
(3)	Previously filed

E-1